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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
BUTLER MANUFACTURING COMPANY
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, no par value, of Butler Manufacturing Company
(2)	Aggregate number of securities to which transaction applies:
        6,431,382 shares of Butler Common Stock, which includes 97,000 shares of Butler Common Stock underlying stock options that have an exercise price per share less than $22.50 that may be cashed out in connection with the merger.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        $22.50, which represents the price per share of Butler Common Stock to be paid in the merger.

	(4)	Proposed maximum aggregate value of transaction: $144,706,095
	(5)	Total fee paid: $18,335
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY MATERIALS

[BUTLER LOGO]
1540 Genessee Street
(P.O. Box 419917)
Kansas City, Missouri 64102

February     , 2004

To the Stockholders:

        You are cordially invited to attend the special meeting of stockholders of Butler Manufacturing Company, a Delaware corporation ("Butler"), to be held on                        ,                         , 2004, at             a.m./p.m. local time, at                        .

        At the special meeting you will be asked to vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of February 15, 2004 (the "Merger Agreement"), pursuant to which BlueScope Steel Limited, a corporation organized under the laws of Australia, has agreed to acquire Butler. If Butler stockholders approve and adopt the Merger Agreement and the merger is completed, each of your shares of Butler common stock will be automatically canceled and converted into the right to receive $22.50 in cash without interest.

        Butler's board of directors has unanimously determined that the Merger Agreement is advisable and approved the Merger Agreement and recommends that Butler stockholders vote "FOR" approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement.

        The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. Please give this material your careful attention. You may also obtain more information about Butler from documents it has filed with the Securities and Exchange Commission.

        Butler common stock is listed on The New York Stock Exchange under the trading symbol "BBR." On the record date of                        , 2004, the closing price of Butler common stock was $            per share.

        YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF BUTLER COMMON STOCK YOU OWN. BECAUSE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE BY THE HOLDERS OF A MAJORITY OF BUTLER'S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK AS OF THE RECORD DATE, A FAILURE TO VOTE WILL COUNT AS A VOTE AGAINST THE MERGER. ACCORDINGLY, YOU ARE REQUESTED TO PROMPTLY VOTE YOUR SHARES BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. Voting in this manner will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Thank you for your cooperation.

Sincerely,

John J. Holland
 Chairman and Chief Executive Officer

THIS PROXY STATEMENT IS DATED                        , 2004 AND IS
FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT                        , 2004

[BUTLER LOGO]

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                        ,                         , 2004

To the Stockholders of BUTLER MANUFACTURING COMPANY.

        NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Butler Manufacturing Company, a Delaware corporation ("Butler"), will be held on                        ,                         , 2004, at             a.m./p.m. local time, at                        for the following purposes:

  1.
  To vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 15, 2004 (the "Merger Agreement"), among Butler, BlueScope Steel Limited, a corporation organized under the laws of Australia ("BlueScope"), and BSL Acquisition Corporation, a Delaware corporation (the "BlueScope Subsidiary") and a wholly-owned subsidiary of BlueScope. A copy of the Merger Agreement is attached as Appendix A to the accompanying proxy statement. Pursuant to the terms of the Merger Agreement, the BlueScope Subsidiary will merge with and into Butler (the "Merger"). In the Merger, Butler will be the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and become a wholly-owned subsidiary of BlueScope, and each share of common stock of Butler, other than those shares held by any stockholders who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive $22.50 in cash without interest.

  2.
  To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

        Only stockholders of record at the close of business on                        , 2004 are entitled to vote at the special meeting and at any adjournment or postponement of the special meeting. All stockholders of record at such time are cordially invited to attend the special meeting in person. However, to assure your representation at the meeting in case you cannot attend, you are urged to vote your shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. If you attend the special meeting, you may vote in person even if you have previously completed and returned a proxy card.

        Butler stockholders have the right to dissent from the Merger and obtain payment in cash of the fair value of their shares of common stock under applicable provisions of Delaware law. In order to perfect and exercise appraisal rights, stockholders must give a written demand for appraisal of their shares before the vote on the Merger is taken at the special meeting and must not vote in favor of the Merger. A copy of the applicable Delaware statutory provisions is included as Appendix B to the accompanying proxy statement, and a summary of these provisions can be found under "Dissenters' Rights of Appraisal" in the accompanying proxy statement.

        The approval and adoption of the Merger Agreement requires the affirmative vote by the holders of a majority of the issued and outstanding shares of Butler common stock as of the record date. In the event that there are not sufficient votes to approve the proposed Merger at the time of the special meeting, the special meeting may be adjourned or postponed in order to permit further solicitation by Butler. YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOU MAY, OF COURSE, ATTEND THE SPECIAL MEETING, REVOKE YOUR PROXY AND VOTE IN PERSON EVEN IF YOU HAVE ALREADY RETURNED YOUR PROXY CARD.

        Please do not send your stock certificates at this time. If the Merger Agreement is approved and adopted, you will be sent instructions regarding the surrender of your stock certificates.

BY ORDER OF THE BOARD OF DIRECTORS,
Sincerely,

John J. Holland Chairman and Chief Executive Officer

Kansas City, Missouri
                        , 2004

Table of Contents

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY	3
The Parties	3
The Proposed Acquisition	3
Butler Stock Price	3
Conversion of Butler Stock Options	3
Board Recommendation	4
Butler's Reasons for the Merger	4
The Special Meeting	4
Opinion of Butler's Financial Advisors	5
Interests of Directors and Executive Officers in the Merger that Differ from Your Interests	5
Material United States Federal Income Tax Consequences	5
Regulatory Filings and Approvals	5
Dissenters' Rights of Appraisal	5
When the Merger will be Completed	6
Conditions to Completing the Merger	6
Failure to Approve and Complete the Merger	6
Termination of the Merger Agreement	7
Termination Fees and Expenses	7
Accounting Treatment	7
Procedure for Receiving Merger Consideration	7
Shares Held by Directors and Executive Officers	7
Questions	7
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	8
THE PARTIES TO THE MERGER	9
Butler	9
BlueScope	9
BlueScope Subsidiary	9
THE SPECIAL MEETING OF BUTLER STOCKHOLDERS	10
Time, Place and Purpose of the Special Meeting	10
Who Can Vote at the Special Meeting	10
Vote Required for Approval of Merger	10
Voting By Proxy	11
THE MERGER	11
General Description of the Merger	11
Background of the Merger	11

Negotiations and Agreements with the Note Holders	16
Butler's Reasons for the Merger	16
Recommendation of Butler's Board of Directors	18
Failure to Approve and Complete the Merger	19
Opinion of Butler's Financial Advisor	19
Interests of Butler's Directors and Officers in the Merger	25
Completion and Effectiveness of the Merger	28
Material United States Federal Income Tax Consequences	29
Accounting Treatment of the Merger	29
Regulatory Filings and Approvals	30
Dissenters' Rights of Appraisal	30
Delisting and Deregistration of Butler Stock after the Merger	32
THE MERGER AGREEMENT	33
Structure of Merger	33
Effective Time of the Merger	33
Consideration to Be Received in Merger	33
Conditions to Consummation of the Merger	33
Exchange Procedures	34
Representations and Warranties	35
Conduct of Business Pending the Merger	36
Material Adverse Effect/Material Adverse Change and First Quarter 2004 Financial Statements	38
No Solicitation	39
Commercially Reasonable Efforts	40
Termination of Merger Agreement	41
Termination Fees and Expenses	42
Amendment, Extension and Waiver	42
Butler Certificate of Incorporation	43
Butler By-Laws	43
Butler Board of Directors and Officers	43
RECENT MARKET PRICES OF, AND DIVIDEND ON, BUTLER COMMON STOCK	44
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	45
OTHER MATTERS	47
WHERE YOU CAN FIND MORE INFORMATION	47
HOUSEHOLDING	48

APPENDICES:
Appendix A—Agreement and Plan of Merger
Appendix B—Section 262 of the General Corporation Law of the State of Delaware
Appendix C—Opinion of Butler's Financial Advisor

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
WHY ARE BLUESCOPE AND BUTLER PROPOSING THE MERGER?

A:
Butler believes that the Merger will provide immediate and fair value to its stockholders for their interest in Butler and will provide Butler with the ability to satisfy its financial obligations to its creditors. BlueScope believes the Merger will enhance its growth opportunities in two important markets—the United States and China. To review the reasons for the Merger in greater detail, see "The Merger—Recommendation of Butler's Board of Directors", "The Merger—Butler's Reasons for the Merger" and "The Merger—Background of Merger."

Q:
WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A:
The Merger cannot be completed until certain conditions have been satisfied or waived. See "The Merger Agreement—Conditions to Consummation of the Merger." However, we anticipate that all such conditions will be satisfied prior to or shortly after the special meeting.

Q:
WHAT WILL I RECEIVE IN THE MERGER?

A:
You will receive $22.50 in cash (without interest) for each share of Butler common stock that you own. See "The Merger—General Description of the Merger."

Q:
WHAT SHOULD I DO NOW IN ORDER TO VOTE ON THE MERGER?

A:
After carefully reading this document, please indicate on your proxy card how you want to vote and sign and mail it in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting.

Q:
WHAT HAPPENS IF I DO NOT VOTE?

A:
Because the affirmative vote by the holders of a majority of the outstanding shares of Butler common stock is required to approve and adopt the Merger Agreement and the Merger, if you fail to vote, it will have the same effect as if you voted "AGAINST" the Merger.

Q:
IF MY BROKER HOLDS MY SHARES IN "STREET NAME", WILL MY BROKER VOTE MY SHARES FOR ME?

A:
Your broker will vote your shares only if you direct him or her to do so.

Q:
WHAT DO I DO IF I WANT TO CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:
You may revoke or change your proxy at any time prior to its use at the special meeting by giving Butler a new proxy, giving a written direction to the Secretary of Butler to revoke your proxy, or attending the special meeting and voting in person. See "The Special Meeting of Butler Stockholders—Voting by Proxy."

Q:
HOW DO I GET THE CASH IN EXCHANGE FOR MY SHARES OF BUTLER COMMON STOCK?

A:
After the Merger is completed, BlueScope will send Butler stockholders written instructions for surrendering their shares. If you hold Butler shares in physical form, please do not send in your stock certificates now.

Q:
HOW WILL THE MERGER AFFECT HOLDERS OF OPTIONS TO ACQUIRE BUTLER COMMON STOCK?

A:
BlueScope will distribute cash to holders of outstanding stock options with exercise prices less than $22.50. The amount of cash will be determined by reference to the spread between $22.50 and the exercise price, as provided in the Merger Agreement. See "The Merger Agreement—Butler Stock Options."

Q:
WILL I GET APPRAISAL RIGHTS IN THE MERGER?

A:
Yes. Under the Delaware General Corporation Law (the "DGCL"), Butler stockholders are entitled to appraisal rights in connection with the Merger. Any Butler stockholder who wants to exercise appraisal rights must strictly comply with the rules governing the exercise of appraisal rights or else it will lose those appraisal rights. We have described the procedures for exercising appraisal rights in this proxy statement and have attached the provisions of the DGCL that govern appraisal rights as Appendix B. See "The Merger—Dissenters' Rights of Appraisal."

Q:
WHO CAN ANSWER MY QUESTIONS?

A:
You can find more information about Butler from various sources described under "Where You Can Find More Information." If you have additional questions about the Merger or other matters discussed in this proxy statement after reading it, you should contact the Secretary of Butler Manufacturing Company, 1540 Genessee Street (P. O. Box 419917), Kansas City, Missouri, 64102, at (816) 968-3000.

SUMMARY

        This summary does not contain all of the information in this proxy statement. In order to fully understand the Merger, you should carefully read the entire proxy statement, the Merger Agreement attached as Appendix A to this proxy statement and the other appendices attached to this proxy statement. We encourage you to read the Merger Agreement because it is the legal document that governs the Merger.

The Parties

        Butler.    Butler is a corporation organized under the laws of the State of Delaware. Its principal executive offices are located at 1540 Genessee Street, Kansas City, Missouri 64102. Butler common stock is listed on The New York Stock Exchange (the "NYSE"). Through its subsidiaries, Butler is engaged in the business of producing and selling pre-engineered building systems, supplying architectural aluminum systems and components, and providing construction and real estate services for the nonresidential construction market. Butler conducts its business from offices located in Kansas City, Missouri, and other offices worldwide.

        BlueScope.    BlueScope is a corporation organized under the laws of Australia. Its principal executive offices are located at Level 11, 120 Collins St., Melbourne, Victoria 3000, Australia. BlueScope's ordinary shares are listed on the Australian Stock Exchange. Through its subsidiaries, BlueScope produces and sells a variety of steel products, and specializes in flat steel products. BlueScope conducts its business from its head office located in Melbourne, Australia and from other offices worldwide.

        The BlueScope Subsidiary.    The BlueScope Subsidiary is an indirect wholly-owned subsidiary of BlueScope formed solely to facilitate BlueScope's acquisition of Butler. The Merger Agreement provides that the BlueScope Subsidiary will not perform any activities other than those related to its formation or the consummation of the Merger.

        See "The Parties to the Merger."

The Proposed Acquisition

        Structure of the Merger.    In the Merger, the BlueScope Subsidiary will merge with and into Butler, Butler will be the Surviving Corporation of the Merger and will become an indirect wholly-owned subsidiary of BlueScope.

        Stockholder Vote.    You are being asked to vote to approve and adopt the Merger Agreement.

        Effectiveness of the Merger.    The Merger will be effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time") in accordance with the DGCL. The Merger Agreement provides that such filing will be made as promptly as practicable after the conditions set forth in the Merger Agreement are satisfied or waived, unless another time is agreed to by Butler and BlueScope. See "The Merger Agreement—Conditions to Consummation of the Merger."

        Price for Your Stock.    Unless you exercise dissenters' rights, as a result of the Merger you will receive $22.50 in cash (without interest) for each share of your Butler common stock.

Butler Stock Price

        Shares of Butler are listed on the NYSE under the symbol "BBR." On October 29, 2003, the day before Butler's board of directors publicly announced that it had authorized management to explore strategic alternatives, including private investment capital, asset sales, and the sale of Butler, Butler common stock closed at $16.98 per share. The average closing price of Butler common stock for the 30 days prior to such date was $15.79. On February 13, 2004, the last full trading day immediately preceding the public announcement of the proposed Merger, Butler common stock closed at $22.10 per share. On February 25, 2004, which is the latest practicable date prior to the date of this proxy statement, Butler common stock closed at $22.33 per share. See "Recent Market Prices Of, and Dividends On, Butler Common Stock."

Conversion of Butler Stock Options

        All unvested Butler stock options issued under the Butler stock option plans and outstanding at the Effective Time will vest at such time. If you are a holder of a Butler stock option with an exercise price of less than $22.50 and you confirm the termination of your option, then promptly after the Effective Time, BlueScope will pay you an amount of cash equal to the product of (A) the difference between $22.50 and the per share exercise price of your option, and (B) the number of shares of Butler common stock covered by your option, less applicable withholding taxes. Simultaneously with the Merger, the Butler stock option plans and each outstanding Butler stock option under the Butler stock option plans will be terminated. See "The Merger Agreement—Butler Stock Options."

Board Recommendation

        Butler's board of directors has unanimously determined that the Merger Agreement is advisable, has approved the Merger Agreement and recommends that Butler stockholders vote "FOR" approval and adoption of the Merger Agreement. See "The Merger—Recommendation of Butler's Board of Directors."

Butler's Reasons for the Merger

        Before reaching its decision to approve and recommend the Merger Agreement and the transactions it contemplates, Butler's board of directors consulted with senior management and Butler's financial and legal advisors and considered a number of factors, including:

  •
  the current state of the business, operations, assets, financial condition, results of operations, and prospects of Butler;

  •
  the current and historical market prices of Butler common stock relative to the $22.50 per share merger consideration, and the increases in the market price prior to signing the Merger Agreement;

  •
  the analysis presented by George K. Baum Advisors LLC ("Baum") and the fairness opinion Baum delivered to Butler's board of directors, which is described below under "Opinion of Butler's Financial Advisor";

  •
  a review of Butler's prospective financial condition, results of operations and business if it remained independent, including Butler's anticipated liquidity and capital resource needs;

  •
  the continuing defaults by Butler under its borrowing agreements, Butler's inability to date to obtain from its lenders any waivers of its defaults or agreements to forebear collection, the lenders' ability to accelerate and demand immediate repayment of all amounts owed, the lenders' requirement that Butler repay in full all amounts owed to the lenders, and the going-concern qualification to be received from Butler's independent outside accounting firm in connection with Butler's audited 2003 year-end financial statements;

  •
  the fact that the Merger will provide sufficient funds to satisfy Butler's lenders;

  •
  the adverse impact that filing for bankruptcy would have on Butler's business and the value of its common stock;

  •
  the likelihood that the Merger would be consummated, in light of the experience, reputation and financial capability of BlueScope; and

  •
  the terms of the Merger Agreement.

        Butler's board of directors viewed all of these factors and the others discussed in "The Merger—Butler's Reasons for the Merger" as important in reaching its conclusion. For a more detailed discussion of the board's considerations see "The Merger—Recommendation of Butler's Board of Directors" and "The Merger—Background of Merger."

The Special Meeting

        Place, Date and Time.    The special meeting will be held at             a.m./p.m. local time at                        , on                         ,                         , 2004.

        What Vote is Required for Approval and Adoption of the Merger Agreement.    The approval and adoption of the Merger Agreement requires the affirmative vote by the holders of a majority of the shares of Butler common stock issued and outstanding as of the record date referred to below. Failing to vote will have the same effect as a vote "AGAINST" approval and adoption of the Merger Agreement.

        Who Can Vote at the Meeting.    At the special meeting you can vote all of the shares of Butler common stock you own of record as of                        , 2004, which is the record date for the special meeting. If you own shares that are registered in someone else's name such as a broker or nominee, you need to direct that person to vote those shares or obtain an authorization from them to vote the shares yourself at the special meeting. As of the close of business on                        , 2004, there were            shares of Butler common stock outstanding held by approximately 2,100 holders of record.

        Procedure for Voting.    You can vote your shares by attending the special meeting and voting in person or by mailing the enclosed proxy card. If you submit a proxy, you may revoke it at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise the Secretary of Butler in writing, deliver a proxy dated after the date of the proxy you wish to revoke, or attend the meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. See "The Special Meeting of Butler Stockholders—Vote by Proxy."

Opinion of Butler's Financial Advisors

        Baum, Butler's financial advisor, delivered to Butler's board of directors its verbal opinion on February 11, 2004, and its written opinion, dated February 15, 2004, to the effect that, as of those dates and based upon and subject to the matters and assumptions stated in the written opinion, the merger consideration of $22.50 in cash per share was fair from a financial point of view to Butler stockholders. See "The Merger—Opinion of Butler's Financial Advisor."

Interests of Directors and Executive Officers in the Merger that Differ from Your Interests

        Some of Butler's directors and officers have interests in the Merger that are different from, or are in addition to, their interests as stockholders in Butler. Butler's board of directors knew about these additional interests and considered them when it approved the Merger Agreement. See "The Merger—Interests of Butler's Directors and Officers in the Merger."

Material United States Federal Income Tax Consequences

        The Merger will be a taxable transaction to you. In general, for United States federal income tax purposes, your receipt of cash in exchange for your shares of Butler common stock will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the Merger and your adjusted tax basis in your shares of Butler common stock. Tax matters are very complicated, and the tax consequences of the Merger to you will depend on the facts of your particular situation. We urge you to consult your own tax advisor as to the specific tax consequences to you of the Merger, including the applicable federal, state, local and foreign tax consequences.

Regulatory Filings and Approvals

        The Merger is subject to review by the Antitrust Division of the Department of Justice and the Federal Trade Commission (the "Federal Antitrust Agencies"). On                         , 2004, Butler and BlueScope each filed the required information and materials with the Federal Antitrust Agencies. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), is currently scheduled to expire at 11:59 p.m. on                        , 2004, unless terminated or otherwise extended by the Federal Antitrust Agencies. These agencies, state antitrust authorities or a private person or entity could challenge the Merger at any time before or after its completion. See "The Merger—Regulatory Filings and Approvals."

Dissenters' Rights of Appraisal

        The DGCL provides you with appraisal rights in the Merger. This means that if you are not satisfied with the amount you would receive in the Merger, you are entitled to have the value of your shares determined by the Delaware Court of Chancery (the "Chancery Court") and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received in the Merger. To exercise your appraisal rights, you must deliver a written objection to the Merger to the Secretary of Butler at or before the vote is taken at the special meeting and you must not vote in favor of approval and adoption of the Merger Agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See "The Merger—Dissenters' Rights of Appraisal."

When the Merger will be Completed

        We are working to complete the Merger as soon as possible. We anticipate completing the Merger immediately following the special meeting, subject to receipt of stockholder approval and satisfaction of other requirements, including the conditions described immediately below. See "The Merger Agreement—Effective Time of the Merger."

Conditions to Completing the Merger

        The completion of the Merger depends on a number of conditions being satisfied, including the following, among others:

  •
  approval and adoption of the Merger Agreement by the stockholders of Butler in accordance with the DGCL;

  •
  no Company Material Adverse Change having occurred with respect to Butler. See "The Merger Agreement—Material Adverse Effect/Material Adverse Change and First Quarter 2004 Financial Statements";

  •
  the absence of any legal action or restraint blocking or seeking to block the Merger;

  •
  Butler and BlueScope having performed in all material respects all of their requisite obligations under the Merger Agreement (and each party having received the certificate of appropriate executive officers of the other party to that effect);

  •
  the representations and warranties of Butler which are qualified by materiality in the Merger Agreement being true and correct in all respects when made and as of the closing date (and BlueScope having received the certificate of the CEO and the CFO of Butler to that effect), provided that this condition will be deemed satisfied unless failure of such representations and warranties to be so true and correct is, or is reasonably likely to be, a Company Material Adverse Effect;

  •
  the representations and warranties of BlueScope which are qualified by materiality in the Merger Agreement being true and correct in all respects when made and as of the closing date (and Butler having received the certificate of an executive officer of BlueScope to that effect);

  •
  the representations and warranties of each of Butler and BlueScope which are not qualified by materiality in the Merger Agreement being true and correct in all material respects when made and as of the closing date (and each party having received the certificate of appropriate executive officers of the other party to that effect); and

  •
  obtaining all necessary regulatory approvals.

        If law permits, either Butler or BlueScope could choose to waive a condition to its obligation to complete the Merger even though that condition has not been satisfied. See "The Merger Agreement—Conditions to Consummation of the Merger", and "The Merger Agreement—Material Adverse Effect/Material Adverse Change and First Quarter 2004 Financial Statements."

Failure to Approve and Complete the Merger

        It is possible the Merger will not be completed. This would happen if the Butler stockholders do not approve and adopt the Merger Agreement or if certain other conditions are not satisfied or waived. See "The Merger—Conditions to Consummation of the Merger", and "The Merger Agreement—Material Adverse Effect/Material Adverse Change and First Quarter 2004 Financial Statements." If the Merger is not completed, none of BlueScope,

Butler or any other person will be under any obligation to make or consider any alternate proposal regarding the acquisition of Butler. If the Merger is not completed, Butler will have to pursue alternate transactions in order to resolve its continuing defaults under its borrowing agreements, preserve the value of its assets and continue its operations as a going concern. These alternate transactions could include restructurings, recapitalizations, an alternate sale or merger, disposals of assets, procurement of new equity or any combination of these and may or may not involve a filing under Chapter 11 of the U.S. Bankruptcy Code. Butler's board of directors and management believe that if the Merger is not completed it will be difficult to obtain a workable arrangement with its lenders to continue existing operations as currently conducted.

Termination of the Merger Agreement

        Butler and BlueScope can mutually agree in writing to terminate the Merger Agreement whether before or after approval and adoption by the Butler stockholders. Each of Butler and BlueScope may terminate the Merger Agreement unilaterally if certain events occur, including, among other things, breaches by the other party, the Merger not being consummated by August 1, 2004, and the Butler stockholders not adopting the Merger Agreement. In addition, BlueScope may unilaterally terminate the agreement if Butler's board of directors withdraws or adversely modifies its recommendation of the Merger. See "The Merger Agreement—Termination of Merger Agreement."

Termination Fees and Expenses

        Butler will be required to pay a termination fee of $5.5 million to BlueScope and reimburse BlueScope for expenses of up to $1.5 million if the Merger Agreement is terminated under certain circumstances. See "The Merger Agreement—Termination of Merger Agreement" and "The Merger Agreement—Termination Fees and Expenses."

Accounting Treatment

        The Merger will be accounted for as a "purchase" as such term is used under U.S. generally accepted accounting principles ("GAAP"), for accounting and financial reporting purposes. See "The Merger—Accounting Treatment of Merger."

Procedure for Receiving Merger Consideration

        BlueScope will appoint a paying agent to coordinate the payment of the cash merger consideration following the Merger. The paying agent will send you written instructions for surrendering your certificates and obtaining the cash merger consideration after Butler and BlueScope have completed the Merger. Do not send in your Butler stock certificates now. See "The Merger Agreement—Exchange Procedures."

Shares Held by Directors and Executive Officers

        As of January 31, 2004, approximately 4.1% of the outstanding shares of Butler common stock were held by directors and executive officers of Butler and its affiliates and entities controlled by them, and no shares of Butler common stock were held by BlueScope. Each of those persons has advised Butler that he, she or it will vote the shares held by him, her or it in favor of the proposal to approve and adopt the Merger Agreement. See "Security Ownership by Certain Beneficial Owners and Management."

Questions

        If you have additional questions about the Merger or other matters discussed in this proxy statement after reading this proxy statement, you should contact:

  Butler Manufacturing Company
  1540 Genessee Street
  Kansas City, Missouri 64102
  Attn: Secretary
  Telephone: (816) 968-3000

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This proxy statement, and the documents to which you are referred in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of each of BlueScope and Butler as well as information relating to the Merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings "Summary," "The Merger" and "Opinion of Butler's Financial Advisor," and in statements containing the words "believes," "expects," "anticipates," "intends," "estimates" or other similar expressions. For each of these statements, Butler claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

        You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of each of Butler and BlueScope. These forward-looking statements speak only as of the date on which the statements were made.

        In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

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  uncertainties relating to general economic, industry, business and social conditions;

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  actions by Butler's lenders to accelerate Butler's debt due to its ongoing defaults and the potential that such an acceleration would force Butler to file for protection under Chapter 11 of the U.S. Bankruptcy Code;

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  changes in the willingness of vendors or trade creditors to deal with Butler or in the credit or other commercial terms on which they are willing to do so;

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  changes in customer confidence in Butler and its products;

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  the timing of, and legal, regulatory and other conditions associated with, the completion of the Merger;

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  competitive pressures in the markets in which Butler competes;

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  other consolidations, restructurings or other ownership changes in the construction or steel industries;

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  the loss of key employees;

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  the supply and price of materials used by Butler;

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  the demand and price for Butler's products and services; and

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  other trends affecting Butler's financial condition or results of operations including changes in manufacturing capacity utilization and corporate cash flow in both domestic and international markets.

        You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, Butler undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this proxy statement.

THE PARTIES TO THE MERGER

        The parties to the Merger Agreement are Butler, BlueScope and the BlueScope Subsidiary, an indirect wholly-owned subsidiary of BlueScope.

Butler

        Butler was founded as a partnership in 1901, incorporated in Missouri in 1902, and later reincorporated in Delaware in 1969. Its corporate headquarters are located in Kansas City, Missouri. Butler operates manufacturing facilities, engineering offices and service centers at various places in the continental United States and 15 foreign countries. Principal international operations are conducted through two Chinese wholly-owned subsidiaries, Butler (Shanghai) Inc., and Butler (Tianjin) Inc., and through Saudi Building Systems Ltd. and Vistawall International (UAE) Ltd., minority-owned joint ventures in Saudi Arabia and the United Arab Emirates.

        Butler is primarily engaged in the design, production and marketing of building systems and components for nonresidential structures. Products and services fall into five principal business segments:

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  North American Building Systems, consisting primarily of custom designed and pre-engineered steel and wood frame building systems for commercial, community, industrial, governmental, and agricultural uses;

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  International Building Systems, consisting primarily of custom designed and pre-engineered steel buildings for commercial, community, industrial, and governmental use;

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  Architectural Products, consisting primarily of curtain wall and storefront framing systems, standard and custom window systems, skylights, and roof vents for low-rise, medium-rise, and high-rise nonresidential buildings;

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  Construction Services, providing construction management services for purchasers of large, complex, or multiple site building projects; and

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  Real Estate, providing build-to-suit-to-lease development services for corporations that prefer to lease rather than own their facilities.

        Butler's products are sold, installed, and serviced through over 4,000 independent dealers or contractors that serve the commercial, community, industrial, agricultural, and governmental markets.

BlueScope

        BlueScope is the largest steel company in Australia and New Zealand. It is the only producer of flat steel in these countries and has a significant presence in the Asian steel industry. BlueScope produces about 60% of Australia's overall steel production, and supplies around 80% of all flat steel products sold in Australia and New Zealand. BlueScope serves customers primarily in the building and construction, packaging, pipe and tube, automotive and general manufacturing industries. Its focus is on supplying value-added metallic coated, painted and roll-formed steel products, and other flat steel products like slab, hot rolled coil and plate. BlueScope conducts its business from its head office located in Melbourne, Australia and from several other offices worldwide.

BlueScope Subsidiary

        The BlueScope Subsidiary is an indirect wholly-owned subsidiary of BlueScope formed solely to facilitate BlueScope's acquisition of Butler. The Merger Agreement provides that the BlueScope Subsidiary will not perform any activities other than of those related to its formation or the consummation of the Merger.

THE SPECIAL MEETING OF BUTLER STOCKHOLDERS

Time, Place and Purpose of the Special Meeting

        The special meeting will be held at             a.m./p.m. local time at                        , on                        ,                         , 2004. The purpose of the special meeting is (1) to vote on the proposal to approve and adopt the Merger Agreement, pursuant to which, upon the terms and subject to the conditions of the Merger Agreement, (a) the BlueScope Subsidiary will be merged with and into Butler, with Butler being the Surviving Corporation and becoming an indirect wholly-owned subsidiary of BlueScope; and (b) each share of Butler common stock outstanding at the Effective Time (other than shares held by Butler or its subsidiaries, any shares held by BlueScope or its subsidiaries, or stockholders who perfect their statutory appraisal rights under the DGCL) will be converted into the right to receive $22.50 in cash, without interest; and (2) to transact such other business as may properly come before the special meeting.

        Butler's board of directors has unanimously determined that the Merger Agreement is advisable, and approved the Merger Agreement and recommends that Butler stockholders vote "FOR" approval and adoption of the Merger Agreement.

Who Can Vote at the Special Meeting

        The holders of record of Butler common stock as of the close of business on                        , 2004, which is the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. If you own shares that are registered in someone else's name, such as a broker or nominee, you need to direct that person to vote those shares or obtain an authorization from them to vote the shares yourself at the special meeting. On                        , 2004, there were            shares of Butler common stock outstanding held by approximately 2,100 holders of record.

Vote Required for Approval of Merger

        The approval and adoption of the Merger Agreement requires the affirmative vote by the holders of a majority of the shares of Butler common stock issued and outstanding on the record date. Each share of common stock is entitled to one vote. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote "AGAINST" approval and adoption of the Merger Agreement.

        Under the rules of the NYSE, brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the approval and adoption of the Merger Agreement. As a result, without specific instructions from the beneficial owner of shares they hold in street name, brokers are not empowered to vote those shares (referred to generally as "broker non-votes"). Abstentions and broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes "AGAINST" approval and adoption of the Merger Agreement.

        The holders of a majority of the shares of Butler common stock issued and outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for an adjourned meeting, then a new quorum will have to be established.

Voting By Proxy

        This proxy statement is being sent to you on behalf of Butler's board of directors for the purpose of requesting that you allow your shares of Butler common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Butler common stock represented at the meeting by properly executed proxy cards will be voted in accordance with the instructions indicated on that proxy. If you sign and return a proxy card without giving voting instructions, your shares will be voted "FOR" approval and adoption of the Merger Agreement.

        The persons named in the proxy card will use their own judgment to determine how to vote your shares regarding any matters not described in this proxy statement that are properly presented at the special meeting. Butler does not know of any matter to be presented at the meeting other than the proposal to approve and adopt the Merger Agreement.

        You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Secretary of Butler in writing, deliver a proxy dated after the date of the proxy you wish to revoke or attend the meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy.

        If your shares are held in "street name" by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not instruct your broker to vote your shares, they will not be voted and this will have the same effect as if they were voted "AGAINST" approval and adoption of the Merger Agreement.

        Butler will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Butler may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Butler will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

THE MERGER

General Description of the Merger

        In the Merger, the BlueScope Subsidiary, an indirect wholly-owned subsidiary of BlueScope, will merge with and into Butler and Butler will be the Surviving Corporation and become an indirect wholly-owned subsidiary of BlueScope. The Merger will be effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger Agreement provides that such filing will be made as promptly as practicable after the conditions set forth in the Merger Agreement are satisfied or waived, unless another time is agreed to by Butler and BlueScope. See "The Merger—Conditions to Consummation of the Merger." As a result of the Merger, you will receive $22.50 in cash (without interest) for each share of Butler common stock that you own.

Background of the Merger

        In June 2001, Butler entered into a three-year, $50 million credit agreement (the "Credit Agreement") with a group of banks and issued $50 million of related senior unsecured notes (the "2001 Notes") to institutional investors for the purpose of funding certain capital expenditures and providing additional liquidity for operations. This debt was in addition to $50 million of aggregate principal then outstanding under the senior unsecured notes that Butler issued in 1994 and 1998 (together with the 2001 Notes, the "Notes").

        Principally due to general weakness in the domestic nonresidential construction industry, Butler was unable to comply with certain financial covenants set forth in the Credit Agreement for the third quarter of 2002. Butler sought and received a waiver for this non-compliance from its banks and subsequently amended the terms of the Credit Agreement to revise certain financial covenants. In exchange for this amendment to the Credit Agreement, Butler agreed to reduce the amount of credit available under the Credit Agreement to $35 million, amend certain terms under the Notes and grant equal and ratable security interests to the banks and Note holders in Butler's domestic cash, accounts receivable, inventory, equipment and subsidiary stock. The amendment process, which included revisions to terms of certain financial covenants under the Notes, was concluded in February 2003.

        In March 2003, Kirby Adams, Managing Director and CEO of BlueScope, and John Holland, Chairman and CEO of Butler, first spoke regarding Butler and BlueScope by way of a telephone call initiated by Mr. Adams, which was followed by a meeting between the two on April 9, 2003 in Kansas City. At that meeting, Mr. Adams indicated that BlueScope had identified Butler as a company that would be a complementary fit with BlueScope, especially with respect to its China operations, but indicated that BlueScope had no intention of any hostile action. Mr. Holland indicated he would inform Butler's board of directors regarding the meeting and BlueScope's interest, which he did at the June 2003 board meeting. Mr. Adams subsequently left a telephone message for Mr. Holland in early July 2003 indicating he would stop in Kansas City to meet with Mr. Holland if Mr. Holland desired. Mr. Holland did not respond to this message and took no further action to initiate talks with BlueScope at that time.

        On May 15, 2003, Butler announced that it had signed a letter of intent to sell substantially all the assets of its Lester Buildings Systems business to a management group headed by the current Lester division president.

        On May 22, 2003, Butler engaged Baum to serve as Butler's placement agent to assist in securing a new $50 million credit facility to provide additional funding for operations and replace the current Credit Agreement that terminates on June 20, 2004. In conjunction with this process, Baum solicited and received a number of refinancing proposals from asset-based lenders. However, none of these proposals provided sufficient liquidity for Butler's anticipated needs without adversely modifying the existing security interests of the Notes, and the Note holders were not willing to consent to that modification. Accordingly, Butler was unable to move forward with any of the refinancing proposals and instead began to negotiate with its existing lenders to restructure the terms of the Credit Agreement and the Notes.

        On June 17, 2003, Butler announced that it was reducing its quarterly cash dividend to $0.04 per share from $0.18 per share due to the continued downturn in the domestic nonresidential construction industry, poor financial results for the first half of 2003 and the need to maintain financial flexibility in the face of a weakening near-term outlook.

        As a result of the continued decline in the domestic nonresidential construction markets, Butler's financial condition, and the difficulties experienced in securing a replacement to the current Credit Agreement, Butler's board of directors engaged Baum on July 9, 2003 to serve as Butler's financial advisor to assist the board of directors in evaluating the strategic options available to Butler, including but not limited to, private investment capital, asset sales, and the sale of Butler. Baum was selected as a financial advisor by Butler's board of directors based upon its knowledge and familiarity with Butler and its industry as well as Baum's qualifications, expertise and reputation.

        In conjunction with the announcement of operating results for the second quarter of 2003, Butler stated that although it was in compliance with all provisions of the Credit Agreement and the Notes, there was uncertainty with regard to its ability to comply with the financial covenants of these debt agreements in the future. As a result of this uncertainty, Butler continued to negotiate with its lenders to restructure its debt agreements to provide more financial and operational flexibility and protect against potential covenant defaults during the prolonged downturn in the domestic nonresidential construction market.

        Due to ongoing market weakness and further concern with respect to Butler's financial condition and liquidity requirements, Butler announced on September 8, 2003 that it was suspending payment of quarterly cash dividends.

        On September 18, 2003 together with its bankruptcy counsel and other advisors, Butler initiated a series of discussions with representatives of the existing lenders, subsequent to which Butler made proposals regarding a multi-year restructuring of the terms of the Credit Agreement and the Notes and the extension of additional loans under new arrangements with its existing lenders. These negotiations extended into December 2003 without resulting in any arrangements that were satisfactory to both Butler and its lenders. (The absence of any agreements with the lenders to waive the continuing defaults resulted in the reclassification in the third quarter of 2003 of all of Butler's funded debt under the Notes as short term debt.)

        On September 26, 2003, before Butler's board of directors had determined which strategic option to pursue and before Baum and Butler had solicited any proposals with respect to any strategic option, Butler received an unsolicited proposal from a strategic buyer interested in acquiring Butler. Butler's board of directors held a special meeting to review the unsolicited proposal and authorized its advisors to obtain further clarification of the terms of the proposal and Baum to continue the process of exploring other available strategic alternatives for Butler, particularly the solicitation of additional offers to purchase Butler.

        In addition to discussions with the party making the unsolicited proposal, Baum worked with Butler's senior management during October 2003 to solicit additional offers and to explore other strategic alternatives. Baum and Butler contacted several parties they thought were reasonably likely to be interested in various strategic alternatives, including four strategic buyers and eight financial buyers.

        As part of this process, on October 9, 2003, Mr. Holland, sent an e-mail to Mr. Adams to advise him of Butler's decision to explore strategic alternatives. On October 23, 2003, Mr. Holland made a follow-up telephone call to Mr. Adams. Mr. Holland and Mr. Adams determined that discussions should remain confidential and that each of Butler and BlueScope should execute a mutual confidentiality agreement. On the same day, Butler submitted a confidentiality agreement to BlueScope.

        On October 29, 2003, Butler informed its lenders that it was no longer in compliance with certain financial covenants under the Credit Agreement and the Notes. Because of this noncompliance, Butler's lenders had and continue to have the right to demand repayment of $90 million of debt recorded on Butler's balance sheet and to require cash funding for approximately $25 million of outstanding stand-by letters of credit. The lenders did not exercise these rights and Butler continued its discussions with the lenders to restructure the debt under the Credit Agreement and the Notes. In conjunction with any demand for repayment of the principal outstanding under the Notes, Butler would also be required to pay any make-whole amount due under the Notes. See "The Merger—Negotiations and Agreements with the Note Holders."

        On October 30, 2003, concurrent with its announcement of operating results for the third quarter of 2003, Butler publicly announced the defaults under the Credit Agreement and the Notes. In conjunction with this release, Butler also announced that its board of directors had authorized management to explore the strategic options available to Butler, including the solicitation of private investment capital, asset sales, and the sale of Butler, and its financial advisor, Baum, had been authorized to assist in the process. As a result of this announcement, Butler and Baum received and responded to a number of inquiries from strategic buyers, financial buyers and investors who were interested in exploring a variety of transactions with Butler.

        On November 16, 2003, Butler and BlueScope executed a confidentiality agreement. At this time, through their financial advisors BlueScope and Butler made arrangements for BlueScope to commence due diligence during the second half of November 2003. BlueScope's due diligence review of Butler included reviewing data room materials, holding meetings with Butler management, participating in discussions with Butler's accountants, lawyers and outside consultants, and visiting Butler facilities in the United States and abroad.

        In addition to BlueScope, Butler executed confidentiality agreements with seven other interested parties, including four strategic buyers that were considered to be among the most likely to express strong interest in pursuing a transaction with Butler. Each of these parties was either provided with certain financial materials or participated in meetings with Butler management and was provided access to data room materials.

        On November 25, 2003, Butler announced that it had terminated the previously announced agreement to sell substantially all the assets of its Lester Building Systems business to a management group headed by the current Lester division president. Butler and the Lester management group had previously executed a definitive agreement which called for the transaction to be completed by November 21, 2003. The closing of the Lester transaction was subject to receipt of consent from Butler's lenders, which was not received by November 21, 2003. As a result, Butler and the Lester management group executed an agreement terminating the sale.

        On December 1, 2003, Baum sent a letter to the various qualified prospective strategic buyers of Butler who had expressed strong interests in a transaction with Butler indicating that Butler would be accepting written indications of interest by December 12, 2003.

        On or prior to December 12, 2003, Butler received indication of interest letters from several prospective strategic buyers, including BlueScope. BlueScope's letter proposed to acquire Butler in an all-cash merger at an indicative price between $23.00 and $26.00 per share following additional due diligence by BlueScope and subject to the assumptions and terms and conditions contained in the letter. In addition to proposing the highest indicative price for Butler, BlueScope's letter incorporated a willingness to work with Butler's lenders, a provision that was deemed to be material due to the ongoing defaults under the Credit Agreement and the Notes.

        On the afternoon of December 14, 2003, Butler's board of directors met and discussed the indication of interest letters and authorized Butler's senior management and Baum to proceed with further negotiations with BlueScope, including an exclusivity period in return for an increased indicative price from BlueScope.

        Later in the evening on December 14, 2003, the respective representatives of Baum and Credit Suisse First Boston, BlueScope's financial advisor, negotiated an exclusivity period through the end of January 2004 in return for modifying BlueScope's indicative price per share to $25.00 per share. From December 15, 2003 to December 16, 2003, the parties negotiated the terms of the letter reflecting this understanding and executed it on December 17, 2003.

        On December 15, 2003, a draft merger agreement prepared by Butler's legal counsel, Katten Muchin Zavis Rosenman, was distributed to BlueScope's legal counsel, Sullivan & Cromwell LLP, for their review and comment in connection with the proposed transaction.

        On December 30, 2003, Butler reached an agreement with the Note holders to defer the December 30, 2003 and March 20, 2004 principal payments due under certain of the Notes in the aggregate amount of $8.5 million (the "Noteholder Amendment Agreement"). In exchange, Butler agreed, among other things, to deposit scheduled interest payments owed under the Notes in a separate account for the benefit of the lenders and to satisfy certain milestones related to a transaction, including delivering to the Note holders a definitive merger or purchase agreement providing for a transaction that would result in the repayment in full of the Notes by April 30, 2004. The Note holders did not otherwise waive any defaults by Butler and reserved the right to exercise all remedies for Butler's defaults. See "The Merger—Negotiations and Agreements with the Note Holders."

        BlueScope continued its due diligence investigation of Butler throughout January 2004. On January 26, 2004, the parties and their respective legal counsel initiated negotiations on the merger agreement.

        On January 30, 2004, Butler received a revised indication of interest letter from BlueScope indicating that BlueScope was willing to acquire Butler in an all-cash merger at an indicative price of $22.50 per share, subject to the assumptions and terms and conditions contained in the letter, which included the extension of the exclusivity period through February 9, 2004.

        Butler's board of directors met on the morning of January 31, 2004 and discussed the revised indication of interest letter and authorized Butler's senior management and Baum to proceed with further negotiations with BlueScope, including an extension of the exclusivity period.

        Later in the evening on January 31, 2004, Butler, with its legal and financial advisors, and BlueScope, with its legal and financial advisors, held a series of negotiations on the terms of the revised indication of interest letter, which included direct telephone conversations between Mr. Holland and Mr. Adams. The parties agreed to an extension of the exclusivity period, and a letter reflecting this understanding was executed on February 1, 2004.

        From February 3, 2004 to February 10, 2004, the parties and their respective legal counsel and financial advisors negotiated the terms of the Merger Agreement. Concurrently, the parties also negotiated with Butler's Note holders the amount of the make-whole amounts that become due and payable to the Note holders upon a change in control of Butler in addition to the principal and interest owed under the Notes by Butler.

        On February 4, 2004, Butler received an unsolicited proposal from one of the other bidders which reconfirmed its interest in a transaction with Butler. Butler's board of directors held a special meeting on February 6, 2004 to review the status of the negotiations with BlueScope and this unsolicited proposal. After consulting with Butler's legal counsel and financial advisors, the board determined that the unsolicited proposal was not, and was not reasonably likely to result in, a proposal superior to BlueScope's current proposal. In reaching its decision, the board concluded that the unsolicited proposal equated to a price of approximately $20.25 per common share after deducting the make-whole amounts which would become payable on the Notes if the proposal was implemented. While the unsolicited proposal assumed there would be no such make-whole amounts, the board believed this assumption to be unwarranted given the terms of the Notes and the fact that the Note holders had consistently refused all prior requests for a waiver of all or any portion of those make-whole amounts (which the board estimated at that time to be equivalent to approximately $2.75 per share for these purposes, before considering the effect of income taxes). Butler's board also recognized that the unsolicited proposal did not specifically address the bidder's financing sources and contemplated an exclusivity and negotiating period which would run through March 15, 2004, significantly after the date by which Butler had to reach a definitive agreement under the Noteholder Amendment Agreement and the date by which the board believed it could reach a definitive agreement with BlueScope.

        On February 11, 2004, Butler's board of directors met to consider the Merger. Baum delivered its oral opinion, which was subsequently confirmed in writing, that the consideration to be received by Butler stockholders was fair from a financial point of view to such stockholders. Subject to completion of final documentation and satisfactory agreements with the Note holders, Butler's board of directors unanimously approved the Merger.

        On February 13, 2004, the parties reached substantive agreement with the Note holders and on February 15, 2004, the parties signed the definitive Merger Agreement and other transaction documents, exchanged signatures with the Note holders (described below) and issued press releases announcing the Merger.

Negotiations and Agreements with the Note Holders

        As described above, Butler has been in continuing default with its lenders since October 28, 2003, and despite repeated attempts, Butler has been unable to obtain any waivers or cures of the defaults. Consequently, the lenders have maintained their right to at any time accelerate and demand payment in full of all amounts owed by Butler to the lenders. On December 30, 2003, Butler and the Note holders executed the Noteholder Amendment Agreement which included the following arrangements:

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  The Note holders agreed to allow Butler to defer principal payments otherwise regularly payable by Butler on December 30, 2003 and March 20, 2004, provided there were no new defaults by Butler and Butler otherwise performed its obligations under the Noteholder Amendment Agreement.

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  On or before December 30, 2003, Butler would deposit $2,580,500 in a blocked account (which represents the interest otherwise regularly payable on the Notes on December 30, 2003), and on or before March 19, 2004, Butler would deposit $1,412,250 into a blocked account (which represents the interest otherwise regularly payable on March 20, 2004).

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  Butler agreed to provide to the Note holders no later than February 9, 2004, definitive merger documentation which provided for a merger which at closing would result in Butler's immediate repayment in full of all obligations to the Note holders, including principal, interest, default interest and make-whole amounts (as defined in the Notes) and fees. The purchaser was required to have financial qualifications acceptable to the Note holders and the merger agreement was required to be reasonably satisfactory to the Note holders with respect to the treatment of the Notes at closing of the merger and the conditions to the closing.

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  Butler agreed that the merger transaction contemplated by a definitive merger agreement (to be delivered by February 9, 2004) would close no later than April 30, 2004.

        As a result of the understandings in the Noteholder Amendment Agreement, Butler's continuing defaults under the Notes, and the complexity of the make-whole amount calculations, BlueScope, Butler and the Note holders were engaged in extensive and lengthy negotiations during the weeks of February 2, 2004 and February 9, 2004, and reached mutually acceptable agreements among the parties to (1) provide the Note holders assurance from BlueScope that the Notes would be immediately paid in full if BlueScope closed the Merger, (2) provide BlueScope and Butler assurance that the Merger Agreement between BlueScope and Butler satisfied the requirements of the Noteholder Amendment Agreement, and (3) agree among BlueScope, Butler and the Note holders regarding the proper calculation of the make-whole amount. The make-whole amount calculated as agreed upon is approximately $18 million, assuming a closing on April 30, 2004, and a reference interest rate for U.S. Treasuries as in effect during the week of February 9, 2004. Butler estimates that a 25 basis points change in the reference rates would cause the make-whole amount to increase or decrease, as applicable, by approximately $1.5 million. Contemporaneously with the execution of the Merger Agreement, a Noteholder Acknowledgement Agreement, dated as of February 15, 2004, was entered into by Butler and the Note holders (the "Noteholder Acknowledgement Agreement"); and Payout Arrangement Agreements, dated as of February 15, 2004, were entered into by Butler, BlueScope, the Note holders and others (the "Payout Arrangement Agreements"), documenting these new agreements.

Butler's Reasons for the Merger

        The terms of the Merger Agreement and the transactions contemplated by the Merger Agreement are a result of Butler's board of directors and senior management conducting a comprehensive search for Butler's strategic alternatives following continuing weakness in the nonresidential commercial construction industry and Butler's non-compliance with the terms and conditions of the Credit Agreement and the Notes. These alternatives included raising private investment capital, selling Butler assets, and the sale of Butler. Butler's board of directors consulted with senior management and Butler's financial and legal advisors in conducting this evaluation of strategic alternatives and considered a number of other factors, including those set forth below, in reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, and to recommend that Butler's stockholders vote "FOR" approval and adoption of the Merger Agreement.

        The following is a summary of the factors considered material by Butler's board of directors when making its determination:

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  the consideration to be received by Butler stockholders, which represented a 32.5% premium over the $16.98 per share price of Butler common stock on October 29, 2003, the day before Butler's board of directors publicly announced that it had authorized management to explore strategic alternatives, a 47.2% premium over $15.29, the volume weighted average price of Butler common stock for the three-month period ending on October 29, 2003, a 37.6% premium over $16.35, the volume weighted average price of Butler common stock for the six-month period ending on October 29, 2003, and a 9.2% premium over $20.61, the volume weighted average price of Butler common stock from October 30, 2003 through February 19, 2004;

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  the process undertaken by Butler to evaluate strategic alternatives, including remaining independent, soliciting additional private investors in Butler, a sale of Butler assets or business units, a sale of Butler and refinancing Butler's credit facilities. In pursuing these strategic alternatives, and ultimately choosing the sale of Butler as the best strategic alternative, Butler's board of directors considered the following:

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  Butler's defaults under the Credit Agreement and the Notes had made it exceedingly difficult to borrow additional money to continue to operate the company as an independent going concern and the prolonged economic slump in the domestic non-residential construction industry made it necessary that Butler obtain additional capital to continue its operations independently;

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  Raising private capital would further dilute the value of the Butler common stock and, while immediately addressing the financial situation of Butler, would not present a long-term solution to Butler's operating budget deficits and the continuing weakness in the industry; and

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  Butler's continuing dialogue with its banks and Note holders throughout the second half of 2003 had not resulted in any productive solutions which would allow Butler to continue to operate as an independent company while receiving relief from these lenders.

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  the Louisiana-Pacific litigation in which Butler has been awarded approximately $29.6 million is currently in the appeals process. While Butler's board of directors feels this award will ultimately be decided favorably for Butler, the continuing appeals process provides no assurances regarding the ultimate resolution, timing and amount of the payment of such award. As such, Butler is unable to rely on this payment to continue its operations as an independent company. Furthermore, while such award would partially address the immediate financial difficulties of Butler, it would not present a long-term solution to Butler's operating budget deficits and the continuing weakness in the industry.

  Subsequent to the board's determination, a Minnesota Court of Appeals, on February 17, 2004, affirmed the award, except for $11.2 million of the award which a federal district court in Oregon had previously enjoined from being collected. The injunction is being appealed in the Federal Ninth Circuit Court of Appeals;

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  Butler's board of directors' knowledge of the current state of the business, operations, assets, financial condition, results of operations, and prospects of Butler;

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  Butler's anticipated liquidity and capital resource needs immediately and over the next several years;

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  defaults by Butler under the Credit Agreement and the Notes, Butler's inability to date to obtain any waiver of such defaults or forbearances from these creditors, and the going-concern qualification to be received from Butler's independent outside accounting firm in connection with Butler's audited 2003 year-end financial statements;

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  the requirements of the Noteholder Amendment Agreement to deliver to the Note holders and senior lenders no later than February 9, 2004 a definitive merger agreement (which the Merger Agreement with BlueScope satisfied), which will result in consummation of a transaction that provides for repayment in full of the Notes by April 30, 2004;

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  the adverse impact that filing for bankruptcy would have on Butler's business, creditors, vendors, customers and stockholders and the likelihood that the value of Butler common stock would be substantially diminished following filing for bankruptcy;

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  the analysis presented by Baum and the fairness opinion of Baum delivered to Butler's board of directors as described below under "Opinion of Butler's Financial Advisor";

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  the potential adverse effect on Butler and the market price of Butler's common stock if the Merger is not consummated;

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  the terms of the Merger Agreement, which among other things permits Butler's board of directors properly to discharge its fiduciary duties, which may include responding to unsolicited inquiries and proposals from third parties interested in the possible acquisition of Butler and providing information to, and entering into discussions and negotiations with, such parties and withdrawing the board's recommendation in favor of the Merger, if the board of directors determines the other proposal is a superior proposal subject to the terms of the Merger Agreement;

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  the fact that the merger consideration is all cash, which provides greater certainty of value to Butler stockholders than would a transaction in which Butler stockholders would receive stock;

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  the likelihood that the Merger would be completed prior to April 30, 2004 in light of the experience, reputation and financial capability of BlueScope; and

  •
  the Merger's terms and timetable, in light of the results of the bidding process conducted by Butler with Baum's assistance, the indication of interest letters received by Butler, and the general industry and market awareness, based on Butler's public statements, that Butler was exploring strategic options including a sale of Butler.

        The foregoing discussion of the information and factors considered by Butler's board of directors in determining that the Merger Agreement and the transactions contemplated by the Merger Agreement is fair to, and in the best interests of, Butler and its stockholders is not intended to be exhaustive, but is believed to include the material factors Butler's board of directors considered in connection with its evaluation of the transaction. In view of the wide variety of factors considered and the complexity of such matters, Butler's board of directors did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision.

Recommendation of Butler's Board of Directors

        After careful consideration, Butler's board of directors has unanimously determined that the Merger Agreement is advisable, has approved the Merger Agreement and recommends that Butler stockholders vote "FOR" approval and adoption of the Merger Agreement.

Failure to Approve and Complete the Merger

        It is possible the Merger will not be completed. This would happen if the Butler stockholders do not approve and adopt the Merger Agreement or if certain other conditions are not satisfied or waived. See "The Merger—Conditions to Consummation of the Merger." If the Merger is not completed, none of BlueScope, Butler or any other person will be under any obligation to make or consider any alternate proposal regarding the acquisition of Butler. If the Merger is not completed, Butler will have to pursue alternate transactions in order to resolve its continuing defaults under its borrowing agreements, preserve the value of its assets and continue its operations as a going concern. These alternate transactions could include restructurings, recapitalizations, an alternate acquisition, disposals of assets, procurement of new equity or any combination of these and may or may not involve a filing under Chapter 11 of the U.S. Bankruptcy Code. Butler's board of directors and management believe if the Merger is not completed, it will be difficult to obtain a workable arrangement with its senior creditors to continue existing operations as currently conducted.

Opinion of Butler's Financial Advisor

        On February 11, 2004, Baum delivered certain of its written analyses and its oral opinion to Butler's board of directors, which was subsequently confirmed in writing, to the effect that, subject to the assumptions, procedures, and limitations set forth therein, as of such date, the merger consideration to be received by the holders of Butler common stock pursuant to the terms and conditions set forth in the Merger Agreement was fair, from a financial point of view, to the holders of Butler common stock.

        The full text of the written opinion of Baum, dated February 15, 2004, which sets forth assumptions made, matters considered, and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Appendix C and is incorporated herein by reference. Holders of Butler common stock are urged to, and should, read carefully the opinion in its entirety in conjunction with this proxy statement. The analysis and opinion of Baum were prepared for the benefit and use of the board of directors of Butler in connection with its deliberations regarding the Merger and such opinion does not constitute a recommendation as to how any holder of Butler common stock should vote with respect to the Merger.

        In connection with its opinion, Baum reviewed, among other things, the terms and conditions describing or otherwise directly relating to the merger consideration set forth in the Merger Agreement; certain publicly available business and historical financial information relating to Butler, including without limitation Annual Reports, Forms 10-K, Forms 10-Q and other filings with the SEC; current and historical market prices and trading volumes of Butler common stock; certain historical internal financial information and other data relating to the businesses and financial prospects of Butler, as well as estimates, financial forecasts and analyses prepared by the senior management of Butler that are not publicly available; and the process and background that led to the Merger. Further, Baum reviewed and considered the facts and circumstances relating to the events of default that exist under the Credit Agreement and the Notes as well as the Noteholder Amendment Agreement, the Noteholder Acknowledgement Agreement, and the Payout Arrangement Agreements. In addition, Baum held discussions with members of the senior management of Butler regarding past and current business operations, financial condition and future prospects. Baum also reviewed publicly available financial and stock market data with respect to certain companies that Baum believed to be comparable in certain respects to Butler; financial terms of certain business combinations that Baum deemed to be comparable in certain respects to the Merger; certain historical data relating to premiums paid in mergers and acquisitions of publicly traded companies of a similar size to Butler; and conducted such other financial studies, analyses and investigations, and considered such other information that Baum deemed necessary or appropriate.

        In preparing its opinion, Baum relied upon and assumed the accuracy and completeness of all the financial and other information that was publicly available or provided to Baum by or on behalf of Butler, and was not engaged to verify any such information. Baum relied upon and assumed, without independent verification, that the information provided by Butler, including projections, and related analyses and judgments thereto, reflected the best currently available estimates and judgments of the senior management of Butler as to recent and likely future performance or other matters covered thereby. Baum also relied upon the assurances of the senior management of Butler that they were not aware of any information or fact that would make the information provided to Baum incomplete or misleading. Baum did not undertake nor obtain any independent evaluations or appraisals of any of the assets, properties or liabilities of Butler, nor make any physical inspection of the properties or assets of Butler for such purposes. Baum has not been engaged to independently verify any legal or accounting matters relative to the Merger Agreement. Baum has assumed the Merger will be validly consummated in accordance with the terms and conditions of the Merger Agreement.

        The opinion of Baum addressed only the fairness, from a financial point of view, of the merger consideration to the holders of Butler common stock and did not address any other aspect of the Merger. Baum was not asked to, nor did it, express an opinion as to the effect of any other transaction in which Butler might engage or the underlying business decision of the board of directors of Butler to proceed with the Merger.

        The opinion of Baum necessarily is based on the information made available to Baum and the conditions and circumstances as they existed on February 15, 2004, and can be evaluated only as of such date. Events occurring after the date of the opinion could materially affect the assumptions used in preparing the opinion.

        In preparing its opinion, Baum considered, and viewed various analyses in light of, certain risks associated with Butler's financial condition and the ongoing defaults under the Credit Agreement and the Notes, which include, but are not limited to, the rights of the Note holders to accelerate the maturity of outstanding indebtedness under the Notes (which would, among other things, require immediate repayment of the Notes as well as payment of the make-whole amount); the rights of the banks under the Credit Agreement to require cash collateral for reimbursement obligations under letters of credit; the maturity of the Credit Agreement occurring on June 20, 2004; and any adverse effect that may result from any failure of Butler to satisfy its obligations under the terms of the Noteholder Amendment Agreement. In addition, Baum considered the fact that it had been informed by Butler's senior management that Butler expected to receive a going-concern qualification from its auditors with regard to the audit opinion for the year ended December 31, 2003, as well as the potential for a material adverse impact on Butler's operations and financial condition brought about by the future actions of Butler's lenders, vendors, suppliers, customers and employees as a result of these matters. Baum also considered industry performance, general business and economic conditions, and other matters it deemed relevant pertaining to Butler and its business existing as of the date of the opinion.

        The financial analyses summarized below include information presented in tabular format. In order to fully understand Baum's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Baum's financial analyses.

        The following is a summary of the principal financial analyses performed by Baum and reported to the board of directors of Butler and is qualified in its entirety by reference to the full text of Baum's opinion.

  Historical Stock Price Analysis

        Baum analyzed Butler's historical stock prices on a volume-weighted basis over various periods of time rather than the historical prices of Butler common stock on any particular trading day. Baum performed its analysis of the merger consideration compared to volume-weighted average stock prices of Butler's common stock over various periods ending on October 29, 2003, the day prior to the public announcement of Butler's intent to explore strategic options, which included the solicitation of private investment capital, asset sales and the sale of Butler. For purposes of computing the premiums to volume-weighted historical stock prices for Butler implied by the Merger, Baum used the merger consideration of $22.50 per share. This analysis indicated the following premiums:

Period	Volume Weighted Average Price	Implied Premium
2 Years Ending 10/29/03	$20.95	7.4%
1 Year Ending 10/29/03	$17.22	30.7%
6 Months Ending 10/29/03	$16.35	37.6%
3 Months Ending 10/29/03	$15.29	47.2%
At 10/29/03	$16.98	32.5%

  Comparable Company Analysis

        Baum noted that no company utilized in the comparable company analysis is directly comparable to Butler. Accordingly, it is Baum's view that an analysis of the following results necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that could affect the value of Butler common stock or other publicly traded companies that Baum deemed comparable in certain respects to Butler.

        Baum analyzed selected financial and operating data of Butler and the following nine publicly traded companies: Apogee Enterprises, Inc., Huttig Building Products, Inc. International Aluminum Corporation, Modtech Holdings, Inc., NCI Building Systems, Inc., Paul Mueller Company, Quanex Corporation, Simpson Manufacturing Company, Inc. and Valmont Industries, Inc. (collectively, the "Comparable Companies"). Baum selected the Comparable Companies based on the size of those companies and their participation in either building products and materials manufacturing or engineered industrial steel product fabrication. Though similar in certain respects, there are significant differences between the Comparable Companies and Butler. It is Baum's belief that due to the differences in financial and operating characteristics of the Comparable Companies, the comparable company analysis is not readily susceptible to summary description.

        Baum examined certain publicly available financial and stock market trading data for the Comparable Companies to evaluate the implied trading multiples of enterprise value (equity value plus total net debt, preferred stock and minority interest) to (i) revenue, (ii) earnings before interest, taxes, depreciation and amortization ("EBITDA"), and (iii) earnings before interest and taxes ("EBIT"), each for the latest 12 months ("LTM"). Likewise, Baum also evaluated the implied trading multiples of equity value to (i) net income (earnings per share with a multiple expressed as a "P/E", or share price/earnings per share) and (ii) book value of stockholders' equity for the Comparable Companies. For purposes of computing valuation multiples for Butler implied by the Merger, Baum used the merger consideration of $22.50 per share and, where appropriate, included as a component of net debt the estimated amount of the make-whole amount payable to the Note holders upon a change in control of Butler. The LTM financial data for Butler was based upon unaudited financial results for the period ended December 31, 2003, as adjusted to exclude certain restructuring, non-recurring or extraordinary charges and gains. Because certain of the financial results for the LTM period were negative in value, certain of the multiples implied for Butler by the merger consideration are not mathematically meaningful but are instructive nonetheless. This analysis indicated the following trading multiples for the Comparable Companies as compared to the multiples implied for Butler by the merger consideration:

Comparable Companies
Butler (Merger Consideration)
	Range	Mean	Median
Enterprise Value / LTM Revenue	0.2x - 1.9x	0.7x	0.8x	0.3x
Enterprise Value / LTM EBITDA	4.8x - 11.2x	8.1x	8.0x	17.8x
Enterprise Value / LTM EBIT	7.4x - 18.3x	12.9x	12.4x	n/m
Price / Earnings	9.6x - 25.0x	20.1x	20.6x	n/m
Equity Value / Book Value	1.1x - 2.8x	1.7x	1.8x	1.0x

  Comparable Transaction Analysis

        Baum noted that no merger or acquisition transaction utilized in the comparable transaction analysis is identical to the Merger. Accordingly, Baum believed that an analysis of the following results necessarily involves complex considerations and judgments concerning differences in financial, operating and other characteristics of Butler and the companies involved in the comparable transactions.

        Baum identified and performed an analysis of 14 merger and acquisition transactions that occurred since 1998 in the building products and materials manufacturing and engineered industrial steel product fabrication industries that it deemed comparable in certain respects to the Merger. The transactions analyzed included the following:

Acquiror	Target	Date
Nortek, Inc.	Investor Group	01/09/03
Associated Materials, Inc.	Harvest/AMI Holdings, Inc.	04/20/02
VP Buildings Inc. (LTV Corporation)	Grupo IMSA SA de CV	09/19/01
Robertson-Ceco Corporation	HEICO Acquisitions, Inc.	06/16/00
Cameron Ashley Building Products	Guardian Industries Corporation	06/13/00
Jannock Ltd.	Onex Corporation	03/10/00
TJ International, Inc.	Weyerhaeuser Company Limited	02/28/00
Republic Builders Products Co.	Onex Corporation	09/01/99
American Building Company	Onex Corporation	05/30/99
SPI Manufacturing, Inc.	Modtech Holdings, Inc.	02/17/99
Alumax, Inc.	Alcoa, Inc.	07/31/98
Beaird Industries, Inc.	Industrial Holdings, Inc.	06/30/98
Metal Buildings Components, Inc.	NCI Buildings Systems, Inc.	05/08/98
Masterview Window Company LLC	Atrium Companies, Inc.	03/27/98

        For these transactions, Baum calculated multiples of enterprise value to LTM revenue, EBITDA and EBIT where such data was available. Likewise, Baum also calculated the multiples of equity value to book value of stockholders' equity. For purposes of computing valuation multiples for Butler implied by the Merger, Baum used the merger consideration of $22.50 per share and, where appropriate, included as a component of net debt the estimated amount of the make-whole amount payable to the Note holders upon a change in control of Butler. This analysis indicated the following multiples as compared to the multiples implied for Butler by the merger consideration:

Comparable Transactions
Butler (Merger Consideration)
	Range	Mean	Median
Enterprise Value / LTM Revenue	0.1x - 1.4x	0.7x	0.7x	0.3x
Enterprise Value / LTM EBITDA	2.3x - 8.8x	5.5x	5.5x	17.8x
Enterprise Value / LTM EBIT	3.1x - 13.5x	7.6x	7.5x	n/m
Equity Value / Book Value	0.5x - 3.5x	1.8x	1.7x	1.0x

        In addition, Baum reviewed multiples of enterprise value to LTM EBITDA for leveraged buyout acquisitions in the general industrial, building materials, manufacturing and construction sectors with enterprise values from $50 million to $500 million that occurred since January 1, 1998, as reported by Standard & Poor's Portfolio Management Data. This analysis indicated the following multiples as compared to the multiples implied for Butler by the merger consideration:

		Enterprise Value / LTM EBITDA Multiples
	Comparable Transactions
Sector / Industry	Data Points	Range	Mean	Butler (Merger Consideration)
General Industrial	187	2.5x - 13.0x	6.6x	17.8x
Building Materials	16	5.3x - 11.3x	6.9x	17.8x
Manufacturing	16	4.8x - 8.8x	6.7x	17.8x
Construction	5	5.5x - 8.5x	6.9x	17.8x

        Baum also calculated the enterprise value multiple for Butler implied by the Merger in relation to certain projected financial results put forth by Butler's senior management for 2004. In performing these computations, Baum used the merger consideration of $22.50 per share and included as a component of net debt the estimated amount of the make-whole amount payable to the Note holders upon a change in control of Butler. On this basis, Baum calculated forward-looking valuation multiples based on 2004 projected results for Butler of 0.2x revenue, 5.7x EBITDA and 10.3x EBIT. Baum noted that, because data regarding projected financial results was not available for the comparable merger and acquisition transactions considered, these calculations were not directly comparable to the foregoing analyses.

        Baum further noted that the applicability of the forward-looking valuation multiples calculated for Butler was subject to and limited by the assumptions on which the financial projections prepared by Butler's senior management were based, which included, among others, the assumption that Butler remained independent, continued to operate its business as a going concern and was able to restructure the terms of the Credit Agreement and the Notes or otherwise refinance its existing indebtedness without adverse consequence. In considering these assumptions, Baum made note of the fact that Butler's senior management had informed Baum that Butler expected to receive a going-concern qualification from its auditors with regard to the audit opinion for the year ended December 31, 2003. Baum also considered certain risks associated with Butler's financial condition and the ongoing defaults under the Credit Agreement and Notes, as well as the fact that Butler had previously been unable to achieve any satisfactory arrangement with its lenders regarding a debt restructuring. In addition, Baum observed and considered that Butler had historically achieved operating results that were below the levels set forth in previous forecasts for the same time periods.

  Discounted Cash Flow Analysis

        Baum performed an analysis of the present value of Butler's projected future free cash flows. The future free cash flows were derived from financial projections prepared by Butler's senior management on the basis of detailed operating assumptions and estimates of market condition for the years ending December 31, 2004, 2005 and 2006.

        For purposes of this analysis, Baum calculated a terminal value for free cash flows beyond the forecast period by applying terminal multiples to Butler's projected EBIT for the year ending December 31, 2006, ranging from 4.5x to 6.0x. Based on Baum's estimate of Butler's weighted average cost of capital, which incorporated a cost of equity reflective of the risks arising from Butler's financial condition, the free cash flows and terminal values were discounted to the present using a range of discount rates from 12.0% to 20.0%. Baum calculated a corresponding range of values for Butler common stock from $18.46 to $33.04 per share, as compared to the merger consideration of $22.50 per share.

        The financial projections prepared by Butler's senior management, which form the basis for the discounted cash flow analysis, were developed under that assumption that Butler remained independent, continued to operate its business as a going concern and was able to restructure the terms of the Credit Agreement and the Notes or otherwise refinance its existing indebtedness without adverse consequence. In considering these assumptions, Baum made note of the fact that Butler's senior management had informed Baum that Butler expected to receive a going-concern qualification from its auditors with regard to the audit opinion for the year ended December 31, 2003. Baum further noted certain risks associated with Butler's financial condition and the ongoing defaults under the Credit Agreement and the Notes in the context of considering the assumptions of Butler's senior management, as well as the fact that Butler had previously been unable to achieve any satisfactory arrangement with its lenders regarding a debt restructuring. In addition, Baum observed and considered that Butler had historically achieved operating results that were below the levels set forth in previous forecasts for the same time periods. In light of these factors, it is Baum's view that applicability of the discounted cash flow analysis was limited in this instance.

        The foregoing does not purport to be a complete description of the analyses performed by Baum, but describes, in summary form, the principal elements of the analyses performed by Baum in arriving at its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Baum did not attribute any particular weight to any analysis or factor it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Baum's analysis must be considered as a whole. Selecting portions of its opinion and factors considered by Baum, without considering all the analysis and factors, could create a misleading or incomplete view of the processes underlying such analyses and Baum's opinion. The description of the analyses set forth herein does not purport to be a complete description of the analyses underlying Baum's opinion.

  Fee And Other Information

        Baum was selected as a financial advisor by the board of directors of Butler in connection with the Merger based upon its knowledge and familiarity with Butler and its industry as well as Baum's qualifications, expertise and reputation, including the fact that it is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes.

        Under the terms of its engagement, Butler has agreed to pay Baum for its financial advisory services a transaction fee based on a percentage of the total consideration, including outstanding indebtedness assumed or extinguished, payable in the Merger. The aggregate fee payable to Baum for its financial advisory services for the Merger has been agreed to be $2,950,000, which fee is contingent upon completion of the Merger. Baum also received a fee of $280,000 for its fairness opinion that was not contingent upon the conclusion reached in the opinion, one half of which was payable on delivery of the opinion and, on consummation the Merger, the balance is deemed paid from the financial advisory fee. Butler also has agreed to reimburse Baum for reasonable expenses incurred by Baum in performing its services, including fees and expenses of its legal counsel, and to indemnify Baum and related persons against liabilities arising out of its engagements, including without limitation certain liabilities under federal securities laws. The terms of Baum's fee arrangements were negotiated at arm's length between Butler and Baum. Baum or its affiliates have previously rendered investment banking services to the Company for which customary compensation was received. In the ordinary course of business, Baum's affiliates may actively trade or hold the securities of Butler or BlueScope for the accounts of others and, accordingly, may at any time hold a long or short position in those securities.

Interests of Butler's Directors and Officers in the Merger

        Some of Butler's directors and executive officers have interests in the Merger that are different from, or are in addition to, their interests as stockholders in Butler. Butler's board of directors knew about these additional interests and considered them when it approved the Merger Agreement. These interests include the following:

Change of Control Employment Agreements

        Butler had executed Change of Control Employment Agreements with John J. Holland, Ronald E. Rutledge, John W. Huey, Larry C. Miller, and Barbara B. Bridger. The agreements provided the following:

  •
  upon a change of control (as defined in the agreements), the executive would be entitled to receive until the third anniversary of the change in control a base salary, annual cash bonuses and other fringe benefits at the highest levels provided to the executive during certain periods immediately preceding the change in control;

  •
  upon a termination of the executive other than for cause, or upon the executive's resignation for good reason (as defined) or resignation during a 30-day period following the first anniversary of the change of control, the executive would be entitled to receive a lump sum cash payment consisting of:

  •
  the executive's base salary through the date of termination;

  •
  a proportionate bonus based upon the executive's annual bonus for the last three fiscal years;

  •
  three times the sum of the base salary plus bonus the executive is entitled to under the agreement;

  •
  other accrued obligations;

  •
  the difference between the actuarial equivalent of the retirement benefit the executive would receive if he remained employed for the employment period and the actuarial equivalent of the executive's actual retirement benefit; and

  •
  for the remainder of the employment period, the executive would be entitled to continued employee welfare benefits, including life and family health insurance.

  •
  if any payment to the executive, whether pursuant to the agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive was entitled to receive an additional payment equal to the excise tax and other taxes with respect thereto.

        The agreements continued for a three-year term with provision for automatic renewal. Benefits were to be provided subsequent to the expiration of the agreement if a change of control occurred during the initial or any renewal term.

        In connection with the Merger, BlueScope required that prior to the signing of the Merger Agreement, Butler and the executives enter into new agreements canceling their Change of Control Employment Agreements and containing new non-competition and other restrictive covenants by the executives. BlueScope further required that all payments to be made to the executives in connection with such cancellations and restrictive covenants be fully paid and discharged by Butler prior to the closing of the Merger. In exchange for such cancellations and restrictive covenants, Butler agreed to make the cash payments to the executives set forth below prior to the closing of the Merger and to provide them with health and welfare benefits for a period of three years following the closing of the Merger.

        Under the new agreements, each executive agreed to refrain from having an ownership interest over 5% or associating in general or participating as an employee or in the management of:

  •
  certain specific companies for a period of three years following the executive's termination, or

  •
  competitors of Butler in general for a period of one year following the executive's termination.

        Each new agreement also contains other restrictive covenants under which the executives are prohibited from taking the following actions over the applicable non-compete periods:

  •
  soliciting clients of Butler to do business with certain competing enterprises of Butler;

  •
  transacting business with clients of Butler;

  •
  divulging or using for his or her own benefit any confidential information of Butler;

  •
  interfering with relationships between Butler and its clients; or

  •
  soliciting employees of Butler to work for a competing enterprise.

        Under the new agreements, each executive will receive cancellation payments and payment in consideration for the restrictive covenants in his or her agreement in the following amounts:

Executive	Cancellation Payment	Restrictive Covenants Payment
John J. Holland	$431,878	$1,200,000
Ronald E. Rutledge	525,302	740,000
John W. Huey	429,948	360,000
Larry C. Miller	439,965	490,000
Barbara B. Bridger	346,623	330,000

        Each of the executives has agreed, from and after such payments, to release Butler, BlueScope and their affiliates from any and all rights and claims in connection with or arising from such executive's employment relationship with Butler or any termination of that employment relationship, including but not limited to any rights or claims under the Change of Control Employment Agreements. BlueScope and its existing affiliates have no obligations under the Change of Control Employment Agreements or the new agreements.

        Butler believes that the cancellation of the existing Change of Control Employment Agreements and the new restrictive covenants will provide certain prospective financial benefits to Butler which redounds to the benefit of Butler's shareholders.

Stock Options

        Some of the officers and directors of Butler hold stock options to purchase shares of common stock of Butler. Immediately prior to the Effective Time, any unvested options will immediately become vested, and all options will be cancelled. Promptly after the Effective Time, BlueScope will pay or will cause the Surviving Corporation to pay to each option holder for each option an amount in cash equal to the product of (A) the difference between $22.50 and the per share exercise price of such option, and (B) the number of shares of Butler common stock covered by such option, less any applicable withholding taxes. The aggregate amount of cash to be paid to director and management option holders in connection with the Merger is expected to be approximately $172,000, including $62,250 to Mr. Holland, $49,800 to Mr. Rutledge, $4,980 to Mr. Miller, $4,980 to Mr. Huey, $4,980 to Ms. Bridger, and $9,920 to Mark A. McCollum.

Restricted Stock

        Some of the officers of Butler have been awarded bonuses in the form of restricted stock of Butler. As of the date Butler stockholders approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement (the "Shareholder Approval Date"), any restrictions and provisions for forfeiture on this restricted stock will automatically expire and lapse and all such restricted stock will immediately be fully vested. The amount of restricted stock currently held by officers is approximately 11,817 shares, including 1,128 by Mr. Holland, 564 by Mr. Rutledge, 64 by Mr. Miller and 66 by Ms. Bridger.

Deferred Compensation

        Some of the officers of Butler have elected to defer a portion of their compensation to provide funds for retirement or death. As of the Shareholder Approval Date, participants in the plan will be eligible for a lump sum cash payment of the balance of the participant's deferred benefit account to be paid within 15 days of the Shareholder Approval Date. The amount of such lump sum cash payment for all participants as of December 31, 2003 is $5,316,837, including $114,410 to Mr. Holland, $288,285 to Mr. Rutledge, $168,453 to Mr. Miller and $77,369 to Mr. Huey.

        Some of the directors of Butler have elected to defer fees earned for serving as a director of Butler. The deferred fees were converted into units, each of which generally is equivalent to a share of Butler common stock. At or immediately prior to the Effective Time, such directors will receive a lump sum cash distribution equal to the number of units in their respective account multiplied by $22.50. As of December 31, 2003, the units available for distribution totaled 20,311, including 6,581 units to K. Dane Brooksher, 3,458 units to Gary Christensen, 3,554 units to Susan F. Davis, 980 units to retired director Robert J. Novello, 2,281 units to Gary L. Tapella, and 3,458 units to William D. Zollars.

Supplemental Benefit Plan and Split Dollar Life Insurance Agreements

        Butler maintains a Supplemental Benefit Plan for which certain of its officers are eligible. Within 15 days following the Shareholder Approval Date, all accrued benefits under this plan become vested and Butler will be obligated to pay to all actively employed, terminated with vested benefits and retired participants under such plan a lump sum amount equal to the total of the actuarial equivalent of any accrued benefits under the supplemental benefit plan plus an additional amount to cover the incremental income tax of the participant with respective to receipt of such lump sum.

        To offset certain payment obligations under Butler's Supplemental Benefit Plan, Butler has entered into individual split dollar life insurance agreements with certain of its current and former officers under which Butler has funded the participant's insurance premiums and has secured its financial interest with collateral assignments on the various life insurance policies. At or immediately prior to the

Shareholder Approval Date, Butler's interest in the insurance policies will terminate, resulting in an economic benefit to the participants, including certain of its officers.

        Butler's aggregate lump sum obligation under the Supplement Benefit Plan is $6.1 million which is partially offset in the amount of $2.4 million by various individual split dollar life insurance arrangements resulting in a remaining cash payment obligation of $3.7 million. All of Butler's obligations to its current officers under the Supplemental Benefit Plan are offset by individual split dollar life insurance agreements as noted below; therefore none of the above described cash payments are due Messrs. Holland, Rutledge, Miller, Huey or Ms. Bridger.

        Under the provisions of the Split Dollar Life Insurance Agreements, at or immediately prior to the Shareholder Approval Date, Butler's interest in the insurance policies secured by a collateral assignment under the split dollar life insurance agreements will terminate, resulting in an economic benefit to the participant. The amount of such benefit to all participants with split dollar arrangements is $3 million, including $933,000 to Mr. Holland, $280,000 to Mr. Rutledge and $110,000 to Mr. Miller. Mr. Huey and Ms. Bridger do not have split dollar life insurance agreements.

Indemnification and Insurance

        The Merger Agreement provides for continuing indemnification of present and former directors and officers of Butler at the Effective Time against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages and liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigation, arising out of or relating to any action or omission occurring or alleged to occur prior to the Effective Time or the Merger or the other transactions contemplated by the Merger Agreement in each case to the fullest extent that Butler would have been permitted under Delaware law and Butler's certificate of incorporation and by-laws in effect on the date of the Merger Agreement to indemnify such director or officer (and BlueScope will also advance expenses as incurred to the fullest extent that Butler would have been permitted to do so thereunder; provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to such indemnification).

        Prior to the Effective Time, Butler will purchase the extended reporting period coverage option as provided under certain of its existing directors' and officers' liability insurance policies, which shall provide coverage for a period of six years commencing from the Effective Time. In addition, Butler will purchase the extended reporting period coverage option as provided under its existing fiduciary liability insurance policy and one of its existing directors' and officers' liability insurance policies, in each case providing coverage for a period of three years commencing from the Effective Time. The purchase of the extended reporting period options will provide insurance limits of not less than $15 million in the aggregate, which is a reduction of $10 million from the directors' and officers' liability coverage in effect prior to the Effective Time, and no reduction from the $15 million of fiduciary liability insurance limits in effect prior to the Effective Time.

Completion and Effectiveness of the Merger

        Butler is working to complete the Merger as soon as possible. Butler anticipates completing the Merger immediately following the special meeting, subject to receipt of stockholder approval and adoption and satisfaction or waiver of the conditions set forth in the Merger Agreement. The Effective Time will be upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger Agreement also provides that such filing will be made as soon as is practicable after satisfaction or waiver of the conditions set forth in the Merger Agreement unless another time is agreed to by the parties.

Material United States Federal Income Tax Consequences

        The following is a summary of United States federal income tax consequences of the Merger relevant to beneficial holders of Butler common stock. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to beneficial holders of Butler common stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, existing, proposed and temporary regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. The discussion applies only to beneficial holders of Butler common stock in whose hands shares are capital assets and may not apply to beneficial holders who acquired their shares pursuant to the exercise of employee stock options or other compensation arrangements with Butler or hold their shares as part of a hedge, straddle or conversion transaction or who are subject to special tax treatment under the Code (such as dealers in securities, insurance companies, other financial institutions, regulated investment companies, tax-exempt entities, S corporations and taxpayers subject to the alternative minimum tax). In addition, this discussion does not discuss the federal income tax consequences to a beneficial holder of Butler common stock who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local or foreign tax laws.

        The receipt of cash for Butler common stock pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. In general, a beneficial holder who receives cash in exchange for shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the beneficial holder's adjusted tax basis in the shares surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the Merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the beneficial holder's holding period for such shares is more than one year at the time of consummation of the Merger.

        Backup withholding at a 28% rate may apply to cash payments a beneficial holder of shares receives pursuant to the Merger. Backup withholding generally will apply only if the beneficial holder fails to furnish a correct taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Each beneficial holder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the exchange agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner acceptable to the exchange agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against a beneficial holder's United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

        Because individual circumstances may differ, each beneficial holder of shares is urged to consult such beneficial holder's own tax advisor as to the particular tax consequences to such beneficial holder of the Merger, including the application and effect of state, local, foreign and other tax laws.

Accounting Treatment of the Merger

        The Merger will be accounted for as a "purchase", as such term is used under GAAP, for accounting and financial reporting purposes. Accordingly, a determination of the fair value of Butler's assets and liabilities will be made in order to allocate the purchase price to the assets acquired and the liabilities assumed.

Regulatory Filings and Approvals

        Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, certain acquisition transactions, including the Merger, may not be consummated until specified notification requirements have been satisfied and waiting periods have been terminated or expired. On                        , 2004, the Notification and Report Forms required pursuant to the HSR Act were filed by Butler and BlueScope with the Federal Antitrust Agencies for review in connection with the Merger. The waiting period under the HSR Act is currently scheduled to expire at 11:59 p.m. on                        , 2004, unless terminated or otherwise extended by the Federal Antitrust Agencies. Even though the HSR Act waiting period has been terminated, the Federal Antitrust Agencies could take such actions under the antitrust laws as they deem necessary or desirable in the public interest, including seeking divestiture of substantial assets of Butler or BlueScope. In certain cases, state antitrust regulators or other persons may also have the right to challenge the Merger under applicable antitrust laws. The parties do not believe that consummation of the Merger will result in a violation of any applicable antitrust laws. However, there can be no assurances that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result of any challenge. See also "The Merger Agreement—Conditions to Consummation of the Merger."

Dissenters' Rights of Appraisal

        Under the DGCL, if you do not wish to accept the cash payment provided for in the Merger Agreement, you have the right to dissent from the Merger and to receive payment in cash for the fair value of your Butler common stock. Butler stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Butler will require strict compliance with the statutory procedures. A copy of Section 262 is attached to this proxy statement as Appendix B.

        The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL.

        Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the Merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes Butler's notice to its stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix B since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

        If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

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  You must deliver to Butler a written demand for appraisal of your shares before the vote with respect to the Merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against approval and adoption of the Merger Agreement. Voting against or failing to vote for approval and adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

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  You must not vote in favor of approval and adoption of the Merger Agreement. A vote in favor of the approval and adoption of the Merger Agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

        If you fail to comply with either of these conditions and the Merger is completed, you will be entitled to receive the cash payment for your shares of Butler common stock in the amount of $22.50 per share (without interest), as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Butler common stock.

        All demands for appraisal should be addressed to the Secretary at Butler Manufacturing Company, 1540 Genessee Street (P. O. Box 419917), Kansas City, Missouri, 64102, before the vote on the Merger is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Butler common stock. The demand must reasonably inform Butler of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

        To be effective, a demand for appraisal by a holder of Butler common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares.

        If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

        If you hold your shares of Butler common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

        Within 10 days after the Effective Time, the Surviving Corporation must give written notice that the Merger has become effective to each Butler stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger. At any time within 60 days after the Effective Time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his or her shares of Butler common stock. Within 120 days after the Effective Time, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Chancery Court demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The Surviving Corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder's previously written demand for appraisal.

        If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the

Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

        After determination of the stockholders entitled to appraisal of their shares of Butler common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

        In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

        Costs of the appraisal proceeding may be imposed upon the Surviving Corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the Effective Time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the Effective Time; however, if no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within 60 days after the Effective Time, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Butler common stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the Effective Time may only be made with the written approval of the Surviving Corporation and must, to be effective, be made within 120 days after the effective time.

        In view of the complexity of Section 262, Butler stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

Delisting and Deregistration of Butler Stock after the Merger

        If the Merger is completed, Butler common stock will be delisted from the NYSE and will be deregistered under the Securities Exchange Act.

THE MERGER AGREEMENT

Structure of Merger

        In the Merger, the BlueScope Subsidiary, an indirect wholly-owned subsidiary of BlueScope, will merge with and into Butler, and, as a result, Butler will become an indirect wholly-owned subsidiary of BlueScope.

Effective Time of the Merger

        The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. Such filing will take place as soon as practicable after the conditions contained in the Merger Agreement have been satisfied or waived (subject to certain restrictions), or at a time as Butler and BlueScope agree.

Consideration to Be Received in Merger

        As of the Effective Time, each share of Butler common stock outstanding (other than shares held by Butler or its subsidiaries or stockholders who perfect their statutory appraisal rights under the DGCL), will be converted into the right to receive $22.50 in cash without interest. Shares of common stock of Butler held as treasury stock will be canceled at the Effective Time.

Conditions to Consummation of the Merger

        Butler and BlueScope.    Butler's and BlueScope's obligations to effect the Merger are subject to the satisfaction or waiver of various conditions, including the following:

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  the holders of a majority of the outstanding shares of Butler common stock have voted in favor of approving and adopting the Merger Agreement;

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  all regulatory approvals have been obtained;

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  no law, court order, judgment, decree or injunction (whether temporary, preliminary or permanent) is in effect or has been promulgated, enacted, entered or enforced, and no other action has been taken, by any governmental entity or by any court of competent jurisdiction, that has the effect of preventing the completion of the Merger; and

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  the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has expired or been terminated and all consents, approvals, authorizations and actions of, filings with and notices to, any governmental entity required of BlueScope, the BlueScope Subsidiary, Butler or any of its subsidiaries to consummate the Merger and the other transactions contemplated by the Merger Agreement, have been obtained or made, subject to the terms of the Merger Agreement.

        BlueScope.    The obligations of BlueScope to consummate the Merger are further subject to the fulfillment of the following conditions, any of which may be waived in whole or part by BlueScope:

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  the representations and warranties of Butler set forth in the Merger Agreement which are qualified by materiality or a Butler material adverse effect or words of similar effect must be true and correct without regard to any such qualifications as of the date of the Merger Agreement and as of the closing date as though made on and as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties must be true and correct as of such earlier date); provided, however, that notwithstanding the foregoing, this condition will be deemed to be satisfied unless the failures of such representations and warranties to be so true and correct, individually or in the aggregate, has, or is reasonably likely to have or result in, a Butler material adverse effect;

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  the representations and warranties of Butler set forth in the Merger Agreement which are not so qualified by materiality or a Butler material adverse effect or words of similar effect must be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date as though made on and as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties must be true and correct in all material respects as of such earlier date);

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  Butler must have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing of the Merger;

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  Butler must not be liable for environmental liabilities which individually or in the aggregate are reasonably likely to cost more than $5 million to remediate;

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  members of Butler's board of directors must have resigned as of the closing date;

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  no material adverse effect on or material adverse change regarding Butler has occurred since the date of the Merger Agreement (see—"Material Adverse Effect/Material Adverse Change and First Quarter 2004 Financial Statements" herein);

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  the Rights Agreement must be terminated as of the closing date;

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  Butler must have paid all payments to executives under the Amendment and Termination of Change of Control Employment Agreements; and

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  Butler must have delivered an affidavit to BlueScope regarding "United States real property interest" under Section 897(c) of the Internal Revenue Code of 1986, as amended.

        Butler.    The obligations of Butler to consummate the Merger are further subject to the fulfillment of the following conditions, any of which may be waived in whole or part by Butler:

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  the representations and warranties of BlueScope set forth in this Agreement which are qualified by materiality or a BlueScope material adverse effect or words of similar effect must be true and correct as of the date of the Merger Agreement and as of the closing date as though made on and as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations must be true and correct as of such earlier date);

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  the representations and warranties of BlueScope set forth in this Agreement which are not so qualified by materiality or a BlueScope material adverse effect or words of similar effect must be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date as though made on the closing date (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties must be true and correct in all material respects as of such earlier date); and

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  BlueScope and the BlueScope Subsidiary must have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the closing of the Merger.

Exchange Procedures

        BlueScope has appointed                        as a paying agent for the purpose of exchanging certificates representing shares of Butler common stock for the cash consideration. BlueScope will deposit with the paying agent the funds sufficient to pay the aggregate merger consideration to the Butler stockholders and to satisfy all of its other obligations under the Merger Agreement.

        As soon as practicable after the consummation of the Merger, the paying agent will mail to each former holder of record of Butler common stock a letter with instructions on how to exchange stock certificates for the cash consideration.

        Please do not send in your stock certificates until you receive the letter of transmittal and instructions from the paying agent. Do not return your Butler stock certificates with the enclosed proxy card. If your shares of Butler common stock are held through a broker, your broker will surrender your shares for cancellation.

        After you mail the letter of transmittal, duly executed and completed in accordance with its instructions, and your stock certificates to the exchange agent, the paying agent will mail a check to you. The stock certificates you surrender will be canceled. After the completion of the Merger, there will be no further transfers of Butler common stock, and stock certificates presented for transfer after the completion of the Merger will be canceled and exchanged for the cash merger consideration. If payment is to be made to a person other than the registered holder of the shares of Butler common stock, the certificate surrendered must be properly endorsed or otherwise in proper form for transfer and any transfer or other taxes must be paid by the person requesting the payment or that person must establish to the paying agent's satisfaction that such tax has been paid or is not payable.

        If your Butler stock certificates have been lost, stolen or destroyed, upon making an affidavit of that fact, and if required by BlueScope, posting a bond as indemnity against any claim with respect to the certificates, the paying agent will issue the cash consideration in exchange for your lost, stolen, or destroyed stock certificates.

Representations and Warranties

        The Merger Agreement contains customary representations and warranties relating to, among other things:

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  corporate organization and similar matters with respect to each of BlueScope and Butler;

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  Butler's subsidiaries;

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  Butler's capital structure;

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  authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities and third parties relating to, the Merger Agreement and related matters with respect to each of BlueScope and Butler;

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  entering into the transaction by BlueScope or Butler is not in conflict or violation of any law, court order, judgment, decree or injunction or in violation or breach of each company's respective organizational documents or other contracts;

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  Butler's non-competition obligations;

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  documents Butler has filed with the SEC, the accuracy of the financial statements and other information contained in such documents, compliance with the SEC rules and regulations, and the absence of undisclosed liabilities and off-balance sheet arrangements by Butler;

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  the accuracy of Butler's books and records;

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  absence on behalf of Butler of, among other things, operations out of the ordinary course of business, material adverse changes, dividends, stock splits, combinations, reclassifications, redemptions or repurchases of Butler capital stock, amendments of organizational documents, sales of certain assets, incurrence of additional indebtedness or liabilities, entering into contracts over a certain dollar amount, entering into additional real estate development projects, settlement of claims, entering into a merger or similar transaction, amending its key insurance policies;

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  outstanding litigation to which Butler or BlueScope is a party that would have a material adverse effect;

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  title to Butler's material properties and assets and rights to leasehold interests;

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  matters relating to the Employee Retirement Income Security Act and other employee benefit and compensation arrangements with respect to Butler;

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  absence of labor disputes or union organizing activities or violation of labor laws with respect to Butler;

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  Butler's compliance with its contracts;

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  Butler's compliance with applicable licenses and permits;

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  tax matters with respect to Butler;

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  environmental matters that are reasonably likely to have a material adverse effect on Butler;

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  Butler's insurance policies;

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  Butler's intellectual property;

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  Butler's joint ventures;

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  transactions between Butler and its affiliates;

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  applicability of certain state takeover statutes' requirements to Butler and Butler's satisfaction of those statutes;

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  required percentage of Butler's stockholders for approval and adoption of the Merger;

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  amendment of Butler's Rights Agreement;

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  the receipt of a fairness opinion by Butler's board of directors from Baum;

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  Butler's engagement of, and payment of fees to, brokers, investment bankers and financial advisors, and amounts of fees payable to other advisors by Butler in connection with the Merger Agreement and the Merger;

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  Butler's compliance with laws, rules, regulations and permits in China; and

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  Butler's change of control agreements with its executives.

Conduct of Business Pending the Merger

        Pursuant to the Merger Agreement, Butler has agreed that, except as permitted or contemplated by the Merger Agreement or as consented to by BlueScope in writing, during the period from the date of the Merger Agreement to the completion of the Merger:

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  Butler and its subsidiaries will (1) carry on their business in the ordinary course, consistent with past practices, (2) make commercially reasonable efforts to retain the services of their officers and employees and preserve the present relationships and goodwill of Butler with customers, suppliers, distributors, creditors, lessors, unions, employees, business associates and other persons with which Butler has significant business relations, and (3) maintain their material properties and assets in good repair and condition;

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  Butler and its subsidiaries will not amend their respective certificates of incorporation or by-laws;

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  Butler and its subsidiaries will not (1) issue, sell, pledge, dispose of or encumber any capital stock or voting debt of, or other equity interest in, Butler or any of its subsidiaries (collectively,

    "Capital Stock"); (2) split, combine, subdivide or reclassify any of its outstanding Capital Stock; (3) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any Capital Stock subject to certain restrictions; or (4) repurchase, redeem or otherwise acquire, directly or indirectly, any Capital Stock or any securities convertible into, or exchangeable or exercisable for, any Capital Stock;

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  Butler and its subsidiaries will not (1) issue, sell, pledge, dispose of or encumber any Capital Stock or securities convertible into, or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any Capital Stock or any other property or assets except under certain conditions; (2) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any properties or assets other than certain permitted sales of inventory, assets and property; (3) make or authorize or commit for capital expenditures over a certain amount; or (4) amend any of the terms of their outstanding securities;

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  Butler and its subsidiaries will not (1) incur, assume or modify in any material respect any indebtedness for borrowed money (other than for certain borrowing in the ordinary course of business consistent with past practice); (2) incur, assume or modify in any material respect any liability other than in the ordinary and usual course of business in amounts and for purposes consistent with past practice; (3) prepay any such indebtedness except as may be required by the lenders pursuant to the terms of such indebtedness; (4) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any third party, except in the ordinary and usual course of business consistent with past practice; or (5) change any accounting principle, practice or method except as required by changes in GAAP;

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  Butler and its subsidiaries will not enter into any contract other than in the ordinary course of business consistent with past practice or, without limiting the foregoing, any contract (subject to certain exceptions) pursuant to which Butler could be obligated to purchase goods or services which does not terminate or can not be terminated by Butler in each case within six months from the effective date of the contract without the payment of any penalty or other consideration, or any contract over certain specified dollar thresholds in the case of any lease or contract to sell goods or services relating to the BUCON businesses, PRC businesses, Lester business, Vistawall businesses or the domestic metal building businesses conducted by Butler, or modify, amend, or terminate any such existing contract or customer discount;

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  Butler and its subsidiaries will not undertake any new real estate development projects, except certain projects after receiving BlueScope's approval;

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  Butler and its subsidiaries will not settle, compromise, waive, terminate, release or assign any material rights or claims of any nature whatsoever other than in the ordinary course of business consistent with past practice;

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  Butler and its subsidiaries will not merge or consolidate with any person or acquire by any manner any equity interest in, or assets or liabilities of, any other person;

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  Butler and its subsidiaries will not (1) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any current Butler compensation and benefit plans or (2) except for normal increases in salary for employees (other than officers) which are made in the ordinary course of business and consistent with its existing policies and practices, increase the salary, wage, bonus or other compensation of any of its directors, officers or employees;

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  Butler and its subsidiaries will not grant any severance or termination pay to, or enter into any employment or severance agreement with, any existing or prospective director, officer or other employee of the Butler;

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  Butler and its subsidiaries will not make any tax election, file any material income tax return, settle any tax audit or proceeding, request any tax private letter ruling, enter into any tax closing agreement or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business; and

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  Butler and its subsidiaries will not fail to use commercially reasonable efforts to keep in full force and effect all material insurance policies covering it, its directors, officers and employees and its assets existing as of the date of the Merger Agreement and, for any such policy it is unable to keep in force, to replace it with a substantially similar policy with a substantially similar cost and no lapse in coverage.

Material Adverse Effect/Material Adverse Change and First Quarter 2004 Financial Statements

        Several of Butler's representations and warranties contained in the Merger Agreement are qualified by reference to whether the item in question is reasonably likely to have a "Company Material Adverse Effect". Furthermore, a condition to BlueScope being obligated to consummate the Merger is that the representations and warranties of Butler which are qualified by materiality must be true and correct in all respects, disregarding any materiality qualifiers, except as it would not have a Company Material Adverse Effect. The Merger Agreement provides that a "Company Material Adverse Effect" means a material adverse effect on (1) the financial condition, results of operations, assets, liabilities or business of Butler and its subsidiaries, taken as a whole, (2) the ability of Butler to perform without delay or restrictions its obligations under the Merger Agreement or the transactions contemplated on its part thereby, or (3) the consummation or implementation of the transactions contemplated by the Merger Agreement.

        It is also a condition to BlueScope's obligation to consummate the Merger that no "Company Material Adverse Change" will have occurred since February 15, 2004. Included in the definition of Company Material Adverse Change are certain failures by Butler to meet financial milestones as described below. Those financial milestones are Butler's consolidated EBIT for the first quarter of 2004, net cash flow for the first quarter of 2004 ("Net Cash Flow") and its backlog as of March 31, 2004 of firm orders with profit margins consistent with past practice ("Backlog"), in each case as reflected in financial statements prepared in accordance with GAAP on a consistent basis (but excluding notes and year end accruals) and on a basis consistent with the forecasts for such period previously provided by Butler to BlueScope. Butler is required by the Merger Agreement to deliver to BlueScope no later than April 19, 2004 unaudited consolidated financial statements for the first quarter of 2004 which also sets forth Butler's EBIT, Net Cash Flows and Backlog for the period.

        The Merger Agreement specifies that a "Company Material Adverse Change" means any change, event, occurrence or development which has had or is reasonably likely to have or result in a Company Material Adverse Effect; provided that the following will be conclusively deemed to constitute a Company Material Adverse Change:

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  any material adverse difference between Butler's audited consolidated financial statements and the annual results announced by Butler on February 15, 2004;

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  any default in payment or acceleration of any amounts owed by Butler or any of its Subsidiaries under the Credit Agreement or the Notes;

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  the commencement of any reorganization, bankruptcy, insolvency, dissolution, liquidation or similar proceeding involving Butler or any of its significant subsidiaries (as defined in Regulation S-X under the Securities Act);

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  EBIT is less than $(8.30) million, Net Cash Flow is less than $(8.25) million or Backlog is less than $305 million (in the case of two negative numbers, the one with the larger absolute value is considered less than the other one for this purpose); or

  •
  any two of the following are true: EBIT is less than $(7.25) million, Net Cash Flow is less than $(7.10) million, and Backlog is less than $317 million (in the case of two negative numbers the one with the larger absolute value is considered less than the other one for this purpose).

No Solicitation

        Butler has agreed that neither it nor any of its officers, directors, employees, financial advisors, attorneys, accountants or other agents or representatives will, directly or indirectly:

  •
  solicit, initiate or knowingly take any action to facilitate or knowingly encourage any inquiries, or the making of a proposal or offer from any person relating to, or that could reasonably be expected to lead to, an Acquisition Transaction (defined below) (each, an "Acquisition Proposal");

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  enter into or participate in any discussions or negotiations with, furnish any confidential non-public information relating to Butler or any of its subsidiaries to, or afford access to the business, personnel, properties, assets, books or records of Butler or any of its subsidiaries to, any third party relating to an Acquisition Proposal or otherwise knowingly facilitate or knowingly encourage any effort or attempt to make or implement an Acquisition Proposal with respect to an Acquisition Transaction; or

  •
  enter into any contract with respect to an Acquisition Transaction.

        The Merger Agreement provides that at any time before the Merger Agreement is submitted for a vote at the special meeting:

  •
  Butler may furnish confidential or non-public information to any third party that has made an unsolicited bona fide written Acquisition Proposal which does not result from a breach by Butler of its covenants set forth in the Merger Agreement not to solicit or enter into discussions or contracts with third parties,

  •
  Butler may engage in discussions and negotiations with any such third party, and

  •
  the board of directors may recommend any such Acquisition Proposal by such third party to the Butler stockholders and withdraw or adversely amend or modify its recommendation of the Merger Agreement and the Merger.

        Butler may take the above actions if and only to the extent that before taking any such action:

  •
  in the case of all three of the above actions, Butler has complied with the notification provisions outlined below and Butler's board of directors has determined, in good faith and after consultation with its outside legal counsel, that failing to take such action would constitute a breach of their fiduciary duties under applicable law;

  •
  in the case of Butler furnishing confidential or non-public information to any third party, the Acquisition Proposal submitted by such third party constitutes a Superior Proposal (defined below) or Butler's board of directors determines, in good faith after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal;

  •
  in the case of Butler furnishing confidential or non-public information to any third party and/or engaging in discussions and negotiations with any such third party, Butler and such third party have entered into a confidentiality agreement with terms no more favorable to the terms of the confidentiality agreement entered into between Butler and BlueScope; and

  •
  in the case of Butler engaging in discussions and negotiations with any such third party and Butler's board of directors recommending any Acquisition Proposal to the Butler stockholders and withdrawing or adversely amending or modifying its recommendation of the Merger Agreement and the Merger, such Acquisition Proposal constitutes a Superior Proposal and Butler must have given BlueScope written notice of its intent to take such actions at least five business days before doing so and negotiated in good faith any improvements in the terms of the Merger Agreement which BlueScope seeks to make during such notice period.

        The Merger Agreement provides that Butler must submit the Merger Agreement and the Merger for adoption and approval by its stockholders at the special meeting even if subsequent to the date of the Merger Agreement, Butler's board of directors determines that the Merger Agreement is no longer advisable and withdraws or adversely modifies or amends its recommendation of the Merger Agreement and the Merger or recommends that its stockholders vote against such adoption and approval.

        The Merger Agreement provides that Butler will notify BlueScope as soon as practicable in writing if it receives any Acquisition Proposal or any requests for information, discussions or negotiations from any third party relating to an Acquisition Transaction. Such notice to BlueScope must include the identity of such third party and the material terms and conditions of any such Acquisition Proposal or request, to the extent known. Butler must thereafter keep BlueScope informed, on a current basis, of the status and terms of any such Acquisition Proposal or request and the status of any discussions or negotiations with such third party related thereto. Butler will concurrently provide to BlueScope any information that it provides or makes available to any third party.

        The Merger Agreement provides that the term "Acquisition Transaction" means (1) a merger, consolidation, share exchange or other business combination, reorganization, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving Butler or any of its subsidiaries; (2) acquisition in any manner, directly or indirectly, of more than 15% of the outstanding voting securities of, or other equity interests in, or more than 15% of the assets of, Butler or any of its subsidiaries, in any single or multi-step transaction or series of related transactions; or (3) the acquisition in any manner, directly or indirectly, of any material portion of the business or assets of Butler and its subsidiaries.

        The Merger Agreement provides that the term "Superior Proposal" means any Acquisition Proposal which involves or affects at least a majority of the shares of capital stock of Butler by voting power or all or substantially all of the assets of Butler and its subsidiaries, taken as a whole, and which, in any such case, Butler's board of directors will have determined, in good faith and after consultation with its financial advisor and outside legal counsel, (1) is reasonably likely to be consummated on the terms proposed, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and (2) if consummated, would result in a transaction more favorable from a financial point of view to the stockholders of Butler than the transactions contemplated by the Merger Agreement taking into account the proposed timing and any terms proposed by BlueScope which are an improvement over such third party proposal. For a description of fees payable by Butler if the board of directors adversely changes its recommendation of the Merger as a consequence of a Superior Proposal, see "The Merger Agreement—Termination Fees and Expenses" below.

Commercially Reasonable Efforts

        Except as otherwise limited by the terms of the Merger Agreement, Butler and BlueScope have each agreed to use its commercially reasonable efforts to take actions necessary, proper or advisable to complete the Merger, including:

  •
  obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

  •
  defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement or thereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed;

  •
  the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to carry out the purposes of, the Merger Agreement;

  •
  taking all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement and, if any state takeover statute or similar statute or regulation becomes applicable, taking all action necessary to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by the Merger Agreement; and

  •
  making the filings required of each such party under competition laws with respect to the Merger and the other transactions contemplated by the Merger Agreement and complying with any request under the HSR Act for additional information, documents or other materials received by such party from the Federal Antitrust Agencies.

Termination of Merger Agreement

        Butler and BlueScope may terminate the Merger Agreement under certain circumstances including:

  •
  by mutual written consent of Butler and BlueScope;

  •
  by Butler or BlueScope if:

  •
  the Merger has not been consummated by August 1, 2004; provided, however, that no party may terminate the Merger Agreement if such party's failure to fulfill any of its obligations under the Merger Agreement has caused or materially contributed to the failure of the Merger to occur on or before such date;

  •
  the vote on the adoption and approval of the Merger Agreement and the Merger is taken at the Butler special meeting and the requisite number of votes to consummate the Merger is not obtained;

  •
  a court of competent jurisdiction or governmental entity has enacted any law or issued any order, decree, injunction or ruling or taken any other action (which order, decree, injunction, ruling or actions the parties hereto will use their reasonable best efforts to lift), in each case which has become final and non-appealable and which permanently restrains, enjoins or otherwise prohibits or makes illegal the transactions contemplated by the Merger Agreement;

  •
  either party has breached any of its respective representations, warranties, covenants or other agreements contained in the Merger Agreement, or any such representation or warranty has become untrue as of, and as if made on, any day after the date of the Merger Agreement, in each case such that any of the conditions to consummation of the Merger would not be satisfied and such breach or failure of condition is not reasonably capable of being cured or, if it is, is not cured within 20 business days after written notice of such breach or failure of condition is given to such breaching party by the other;

  •
  by BlueScope if:

  •
  Butler's board of directors has failed to recommend, or has withdrawn, adversely modified or adversely amended its approval or recommendation of the Merger Agreement or the

      Merger to the Butler stockholders or failed to reconfirm such approval or recommendation within ten days after a written request by BlueScope to do so, or there has been any breach of the no solicitation provisions of the Merger Agreement by Butler.

Termination Fees and Expenses

        In the event that the Merger Agreement is terminated by BlueScope due to failure by Butler's board of directors to recommend or reconfirm its recommendation or Butler's board of directors withrawing, adversely modifying or amending its approval or recommendation, or Butler breaching the no solicitation provisions of the Merger Agreement, then Butler will promptly pay BlueScope a termination fee of $5.5 million (the "Termination Fee") and pay all of the charges and expenses incurred by BlueScope in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement up to a maximum amount of $1.5 million (the "Expense Reimbursement").

        In the event that (1) an Acquisition Transaction has been proposed to Butler and becomes publicly known or a publicly announced bona fide intention by a third party to enter into Acquisition Transaction with Butler is made, and (2) the Merger Agreement is thereafter terminated because the Merger has not been consummated on or before August 1, 2004, or because Butler's stockholders fail to approve and adopt the Merger Agreement at the special meeting, then Butler must pay to BlueScope the Expense Reimbursement. Furthermore, if (1) and (2) occur and within 12 months following such termination of the Merger Agreement, Butler enters into an Acquisition Transaction, then Butler will pay to BlueScope the Termination Fee.

        For purposes of the termination fee provisions only, "Acquisition Transaction" means (1) a merger or consolidation involving Butler or any of its subsidiaries, if immediately after consummation thereof the holders of the Butler's shares immediately prior to such consummation own less than a majority of the outstanding shares of the surviving company, (2) a share exchange or other business combination, reorganization, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving Butler or any of its subsidiaries; (3) acquisition in any manner, directly or indirectly, of a majority of the outstanding voting securities of, or other equity interests in, or a majority of the assets of, Butler or any of its subsidiaries, in any single or multi-step transaction or series of related transactions; or (4) the acquisition in any manner, directly or indirectly, of any material portion of the business or assets of Butler and its subsidiaries.

Amendment, Extension and Waiver

        The Merger Agreement may be amended in writing at any time by agreement of all parties thereto at any time before the Effective Time; provided, however, that after approval and adoption of the Merger Agreement by the Butler stockholders, no amendment may be made that would reduce the amount or change the type of consideration into which each Butler share of stock would be converted upon consummation of the Merger or alter or change any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the holders of such stock.

        At any time before the Effective Time, any party to the Merger Agreement may, in writing:

  •
  extend the time for the performance of any of the obligations or other acts of the other parties pursuant to the Merger Agreement;

  •
  waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and

  •
  waive compliance with any of the agreements or conditions contained in the Merger Agreement.

Butler Certificate of Incorporation

        As of the Effective Time, the certificate of incorporation of Butler will be amended and restated to be identical to the certificate of incorporation of the BlueScope Subsidiary, as permitted by the DGCL.

Butler By-Laws

        As of the Effective Time, the by-laws of the BlueScope Subsidiary will become the by-laws of the Surviving Corporation and Butler's by-laws will no longer be in effect.

Butler Board of Directors and Officers

        As of the Effective Time, the board of directors of the BlueScope Subsidiary immediately before the Effective Time will be the initial board of directors of the Surviving Corporation, and the officers of Butler immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified or their earlier death, resignation or removal.

RECENT MARKET PRICES OF, AND DIVIDEND ON, BUTLER COMMON STOCK

        Butler's shares are traded on the NYSE under the trading symbol "BBR". The following table sets forth the closing high and low prices for the Butler common stock as reported on the NYSE for the indicated periods and the dividends paid per share during such periods.

	High	Low	Dividend
Fiscal Year Ended December 31, 2003
First Quarter	$20.57	$15.86	$0.18
Second Quarter	18.17	15.70	0.18
Third Quarter	17.20	14.61	0.04
Fourth Quarter	22.10	15.10	0.00
Fiscal Year Ended December 31, 2002
First Quarter	$27.97	$24.27	$0.18
Second Quarter	29.10	25.29	0.18
Third Quarter	27.63	20.40	0.18
Fourth Quarter	22.40	18.34	0.18
Fiscal Year Ended December 31, 2001
First Quarter	$28.00	$22.80	$0.17
Second Quarter	28.75	22.25	0.17
Third Quarter	25.90	21.30	0.17
Fourth Quarter	27.97	21.50	0.18

        On the record date of                        , 2004, the number of holders of record of Butler common stock was approximately 2,100.

        On October 29, 2003, the day before Butler's board of directors publicly announced that it had authorized management to explore strategic alternatives, Butler common stock closed at $16.98 per share. The average closing price of Butler common stock for the 30 days prior to such date was $15.79. On February 13, 2004, the last full trading day immediately preceding the public announcement of the proposed Merger, Butler common stock closed at $22.10. On February 25, 2004, which is the latest practicable date prior to the date of this proxy statement, the closing price for Butler common stock on NYSE was $22.33.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of January 31, 2004 (except as otherwise indicated) with respect to the beneficial ownership of shares of Butler common stock by (1) each director of Butler, (2) each of the Chief Executive Officer and the other four most highly compensated executive officers of Butler for fiscal 2003 (the "Named Executive Officers"), (3) all directors and executive officers of Butler as a group, and (4) each person, who, to the best of Butler's knowledge, beneficially owns more than 5% of the Butler common stock.

Stockholder	Amount and Nature of Beneficial Ownership+	Percent of Common Stock Owned
Barbara B. Bridger(a)	3,238	*
K. Dane Brooksher(b)(g)	6,166	*
Gary M. Christensen(b)(g)	5,255	*
Susan F. Davis(b)(g)	5,811	*
C. L. William Haw(g)	27,696	*
John J. Holland(c)	26,119	*
John W. Huey(d)	6,295	*
Mark A. McCollum	5,156	*
Larry C. Miller(e)	18,788	*
Ronald E. Rutledge(f)	67,261	1.1%
Gary L. Tapella(b)(g)	7,439	*
William D. Zollars(b)(g)	4,205	*
All Directors and Executive Officers as a Group of 19(b)(h)	260,569	4.1%
Trustee of Butler Manufacturing Company Individual Retirement Asset Account (IRAA)(i)	592,496	9.4%
Dimensional Fund Advisors, Inc.(j)	366,440	5.8%
Wachovia Corporation(k)	413,456	6.5%
Artisan Partners Limited Partnership(l)	494,400	7.8%
Third Avenue Management LLC(m)	375,800	5.9%

*
Less than one percent of the outstanding shares of Butler common stock.

+
For purposes of the table, except as otherwise indicated, a person is deemed to be a beneficial owner of shares of Butler common stock if the person has or shares the power to vote or dispose of them, or if the person has the right to acquire such power within 60 days through the exercise of a stock option or otherwise ("stock acquisition rights").

  Except as otherwise indicated, the address of each person listed in the table is c/o Butler Manufacturing Company, 1540 Genessee, Kansas City, Missouri 64102.

  Unless otherwise indicated, each person has sole voting and investment power over the shares listed under "Amount and Nature of Beneficial Ownership" above. Percentage of ownership is calculated on the basis of 6,334,382 shares of Butler common stock outstanding at January 31, 2004, plus the number of shares subject to stock acquisition rights for those persons and groups holding such rights. The stockholders disclaim beneficial ownership in the shares described in the footnotes as being "held by" or "held for the benefit of" other persons.

(a)
Includes 1,667 shares subject to exercisable stock options, 1,292 shares in Ms. Bridger's IRAA account and 83 shares in her Butler Employee Savings Trust (BEST) 401(k) account.

(b)
Does not include phantom stock units allocated to the Directors Deferred Benefit Account under the Director Deferred Fee Plan. At January 31, 2004, the following directors had accumulated phantom stock unit balances as follows: Mr. Brooksher—6,581 units; Mr. Christensen—3,690 units; Ms. Davis—3,554 units; Mr. Tapella—2,281 units; and Mr. Zollars—3,690 units.

(c)
Includes 8,334 shares subject to exercisable stock options, 3,471 shares in Mr. Holland's IRAA account and 4,730 shares in his BEST 401(k) account.

(d)
Includes 667 shares subject to exercisable stock options, 2,879 shares in Mr. Huey's IRAA account and 93 shares in his BEST 401(k) account.

(e)
Includes 667 shares subject to exercisable stock options, 1,626 shares in Mr. Miller's IRAA account and 170 shares in his BEST 401(k) account.

(f)
Includes 46,667 shares subject to exercisable stock options, 2,182 shares in Mr. Rutledge's IRAA account and 175 shares in his BEST 401(k) account.

(g)
Includes 4,000 shares subject to exercisable stock options.

(h)
Includes 81,171 shares subject to exercisable stock options, 18,262 shares in officers' IRAA accounts and 7,893 shares in officers' BEST 401(k) accounts.

(i)
All of the shares are held for the benefit of Plan participants. Under the Plan, UMB Bank, N.A., as trustee, passes on to participants voting and permitted reinvestment decisions as to allocated shares. The Plan's address is 1540 Genessee (P. O. Box 419917), Kansas City, Missouri, 64102.

(j)
Dimensional Fund Advisors ("DMA") is an investment advisor to four investment companies and investment manager to certain other commingled group trusts and separate accounts, all of which it refers to as "Funds." DMA reports that it possesses sole voting and/or investment power with respect to 366,440 shares, all of which it reports are owned by the Funds. DMA disclaims beneficial ownership of all of such shares. All information relating to DMA (other than the percentage ownership) is as of December 31, 2003 and based on its report on Schedule 13G filed on February 6, 2004. DMA's address is 1299 Ocean Avenue, 11th floor, Santa Monica, CA 90401.

(k)
Wachovia Corporation ("Wachovia") is the parent holding company of Wachovia Securities Inc., Evergreen Investment Management Company, and Wachovia Bank, N.A. Wachovia reports that Wachovia Securities and Evergreen Investment Management Company are investment advisors for mutual funds and/or other clients, and that it possesses the sole power to dispose or direct the disposition of 413,456 shares, 412,756 shares of which it possesses the sole power to vote or direct the vote. Wachovia's address is One Wachovia Center, Charlotte, North Carolina 28288. All information relating to Wachovia (other than the percentage ownership) is as of December 31, 2003 and based on its report on Schedule 13G filed on February 10, 2004.

(l)
Artisan Partners Limited Partnership ("Artisan Partners") is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; Artisan Investment Corporation ("Artisan Corp") is the general partner of Artisan Partners; Andrew A. Ziegler and Carlene Murphy Ziegler are the principal stockholders of Artisan Corp. Artisan Partners reports that it has shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of 494,400 shares. All information (other than the percentage ownership) is as of December 31, 2003 and based on its report on Schedule 13G filed on January 23, 2004. Artisan Partner's address is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

(m)
Third Avenue Management LLC ("Third Avenue") reports it is an investment advisor registered under the Investment Advisors Act of 1940. Third Avenue reports that it possesses sole voting power and sole power to dispose or direct the disposition of 375,800 shares. Third Avenue's address is 662 Third Avenue, 32nd Floor, New York, NY 11017-6715. All information related to Third Avenue (other than the percentage ownership) is as of December 31, 2003 and based on its report on Schedule 13G filed January 20, 2004.

OTHER MATTERS

        You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                        , 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this document to stockholders is not intended to create any implication to the contrary.

        Butler's 2004 Annual Meeting of Stockholders will be held only if the Merger is not completed. As set forth in the proxy statement for the Butler 2003 Annual Meeting of Stockholders filed March 13, 2003, proposals for inclusion in Butler's proxy statement for the 2004 Annual Meeting of Stockholders on April 20, 2004 (if held), must have been forwarded to Butler at 1540 Genessee (P. O. Box 419917), Kansas City, Missouri 64102, Attention: Secretary, so that they were received no later than November 10, 2003. In addition, proxies solicited by management may confer discretionary authority to vote on matters which are not included in the proxy statement but which are raised at the annual meeting by stockholders, unless Butler received written notice of the matter by January 15, 2004, at the above address. If the proposal was submitted before that deadline, Butler's management will retain their discretion to vote proxies received as long as Butler includes in its proxy statement for the annual meeting information on the nature of the proposal and how such management intends to exercise their voting discretion, and the proponent of the matter does not issue a proxy statement. In the event that Butler does hold its 2004 Annual Meeting of Stockholders and such meeting is held more than 60 days after April 15, 2004, in Butler's public announcement setting the new meeting date, Butler will indicate new dates by which shareholder proposals must be received as set forth in its by-laws.

        Our board of directors does not intend to bring before the special meeting of stockholders any matters other than those set forth in this proxy statement, and has no present knowledge that any other matters will or may be brought before the special meeting of stockholders by others. If, however, any other matters properly come before the special meeting of stockholders, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with their judgment.

WHERE YOU CAN FIND MORE INFORMATION

        Butler files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following location of the SEC:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Butler's public filings are also available to the public from document retrieval services, and Butler's public filings are also available to the public at the Internet website maintained by the SEC at http://www.sec.gov.

HOUSEHOLDING

        Only one copy of this proxy statement has been sent to multiple stockholders of Butler who share the same address and last name, unless Butler has received contrary instructions from one or more of those stockholders. This procedure is referred to as "householding." In addition, Butler has been notified that certain intermediaries, such as brokers or banks, will household proxy materials. Butler will deliver promptly, upon oral or written request, a separate copy of this proxy statement to any stockholder at the same address. If you wish to receive a separate copy of this proxy statement, you may write to Shareholder Relations, Butler Manufacturing Company, 1540 Genessee Street, P. O. Box 419917, Kansas City, MO 64102 or call (816) 968-3000 or you may obtain a copy on Butler's website at "www.butlermfg.com". You can contact your broker or bank to make a similar request. Stockholders sharing an address who now receive multiple copies of proxy statement may request delivery of a single copy by writing or calling Butler at the above address or by contacting their broker or bank, provided they have determined to household proxy materials.

By Order of the Board of Directors

John J. Holland
 Chairman and Chief Executive Officer

                        , 2004

APPENDIX A

AGREEMENT AND PLAN OF MERGER
BLUESCOPE STEEL LIMITED,
BSL ACQUISITION CORPORATION AND
BUTLER MANUFACTURING COMPANY
AGREEMENT AND PLAN OF MERGER
DATED AS OF FEBRUARY 15, 2004

A-i

A-ii

A-iii

TABLE OF DEFINITIONS

1994 Notes	46
1998 Notes	46
2001 Notes	46
Acquisition Proposal	29
Acquisition Transaction	30
affiliate	44
Affiliated Group	20
Agreement	1
Backlog	38
Board of Directors	1
Business Day	44
By-Laws	2
Capital Stock	27
Certificate	4
Certificate of Merger	2
Change of Control Agreements	44
Change of Control Termination Agreements	26
Change of Control Termination Payments	26
Charter	2
Closing	2
Closing Date	2
Code	45
Company	1
Company Common Stock	10
Company Compensation and Benefit Plans	15
Company Employees	36
Company Financial Statements	13
Company Material Adverse Change	45
Company Material Adverse Effect	45
Company Pension Plan	16
Company Preferred Stock	10
Company Related Person	24
Company Representatives	29
Company SEC Documents	13
Company Stockholders Meeting	31
Competition Laws	45
Confidentiality Agreement	30
Contracts	9
Control	45
Converted Shares	3
Delaware Law	45
Disclosure Schedule	10
Dissenting Shares	3
DOJ	34
Earliest Possible Closing Date	2
EBIT	38
Effective Time	2
Employees	15
Environmental Laws	21

A-iv

Environmental Releases	21
ERISA	15
ERISA Affiliate	16
ERISA Plans	16
Exchange Act	46
Executive Officer	46
Existing Options	7
Expense Reimbursement	43
FTC	34
GAAP	13
Governmental Entity	46
Hazardous Substances	21
HSR Act	45
Improved Terms	30
Indemnified Person	34
Intellectual Property	23
Intellectual Property Contracts	23
In-the-Money Options	6
IRS	16
IT Assets	23
Joint Venture	24
Knowledge	46
Law	46
Letter of Transmittal	4
Lien	46
Material Contract	28
Merger	1
Merger Consideration	3
Multiemployer Plan	16
Net Cash Flow	38
New Company Plans	36
Non-Recourse Borrowings	14
Notes	46
Option Cancellation and Termination Acknowledgment	7
Option Plans	6
Order	38
Parent	1
Parent Material Adverse Effect	46
Paying Agent	4
Payment Fund	4
PBGC	17
Permits	19
Permitted Liens	46
Person	47
PRC	25
Proxy Statement	31
Purchaser	1
Requisite Vote	11
Rights Agreement	10
Scheduled Intellectual Property	22

A-v

SEC	47
Securities Act	47
Shares	1
Subsidiary	47
Superior Proposal	31
Surviving Corporation	2
Tax Return	20
Tax Sharing Agreement	20
Taxes	20
Termination Date	41
Termination Fee	42
Trade Secrets	24
Voting Debt	11
Wholly Owned Subsidiaries	27

A-vi

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated February 15, 2004 (this "Agreement"), is among Butler Manufacturing Company, a Delaware corporation (the "Company"), Bluescope Steel Limited, an Australian company ("Parent"), and BSL Acquisition Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent ("Purchaser").

BACKGROUND INFORMATION

        A.        The Board of Directors of the Company (the "Board of Directors") has determined that it is advisable and in the best interests of its stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein.

        B.        The Board of Directors and the boards of directors of Parent and Purchaser each have approved and declared advisable this Agreement, which provides for the merger of Purchaser with and into the Company (the "Merger") in accordance with Delaware Law, whereby all of the issued and outstanding shares of Company Common Stock (the "Shares"), other than Dissenting Shares and any shares of Company Common Stock owned by Parent, Purchaser or held in the treasury of the Company, will be converted into the right to receive the Merger Consideration.

        C.        The Board of Directors has unanimously resolved to recommend this Agreement and acceptance of the Merger to the holders of the Shares and has determined that the consideration to be paid for each Share in the Merger is fair to the holders of the Shares and to recommend that the holders of the Shares adopt this Agreement, on the terms and subject to the conditions set forth herein.

        D.        On or prior to the execution and delivery of this Agreement, the holders of the Notes have agreed with the Company and Parent that the Make-Whole Amounts (as defined in the governing instruments of the Notes) payable upon consummation of the Merger will be calculated based upon an interest rate of (i) 8.27% with respect to the 1994 Notes, (ii) 6.82% with respect to the 1998 Notes, and (iii) 8.12% with respect to the 2001 Notes.

STATEMENT OF AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Purchaser hereby agree as follows:

ARTICLE I
THE MERGER

        Section 1.1    The Merger.    At the Effective Time and on the terms and subject to the conditions set forth herein, Purchaser shall be merged with and into the Company, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the "Surviving Corporation."

        Section 1.2    Effective Time.    On or as promptly as practicable after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed and acknowledged in accordance with the relevant provisions of, Delaware Law. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware (the time of such filing, the "Effective Time").

        Section 1.3    Effect of the Merger; Closing.    At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation. The closing of the Merger (the "Closing") shall take place at a time and on a date (the "Closing Date") to be agreed by the parties, which shall be as soon as practicable, but in no event (i) earlier than 9:00 A.M., Chicago time, on the third Business Day after the first date on which the Company shall have complied with all of its obligations under Section 5.16 and all disputes between the parties with respect to the amount of EBIT, Net Cash Flow and Backlog for the three months ended and as of March 31, 2004 have been finally resolved (the "Earliest Possible Closing Date") or (ii) later than 9:00 A.M., Chicago time, on the third Business Day after the Earliest Possible Closing Date and satisfaction or waiver of the latest to occur of the conditions precedent set forth in Article VI (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Katten Muchin Zavis Rosenman, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693, unless another time, date or location is agreed to in writing by the parties.

        Section 1.4    Certificate of Incorporation; By-laws; Directors and Officers.    At the Effective Time:

        (a)        The certificate of incorporation of the Company, as in effect immediately before the Effective Time, shall be the certificate of incorporation of the Surviving Corporation (the "Charter") until thereafter amended as provided by Law and such Charter; provided, however, that at the Effective Time the Charter shall be amended so that it is identical to the certificate of incorporation of the Purchaser immediately before the Effective Time to the maximum extent permitted by Delaware Law.

        (b)        The by-laws of Purchaser, as in effect immediately before the Effective Time, shall be the by-laws of the Surviving Corporation (the "By-Laws") until thereafter amended as provided by Law, the Charter and the By-Laws.

        (c)        The board of directors of Purchaser immediately before the Effective Time will be the initial board of directors of the Surviving Corporation, and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case from and after the Effective Time until their successors are elected or appointed and qualified or their earlier death, resignation or removal.

        Section 1.5    Conversion of Shares.    At the Effective Time, by virtue of the Merger and without any further action on the part of Purchaser, the Company or the holder of any capital stock of Purchaser or the Company:

        (a)        Each Share issued and outstanding immediately before the Effective Time (other than any Shares to be canceled pursuant to Section 1.5(b) and any Dissenting Shares) (the "Converted Shares") shall be converted into the right to receive $22.50 in cash payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate which immediately prior to the Effective Time represented such Converted Share in the manner provided in Section 1.7. At the Effective Time, all Converted Shares shall automatically be canceled and extinguished, will no longer be outstanding, and will cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented a Converted Share will cease to have any rights with respect thereto, other than the right to receive the Merger Consideration as provided in this Section 1.5.

        (b)        Each Share issued and outstanding immediately before the Effective Time and held in the treasury of the Company or owned by any Subsidiary of the Company or by Parent, Purchaser or any of their respective Subsidiaries shall be automatically canceled and extinguished, will no longer be outstanding and will cease to exist. No payment or other consideration shall be payable with respect to such Shares or their cancellation.

        (c)        Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately before the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

        Section 1.6    Dissenting Shares.

        (a)        Notwithstanding any provision of this Agreement to the contrary, any Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal of the Shares owned by such holder in accordance with Delaware Law (including, but not limited to, Section 262 thereof) and as of the Effective Time has neither failed to perfect nor effectively withdrawn or lost the right to such appraisal ("Dissenting Shares"), shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 1.5, and the holder thereof shall be entitled only to such rights as are granted by Delaware Law.

        (b)        Notwithstanding the provisions of Section 1.6(a), if any holder of Dissenting Shares shall fail to perfect or effectively withdraws or loses (through failure to perfect or otherwise) the right to appraisal, then such holder's Shares shall be treated as if they had been automatically converted as of the Effective Time into and represent only the right to receive the Merger Consideration as provided in Section 1.5, without interest thereon, upon surrender of the certificate or certificates formerly representing such Shares.

        (c)        The Company shall give Purchaser (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served pursuant to Delaware Law received by the Company, and (ii) the opportunity to direct and control all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company may participate in such negotiations or proceedings but shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Purchaser, settle or offer to settle any such demands.

        Section 1.7    Payment Fund; Surrender of Shares; Stock Transfer Books.

        (a)        At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by the Parent and who is reasonably satisfactory to the Company (the "Paying Agent") for the benefit of the holders of Converted Shares cash for exchange and payment in accordance with this Section 1.7, through the Paying Agent in an amount equal to the sum of (i) the aggregate amount payable to holders of Converted Shares pursuant to Section 1.5 and (ii) the aggregate amount payable to holders of In-the-Money Options pursuant to Section 1.8 (such cash being hereinafter referred to as the "Payment Fund"). The Payment Fund shall not be used for any other purpose. The Paying Agent shall invest the Payment Fund, as directed by Parent, on a daily basis; provided, however, that all such investments shall be in (i) obligations of, or guaranteed by, the United States of America having a maturity of three months or less, (ii) commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard and Poor's Corporation, or (iii) certificates of deposit of federally insured commercial banks with capital exceeding $1 billion having a maturity of three months or less. Any interest and other income resulting from such investments shall be paid to Parent. Any losses resulting from such investments shall be the sole responsibility of Parent and shall not in any way limit Parent's obligations to holders of Shares and Existing Options.

        (b)        Promptly after the Effective Time, Parent will instruct the Paying Agent to mail as soon as reasonably practicable after the Effective Time (but in any event no later than five Business Days after the Paying Agent receives an electronic copy of the Company's stock records as of the Effective Time, suitable for the Paying Agent's use, from the Company's transfer agent) to each holder of a certificate (a "Certificate") formerly representing Converted Shares who has not previously surrendered his or her Certificates, a letter of transmittal reasonably acceptable to the Company advising such holders of the effectiveness of the Merger and the procedures for surrendering Certificates to the Paying Agent (which shall specify that delivery shall be effected, and risk of loss and title to such holder's Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as to which Parent and the Company may agree) (the "Letter of Transmittal").

        (c)        Upon the later of the Effective Time and the surrender of a Certificate for cancellation (or the affidavits and indemnification regarding the loss or destruction of such Certificates reasonably acceptable to Parent) to the Paying Agent together with the Letter of Transmittal, duly executed, and such other customary documents as may be required pursuant thereto, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Paying Agent shall deliver in accordance with the Letter of Transmittal, a check in the amount equal to the product of (i) the number of Converted Shares represented thereby and (ii) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrue on any amount payable upon surrender of any Certificate. In the event of a transfer of ownership of Shares which is not registered in the stock transfer books of the Company, the cash payable in respect of such Shares under Section 1.5 may be paid to a transferee if the Certificate formerly evidencing such Shares is surrendered to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence reasonably acceptable to the Paying Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.7, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

        (d)        All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Section 1.7 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.

        (e)    Any portion of the Payment Fund which remains undistributed to the holders of the Shares for 270 days after the Effective Time shall be delivered by the Paying Agent to Parent and any holders of Shares who have not theretofore complied with this Section 1.7 shall thereafter look only to Parent for payment of the Merger Consideration.

        (f)    None of Parent, Purchaser, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

        (g)    Parent, Purchaser and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to the holder of the Converted Shares or the Existing Options, as the case may be, pursuant to this Agreement such amounts as Parent, Purchaser or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Law. To the extent that amounts are so withheld by Parent, Purchaser or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Converted Shares or the Existing Options, as the case may be, in respect of which such deduction and withholding was made by Parent, Purchaser or the Paying Agent.

        (h)        If any Certificate shall have been lost, stolen or destroyed, upon the making of a customary affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed

Certificate the cash that would have been payable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

        (i)        In the event this Agreement is terminated without the occurrence of the Effective Time, the Paying Agent shall return the Payment Fund to Parent, and Parent shall, or shall cause the Paying Agent to, return promptly, but in any event within three Business Days after such termination, any Certificates theretofore submitted or delivered to the Paying Agent, without charge to the Person who submitted such Certificates.

        (j)        At and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Section 1.7, except as otherwise required by Law.

        Section 1.8    Existing Options of the Company.

        (a)        The Company shall cancel all of the outstanding Existing Options, whether vested or unvested, effective from and after the Effective Time and shall obtain and deliver to Purchaser on or prior to the Closing a written agreement, in form and substance reasonably acceptable to the Purchaser, from each holder of an Existing Option agreeing to such cancellation, in each case without incurring any liability or paying any consideration for such cancellation or agreements. After such cancellation, the holders of such Existing Options shall have no further rights with respect to such Existing Options except for the rights granted in this Section 1.8. The Company shall take all actions necessary to ensure that from and after the Effective Time neither the Surviving Corporation nor any of its Subsidiaries will be bound by any options, rights, awards or arrangements which would entitle any Person, other than Parent or Purchaser to beneficially own, directly or indirectly, any shares of capital stock of, or other equity interest in, the Surviving Corporation or any of its Subsidiaries or to receive any payments in respect of such options, rights, awards or other arrangements (other than as provided for in this Section 1.8). From and after the Effective Time, each holder of a vested stock option granted under the Company's stock incentive plans referred to in Section 3.2(a) (the "Option Plans") which has a per share exercise price that is less than the Merger Consideration ("In-the-Money Options") shall be entitled to receive from Parent, as soon as reasonably practicable after the surrender thereof, an amount of cash equal to the product of (x) the excess of the Merger Consideration over the per share exercise price of such option, and (y) the number of shares of Company Common Stock issuable upon exercise of such option; provided, however, that prior to such payment, such holder must have (i) delivered such option (or a duly executed affidavit of loss in a form reasonably acceptable to Parent) to the Paying Agent, and (ii) duly authorized, executed and delivered to the Paying Agent an acknowledgment of cancellation and termination or such other documents necessary, or customarily required, in a form which shall be reasonably satisfactory to Parent and the Company, indicating such holder's acknowledgment that, except for such holder's rights to receive the consideration set forth in this Section 1.8, any and all claims with respect to any such option shall be fully released and terminated (the "Option Cancellation and Termination Acknowledgment"). Prior to or upon the Effective Time, Parent shall instruct the Paying Agent to mail as soon as reasonably practicable after the Effective Time, but in no event later than five Business Days after the Paying Agent receives an electronic copy of the Company's option records as of the Effective Time, suitable for the Paying Agent's use, to each holder of a vested stock option issued under the Option Plans entitled to receive cash in exchange for such option pursuant to this Section 1.8(a) and who has not previously exercised such option: (i) a letter of transmittal reasonably acceptable to the Company (which shall specify that delivery shall be effected only upon proper delivery to the Paying Agent of (A) such option (or a duly executed affidavit of loss in a form reasonably acceptable to Parent), and (B) the duly executed Option Cancellation and Termination Acknowledgment, and shall be in such form and have such other provisions as to which Parent and the Company may agree), and (ii) instructions reasonably acceptable to the Company for use in effecting the surrender, cancellation and termination of such option in exchange for cash in accordance with this Section 1.8.

        (b)        As of the Effective Time, all Option Plans and Existing Options shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any Existing Options or any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be canceled. At and after the Effective Time, no Person shall have any right under the Option Plans or Existing Options or any other plan, program or arrangement with respect to equity securities of Parent, the Surviving Corporation or any of their respective Subsidiaries (other than as set forth in Section 1.8(a) above).

        (c)        As used in this Agreement, "Existing Options" means any of the following relating to any capital stock of, or other equity interest in, the Company or any of its Subsidiaries: (i) options or warrants (whether vested or not) to purchase or other rights (including registration rights), agreements, contracts or binding commitments of any character to which the Company or any of its Subsidiaries is a party relating to the issued or unissued capital stock of, or other equity or phantom equity interests in, the Company or any of its Subsidiaries which could require the Company or any of its Subsidiaries to grant, issue or sell any shares of the capital stock of, or other equity or phantom equity interests in, the Company or any of its Subsidiaries, by sale, lease, license or otherwise; (ii) rights or securities convertible into, or exchangeable or exercisable for, or otherwise conferring any rights to subscribe for or purchase any shares of the capital stock of, or other equity or phantom equity interests in, the Company or any of its Subsidiaries; (iii) agreements, contracts and binding commitments to which the Company or any of its Subsidiaries is a party with respect to any right to purchase, put or call for any shares of the capital stock of, or other equity or phantom equity interests in, the Company or any of its Subsidiaries; or (iv) stock appreciation rights, limited stock appreciation rights, performance awards or restricted stock of the Company or any of its Subsidiaries; provided, however, that the Rights Agreement shall not constitute an Existing Option.

        Section 1.9    Certain Adjustments.    If, during the period between the date of this Agreement and the Effective Time or earlier termination of this Agreement, any outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration applicable to such Shares shall be appropriately and equitably adjusted.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent represents and warrants to the Company as follows:

        Section 2.1    Corporate Organization.    Each of Parent and Purchaser is a corporation duly organized, validly existing and (in the case of Purchaser only) in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to own, operate or lease the properties and assets that it purports to own, operate or lease and to carry on its business as it is now being conducted, except for any failures to have such power or authority or be in such good standing which, when taken together with all other such failures, do not, and are not reasonably likely to, have or result in a Parent Material Adverse Effect. Purchaser is a wholly owned Subsidiary of Parent. Parent has previously delivered to the Company a true and correct copy of the certificate of incorporation and by-laws (or comparable organizational documents) of each of Parent and Purchaser, as currently in effect.

        Section 2.2    Authority Relative to this Agreement.    Each of Parent and Purchaser has the necessary corporate power and authority to execute and deliver this Agreement and, subject to the filing of the Certificate of Merger as required by Delaware Law, to carry out each of their respective obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Purchaser, the performance by Parent and Purchaser or their respective obligations hereunder and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Purchaser and, subject to the filing of the Certificate of Merger as required by Delaware Law, no other corporate action is necessary for the execution and delivery of this Agreement by Parent or Purchaser, the performance by Parent or Purchaser of their respective obligations hereunder and the consummation by Parent or Purchaser of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Purchaser and constitutes the legal, valid and binding obligation of each such corporation, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        Section 2.3    No Conflict; Required Filings and Consents.

        (a)        The execution and delivery of this Agreement by Parent and Purchaser does not, and the performance by Parent and Purchaser of their respective obligations hereunder and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement will not (i) violate any Law, court order, judgment, decree or injunction applicable to Parent or Purchaser or by which any of their property is bound, (ii) violate the certificate of incorporation or by-laws (or comparable organizational documents) of either Parent or Purchaser, or (iii) violate or result in any breach of or constitute a default under (in each case with or without notice or lapse of time or both), or give to others any rights of termination or cancellation of, or result in any change in any of the rights or obligations under, or the creation of a Lien on any of the property or assets of Parent or Purchaser pursuant to, any agreement, contract, commitment, indenture, instrument, permit, license or other legally binding obligation (collectively, "Contracts") to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their property is bound, except in the case of clauses (i) and (iii) for any such violations, breaches or defaults which, individually or in the aggregate, are not reasonably likely to have or result in a Parent Material Adverse Effect.

        (b)        Except for filings under the HSR Act and the filing of the Certificate of Merger as required by Delaware Law, neither Parent nor Purchaser is required to give any notice, make any report, registration or other filing with, or to obtain any waiver, consent, approval, permit or authorization from, any Governmental Entity or any third party in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, the failure of which to give, make or obtain, individually or in the aggregate, is reasonably likely to have or result in a Parent Material Adverse Effect.

        Section 2.4    Litigation.    There are no claims, actions, suits, proceedings or investigations of any nature pending or, to the Knowledge of Parent, threatened against Parent or Purchaser by or before any Governmental Entity which, individually or in the aggregate, are reasonably likely to have or result in a Parent Material Adverse Effect. Parent is not subject to any court orders, judgments, decrees or injunctions which, individually or in the aggregate, are reasonably likely to have or result in a Parent Material Adverse Effect.

        Section 2.5    Operations of Purchaser.    Purchaser is a wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

        Section 2.6    Capital Resources.    Parent will have available to it upon the consummation of the Merger sufficient funds to pay the Merger Consideration to holders of Converted Shares and to satisfy all of its other obligations under this Agreement.

        Section 2.7    Interest in the Company.    Immediately prior to the execution and delivery of this Agreement, neither Parent nor any of its Subsidiaries beneficially owned any Shares. As of the date hereof, neither Parent nor any of its affiliates is an "Interested Stockholder" as such term is defined in Section 203 of Delaware Law, or an "Acquiring Person" as such term is defined in the Rights Agreement.

        Section 2.8    Brokers.    Except for Credit Suisse First Boston Australia Limited, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Purchaser.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to Parent by the Company and executed by each of them as of the date of this Agreement (the "Disclosure Schedule"), the Company hereby represents and warrants to Parent and Purchaser as follows:

        Section 3.1    Organization and Qualification; Subsidiaries.    The Company and each of its Subsidiaries (a) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to own, operate or lease the properties and assets that it purports to own, operate or lease and to carry on its business as it is now being conducted, and (b) is duly qualified as a foreign corporation or other legal entity to do business, and is in good standing, in each other jurisdiction where the ownership, operation or lease of its properties and assets or the nature of its business makes such qualification necessary, except in the case of clause (b) for failures to be so qualified or in good standing which, individually or in the aggregate, do not, and are not reasonably likely to, have or result in a Company Material Adverse Effect. The Company has previously delivered to Parent a true and correct copy of the certificate of incorporation and by-laws (or comparable organizational documents) of the Company and each of its Subsidiaries, as currently in effect, each as amended to date, and each of the documents so delivered is in full force and effect.

        Section 3.2    Capitalization.

        (a)    The authorized capital stock of the Company consists of 20,000,000 shares of common stock, no par value (the "Company Common Stock"), and 10,000 shares of Class A preferred stock, par value $100 per share, and 200,000 shares of Class 1 preferred stock, no par value (the "Company Preferred Stock"), of which 150,000 shares were reserved for issuance upon exercise of preferred share rights issuable pursuant to the Rights Agreement between the Company and UMB Bank, N.A., dated September 16, 1998 (the "Rights Agreement"). As of the close of business on February 6, 2004, (i) 6,334,382 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and (ii) 2,753,818 shares of Company Common Stock were held in the treasury of the Company. The Company has no shares of Company Common Stock reserved for issuance, except that, as of February 6, 2004, there were 716,710 shares of Company Common Stock reserved for issuance under the Option Plans, as listed in Section 3.2(a) of the Disclosure Schedule in the amounts stated in such schedule. No shares of the Company Preferred Stock were issued and outstanding as of February 6, 2004. Section 3.2(a) of the Disclosure Schedule sets forth the holders of all Existing Options and the number of Shares, grant date, exercise prices and expiration dates for each grant to such holders. There are no existing (i) options, warrants, conversion rights, calls, preemptive rights, convertible or exchangeable securities, subscriptions or other rights, agreements, contracts or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell, or giving any Person any right to subscribe for or acquire, any shares of capital stock of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into, or exercisable or exchangeable for, any such shares or equity interests, (ii) rights, agreements, contracts or commitments of any character obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire, or giving any Person any right to sell to any of them, any capital stock of, or other equity interest in, the Company or any of its Subsidiaries, or (iii) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter (collectively, "Voting Debt"). The Company does not own, directly or indirectly, any voting interest which may require a filing by Parent or any of its affiliates under the HSR Act (excluding the filing required for the Merger).

        (b)        All outstanding shares of capital stock of, or other equity interests in, each of the Company's Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable; (ii) are free and clear of all Liens; and (iii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests but excluding any restrictions imposed by applicable securities Laws). All outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company's Subsidiaries are beneficially owned by the Company and/or one of its direct or indirect wholly owned Subsidiaries (other than director's qualifying shares or similar requirements of a foreign jurisdiction). Section 3.2(b) of the Disclosure Schedule contains a true and correct list of the Company's Subsidiaries and the capitalization and current ownership of each such Subsidiary. Neither the Company nor any of its Subsidiaries owns (directly or indirectly) any shares of capital stock of, or other equity interest in, any Person or any interest convertible into or exercisable or exchangeable for any such shares or equity interests.

        Section 3.3    Authority Relative to this Agreement.    The Company has the necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the affirmative vote of the holders of a majority of the outstanding Shares for adoption and approval of this Agreement and the Merger at a special meeting of the stockholders of the Company duly called and held for such purpose (the "Requisite Vote") and the filing of a Certificate of Merger as required by Delaware Law, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and, subject to obtaining the Requisite Vote and the filing of the Certificate of Merger as required by Delaware Law, no other corporate action is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        Section 3.4    No Conflict; Required Filings and Consents.

        (a)        The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated by this Agreement will not, (i) violate any Law, court order, judgment, decree or injunction applicable to the Company or any of its Subsidiaries or Joint Ventures or by which its or their property is bound, (ii) violate the certificates of incorporation or by-laws (or comparable organizational documents) of the Company or any of its Subsidiaries or Joint Ventures, or (iii) violate or result in any breach of or constitute a default under (with or without notice or lapse of time or both), or give to others any rights of termination or cancellation of, or result in any change in any of the rights or obligations under, or the creation of a Lien (other than a Permitted Lien) on any of the properties or assets of the Company or any of its Subsidiaries or Joint Ventures pursuant to, any Contract or Permit to which the Company or any of its Subsidiaries or Joint Ventures is a party or by which the Company or any of its Subsidiaries or their property is bound, except in the case of clauses (i) and (iii) for any such violations, breaches or defaults which, individually or in the aggregate, are not reasonably likely to have or result in a Company Material Adverse Effect.

        (b)        Except for filings under the HSR Act, obtaining the Requisite Vote and the filing of the Certificate of Merger as required by Delaware Law, neither the Company nor any of its Subsidiaries or Joint Ventures is required to give any notice, make any report, registration or other filing with, or to obtain any waiver, consent, approval, permit or authorization of, any Governmental Entity or any third party in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, the failure of which to give, make or obtain, individually or in the aggregate, is reasonably likely to have or result in a Company Material Adverse Effect.

        (c)        The Board of Directors, at a meeting duly called and held, unanimously adopted resolutions that are still in full force and effect as of the date hereof and, subject to Section 4.2, will remain in full force and effect, (i) approving and declaring advisable the Merger, this Agreement and the transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the Company's stockholders that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth herein, (iii) recommending that the Company's stockholders approve and adopt this Agreement and the Merger, (iv) approving the acquisition of the Shares by Parent or Purchaser pursuant to the Merger and the other transactions contemplated by this Agreement, (v) exempting this Agreement and the transactions contemplated by this Agreement from the restrictions of Section 203 of Delaware Law and (vi) approving this Merger Agreement and the transactions contemplated hereby for purposes of Article VI of the certificate of incorporation of the Company.

        (d)        Neither the Company nor any of its Subsidiaries or Joint Ventures is a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after giving effect to the Merger, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

        (e)    Section 3.4(e) of the Disclosure Schedule sets forth a correct and complete list of all claims held by the Company or any of its Subsidiaries or Joint Ventures, as creditors or claimants, with respect to debtors or debtors-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code, together with a correct and complete list of all orders entered by the applicable United States Bankruptcy Court with respect to each such proceeding. None of such orders, individually or in the aggregate, are reasonably likely to have or result in a Company Material Adverse Effect.

        Section 3.5    SEC Filings; Financial Statements.

        (a)        The Company has timely filed with the SEC all forms, reports, schedules, certifications, statements and other documents required to be filed by it since January 1, 2001, and on or prior to the date of this Agreement under the Exchange Act or the Securities Act (collectively, including any amendments to any such documents filed prior to the date of this Agreement, the "Company SEC Documents"). As of their respective filing dates, the Company SEC Documents including, without limitation, any financial statements or schedules included therein (i) did not, and any such documents filed with the SEC after the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) complied, and any such documents filed with the SEC after the date of this Agreement will comply, in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, at such time of filing.

        (b)        The Company Financial Statements comply, and any financial statements filed by the Company with the SEC after the date of this Agreement will comply, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), provided that any interim unaudited financial statements may not have notes and may be subject to normal year end audit adjustments, none of which will be material in effect or amount. The Company Financial Statements fairly present, and any financial statements filed by the Company with the SEC after the date of this Agreement will fairly present, in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date of the balance sheets in such Company Financial Statements and the consolidated results of operations, cash flows and changes in retained earnings of the Company and its Subsidiaries for each of the periods covered by the Company Financial Statements. As used in this Agreement, "Company Financial Statements" shall mean the audited or unaudited, as the case may be, consolidated balance sheets and consolidated statements of earnings and retained earnings, comprehensive income and cash flows of the Company and its Subsidiaries, and the related notes thereto, for each of the years ended on December 31, 2001 and 2002 and for each of the indicated periods ended on March 31, 2003, June 30, 2003 and September 30, 2003, in each case which is included in the Company SEC Documents. The fact that the audit report of the Company's independent accountants with respect to the Company's audited consolidated financial statements for the year ended December 31, 2003 or any subsequent period contains a going concern qualification shall not, by itself, constitute a breach of any representation or warranty contained in Section 3.5(a) or this Section 3.5(b). The most recent financial forecasts for 2004 provided by the Company to Parent have been prepared in good faith by the management of the Company upon assumptions they believe to be reasonable and represent their best estimates of the future financial performance and condition of the Company and its Subsidiaries. Such forecasts are the most recent financial forecasts that the Company has provided to its creditors.

        (c)        Neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, in each case except for (a) liabilities, obligations or contingencies which (i) are accrued or reserved against in the December 31, 2002 balance sheet included in the Company's Annual Report or Form 10-K for the year then ended or reflected in the notes thereto (but only to the extent they are so reserved or accrued against or reflected) or (ii) were incurred since December 31, 2002 and are accrued or reserved against in the September 30, 2003 balance sheet included in the Company's Quarterly Report on Form 10-Q for the quarter then ended or reflected in the notes thereto (but only to the extent so reserved or accrued against or reflected), (b) account or trade payables, other expense accruals and non-recourse borrowings incurred in connection with the Company's real estate development business ("Non-Recourse Borrowings"), in each case that were incurred in the ordinary course of business and consistent with past practices, (c) Contracts which have been filed with the SEC and retention bonus agreements, true and complete copies of which have been provided to Parent, in each case prior to the date of this Agreement, or (d) liabilities, obligations or contingencies which, individually or in the aggregate, have not had since December 31, 2002, and are not reasonably likely to have or result in, a Company Material Adverse Effect.

        (d)        The Company and its Subsidiaries maintain books and records reflecting their assets and liabilities which are accurate in all material respects and maintain internal accounting controls which provide reasonable assurance that (i) transactions are executed with appropriate authorizations; (ii) transactions are recorded as necessary to permit timely preparation of the consolidated financial statements of the Company and to maintain accountability for the Company's consolidated assets; (iii) access to the assets of the Company and its Subsidiaries is permitted only in accordance with appropriate authorizations; and (iv) the reporting of the Company's assets is compared with existing assets at regular intervals.

        Section 3.6    Absence of Certain Changes or Events.    Since December 31, 2002, except as required by this Agreement, or as described in the Company SEC Documents, (a) the Company and its Subsidiaries have conducted their respective operations only in, and have not engaged in any material transaction other than according to, the ordinary course of business consistent with past practices, (b) there has not been any Company Material Adverse Change, and (c) the Company and its Subsidiaries have not taken any action that, if taken after the date hereof, would constitute a violation of Section 4.1 (other than clauses (d)(ii)(B), (d)(iii), (g), (j), (k) and (l) thereof); provided, however, that solely for the purposes of this representation and warranty, clause (d)(ii)(C) thereof shall be restated in its entirety as "any sales of other assets or properties at fair market value in the ordinary course of business consistent with past practice" and clause (f) thereof shall be restated in its entirety as "neither the Company nor any of its Subsidiaries shall enter into any Contract other than in the ordinary course of business consistent with past practice".

        Section 3.7    Litigation.    Except as disclosed in the Company SEC Documents, there are no civil, criminal, administrative or employee claims, actions, suits, proceedings or investigations of any nature pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or Joint Ventures, or any properties or assets of the Company or any of its Subsidiaries or Joint Ventures, by or before any Governmental Entity other than those which, individually or in the aggregate, do not, and are not reasonably likely to, have or result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries or any of its Joint Ventures is a party to or subject to the provisions of any judgments, orders, writs, injunctions, decrees or awards of any Governmental Entity other than those which, individually or in the aggregate, do not, and are not reasonably likely to, have or result in a Company Material Adverse Effect.

        Section 3.8    Title to Assets.    The Company and each of its Subsidiaries has good and marketable title to all of its properties and assets, real and personal, reflected in the balance sheet included in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2003 (except properties and assets sold or otherwise disposed of since September 30, 2003 in the ordinary course of business consistent with past practices), or with respect to leased properties and assets, valid leasehold interests in such properties and assets, in each case free and clear of all Liens, except for Permitted Liens. The property and equipment of the Company and each of its Subsidiaries that are used in the business of the Company and its Subsidiaries are (taken as a whole) in reasonable operating condition and repair, subject to normal wear and tear.

        Section 3.9    Employee Benefit Plans.

        (a)        All benefit and compensation plans, contracts, policies or arrangements currently covering current or former employees of the Company and its Subsidiaries (for purposes of this Section 3.9, the "Employees") and current or former directors of the Company, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Company Compensation and Benefit Plans") are listed in Section 3.9(a) of the Disclosure Schedule and each Company Compensation and Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Company Compensation and Benefit Plans listed in Section 3.9(a) of the Disclosure

Schedule, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements, forming a part of any Company Compensation and Benefit Plans, and all currently effective amendments thereto, have been provided, or made available to, Parent.

        (b)        All Company Compensation and Benefit Plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA (each, a "Multiemployer Plan"), are in full compliance with ERISA, the Code and other applicable Laws, except for any such non-compliances which, individually or in the aggregate, do not, and are not reasonably likely to, have or result in a Company Material Adverse Effect. Each Company Compensation and Benefit Plan which is subject to ERISA (the "ERISA plans") that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA, other than Multiemployer Plans, (a "Company Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") covering all tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such plan under Section 401(a) of the Code. Any voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a Company Compensation and Benefit Plan has (i) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (ii) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened litigation relating to the Company Compensation and Benefit Plans, except for any such litigation that, individually or in the aggregate, does not, and is not reasonably likely to, have or result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has (i) engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA or (ii) incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA, except for any such taxes or penalties that, individually or in the aggregate, do not, and are not reasonably likely to, have or result in a Company Material Adverse Effect.

        (c)        No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation ("PBGC") Reg. Section 4043.66, has been required to be filed for any Company Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

        (d)    All contributions required to be made under each Company Compensation and Benefit Plan, as of the date hereof, have been timely made (giving effect to waivers or extensions) and all obligations in respect of each Company Compensation and Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Documents prior to the date hereof. Neither any Company Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, and no ERISA Affiliate has an outstanding funding waiver. It is not reasonably anticipated that required minimum contributions to any Company Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

        (e)        Under each Company Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Company Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Company Pension Plan. There has been no material change in the financial condition of any Company Pension Plan since the last day of the most recent plan year.

        (f)        Neither the Company nor its Subsidiaries have any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement. The Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

        (g)        There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Compensation and Benefit Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year, except for any such increases that, individually or in the aggregate, do not, and are not reasonably likely to, have or result in a Company Material Adverse Effect. Neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the Merger and the other transactions contemplated hereby will (w) entitle any employees of the Company or its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Compensation and Benefit Plans, (y) limit or restrict the right of the Company, or, after the consummation of the transactions contemplated hereby, Parent, to merge, amend or terminate any of the Company Compensation and Benefit Plans or (z) result in payments under any of the Company Compensation and Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

        (h)        A true, accurate and complete copy of the master list of the current employees of the Company and its Subsidiaries, setting forth the employing entity, the total headcount and total compensation for the most recent fiscal quarter/year has been provided to Parent. The Company has provided Parent with true and complete copies of all Company severance policies and guidelines, whether written or oral. There are no claims, actions, suits, or proceedings of any nature pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by any current or former employees, directors or officers of the Company or any of its Subsidiaries other than those which, individually or in the aggregate, do not and are not reasonably likely to have or result in a Company Material Adverse Effect.

        Section 3.10 Labor and Employment Matters.

        (a)        There is no pending, nor has the Company or any of its Subsidiaries experienced any, dispute over labor practices, strike or organized work stoppage, and, to the Knowledge of the Company, there is no dispute over labor practices, strike or organized work stoppage, that has been threatened in writing against the Company or any of its Subsidiaries.

        (b)        Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement. To the Knowledge of the Company, no bona fide union organizing activities are in process or have been proposed or threatened involving any employees of the Company or any of its Subsidiaries, and no petitions have been filed or, to the Knowledge of the Company, have been threatened in writing, or proposed to be filed, for union organization or representation of employees of the Company or any of its Subsidiaries not presently organized.

        (c)        To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in material violation of any labor Laws in any country (or political subdivision thereof) in which they transact business except for such violations as, individually or in the aggregate, do not, and are not reasonably likely to, have or result in a Company Material Adverse Effect.

        Section 3.11    Compliance; Permits.

        (a)        Except as disclosed in the Company SEC Documents, the businesses of each of the Company and its Subsidiaries and Joint Ventures have not been, and are not being, conducted in breach or violation of, or default under, or non-compliance with any term, condition or provision of (i) their respective certificates of incorporation or by-laws (or comparable organizational documents); (ii) any Contract to which the Company or any of its Subsidiaries or Joint Ventures is a party or by which any of them or any of their property is bound; or (iii) any Law, court order, judgment, decree, injunction or Permit applicable to the Company or any of its Subsidiaries or Joint Ventures (including without limitation all workplace or occupational health and safety Laws, antitrust Laws and foreign corrupt practices Laws), except, with respect to the foregoing clauses (ii) and (iii), any such breaches, violations, defaults or non-compliance that, individually or in the aggregate, do not, and are not reasonably likely to have or result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries or Joint Ventures has received any notice, and the Company has no Knowledge of any material claim, alleging any such breaches, violations, defaults or non-compliance.

        (b)        Each of the Company and its Subsidiaries and Joint Ventures hold all licenses, permits, consents, authorizations, waivers, grants, franchises, registrations and approvals of any Governmental Entity or other Persons necessary for the ownership, leasing, operation and use of their respective property and assets and the conduct of their respective businesses as currently or proposed to be conducted ("Permits"), except for any failures to hold such Permits which, individually or in the aggregate, do not, and are not reasonably likely, to have or result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business and the Company has no Knowledge of any reasonable basis for any such termination, modification or nonrenewal, except for any such terminations, modifications or nonrenewals which, individually or in the aggregate, do not, and are not reasonably likely to, have or result in any Company Material Adverse Effect.

        Section 3.12    Taxes.

        (a)        Except where the failure to do so does not have and is not reasonably likely to have or result in a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries (1) have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true and correct in all material respects, and any such Tax Returns in respect of which the Company and its Subsidiaries could have, upon re-examination or audit, additional tax liability of $1 million or more have been examined by the Internal Revenue Service or the appropriate Governmental Entity or the period in respect of which such Tax Returns were required to be filed has expired; (2) have paid all Taxes that are shown as due and payable on such filed Tax Returns or that the Company or any of its Subsidiaries are obligated to pay without the filing of a Tax Return; (3) have paid all other assessments received to date and all deficiencies assessed by any Governmental Entity in respect of Taxes; (4) have withheld from amounts owing to any employee, creditor or other Person all Taxes required by Law to be withheld and have paid over to the proper Governmental Entity in a timely manner all such withheld amounts to the extent due and payable; (5) have not waived any applicable statute of limitations with respect to United States federal, state or local income Taxes and have not otherwise agreed to any extension of time with respect to a United States federal, state or local Tax assessment or deficiency; (6) have not been members of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company); (7) are not parties to any Tax Sharing Agreement other than with each other; (8) will not be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Tax law) in taxable income for any Tax period beginning on or after the Closing Date, or (B) any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing Date; and (9) have not made with respect to the Company or any of its Subsidiaries (including any of their predecessors) any consent under Section 341 of the Code; (ii) no material issues that have been raised by the relevant Governmental Entity in connection with the examination of the Tax Returns referred to in clause (i) (1) are currently pending; (iii) no closing agreements, private letter rulings, technical advice memoranda, or similar agreements, rulings or memoranda, have been entered into or issued by any Governmental Entity with respect to the Company or any of its Subsidiaries; (iv) no Liens for Taxes exist with respect to any of the properties or assets of the Company or its Subsidiaries, except for Permitted Liens; (v) the Company has provided, or made available to, Purchaser true and correct copies of all material federal, state and local Tax Returns filed by the Company and its Subsidiaries on which the statute of limitations has not expired; and (vi) there are not being conducted or threatened in writing any material audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of the Company or any Subsidiary. No tax is required to be withheld from the shareholders of the Company at the Effective Time pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

        (b)        As used in this Agreement, the term:

            (i)  "Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Law.

           (ii)  "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority including, but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated, severance, stamp, and other taxes (including any interest, fines, penalties or additions attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments).

          (iii)  "Tax Return" means any return, report, information return or other document with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          (iv)  "Tax Sharing Agreement" means a written agreement the principal purpose of which is to allocate Taxes among the Company and another Person and does not include the provision of an acquisition lease or other agreement which provides for indemnification of Taxes.

        Section 3.13    Environmental Matters.

        (a)        The Company and each of its Subsidiaries (and any predecessor or affiliate for which the Company or any such Subsidiary is liable but only to the extent of such liability): (i) is and has at all times been in compliance with applicable Environmental Laws except for any such failures to be in compliance which, individually or in the aggregate, do not, and are not reasonably likely to, have or result in a Company Material Adverse Effect and (ii) has not received any material communication (written or oral), from a Governmental Entity or third party indicating that the Company or any of its Subsidiaries is in violation of, or subject to liability under, any applicable Environmental Laws. The Company has delivered to Purchaser copies of all material environmental reports, studies, assessments, sampling data, correspondence and other environmental information in its possession relating to the Company or any of its Subsidiaries or their current or former properties or operations.

        (b)        Except for any such matters which, individually or in the aggregate, do not, and are not reasonably likely to, have or result in a Company Material Adverse Effect, (i) there is no property (including soils, groundwater, surface water, buildings or other structures) currently or formerly owned or operated by the Company, any of its Subsidiaries or any of their respective predecessors or affiliates that has been contaminated with any Hazardous Substance for which the Company or any of its Subsidiaries could incur liability; (ii) there is no third party property with respect to which the Company or any of its Subsidiaries is subject to any liability for Hazardous Substance disposal or contamination; (iii) there has been no release or threat of release of any Hazardous Substance with which the Company or any of its Subsidiaries has been associated; (iv) there is no order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party to which the Company or any of its Subsidiaries is subject relating to liability under any Environmental Law or otherwise relating to any Hazardous Substance; and (v) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use or transfer of any property in connection with any Environmental Law.

        (c)        As used in this Agreement, the term:

            (i)  "Environmental Laws" means any federal, state, local or foreign statute, Law, rule, ordinance, code, policy, rule of common law and regulations relating to pollution or protection of human health (including those parts of the Occupational Safety and Health Act relating to Hazardous Substances) or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, buildings, structures, vessels and equipment) including, without limitation, Laws and regulations relating to Environmental Releases or threatened Environmental Releases of Hazardous Substances, noise, odor, wetlands, or otherwise relating to the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, as now or hereafter in effect.

           (ii)  "Environmental Releases" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water or ground water.

          (iii)  "Hazardous Substances" means: (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls above permissible regulated levels, black mold, and radon gas; (B) any chemicals, materials or substances which are regulated, defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "waste," "special waste," or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste where the use, handling, disposal of, or any exposure to, is prohibited, limited or regulated pursuant to any Environmental Law or is otherwise the subject of any action by any Governmental Entity.

        Section 3.14    Insurance.    The Company has provided to Parent a true and complete list of all material casualty insurance (including but not limited to commercial general liability, directors and officers, product liability, vehicle liability, worker's compensation, excess liability) and property insurance (including but not limited to fire extended coverage, sprinkler leakage, employee dishonesty and business interruption) policies maintained by the Company or any of its Subsidiaries. Such insurance policies provide appropriate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, are in character and amount which are commercially reasonable for the business of the Company and its Subsidiaries, are valid and enforceable by the Company and/or its Subsidiaries, and are sufficient for compliance with all Laws currently applicable to the Company or any of its Subsidiaries except for any such failures to maintain insurance policies that, individually or in the aggregate, do not, and are not reasonably likely to, have or result in a Company Material Adverse Effect. All of the Company and its Subsidiaries' directors and officers insurance and worker's compensation insurance policies are set forth on Section 3.14 of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries has received any notice of cancellation, termination, non-renewal, material change or refusal to insure with respect to any written insurance policy currently in force of, or any application for insurance in the last three years by, the Company or any of its Subsidiaries.

        Section 3.15    Intellectual Property.

        (a)        Section 3.15(a) of the Disclosure Schedule sets forth a true and complete list of all material (i) Intellectual Property owned by the Company or any of its Subsidiaries, indicating for each registered item the registration or application number and the applicable filing jurisdiction (collectively, the "Scheduled Intellectual Property"), and (ii) Intellectual Property Contracts (other than licenses for commercial "off-the-shelf" or "shrink-wrap" software that has not been modified or customized for the Company or any of its Subsidiaries by the applicable software licensor). Except for any such matters which, individually or in the aggregate, do not, and are not reasonably likely to, have or result in a Company Material Adverse Effect: (i) the Company and its Subsidiaries exclusively own (beneficially, and of record where applicable) all Scheduled Intellectual Property, free and clear of all Liens, exclusive licenses and non-exclusive licenses not granted in the ordinary course of business; (ii) the Scheduled Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company's use thereof or its rights thereto; (iii) the Company and its Subsidiaries have sufficient rights to use all Intellectual Property and Trade Secrets used in their business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement; (iv) the Company and its Subsidiaries do not and have not infringed or otherwise violated the Intellectual Property or Trade Secret rights of any third party; (v) to the Company's Knowledge, no Person is violating any Intellectual Property or Trade Secret right that the Company or its Subsidiaries own or hold exclusively; (vi) the Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by the Company and its Subsidiaries and, to the Company's Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached; (vii) each Intellectual Property Contract is legal, valid, binding and enforceable against the other party, and is in full force and effect, subject to applicable bankruptcy and insolvency laws and general principles of equity, and will continue to be so immediately following the consummation of the transactions contemplated by this Agreement; (viii) the IT Assets operate and perform as required by the Company and its Subsidiaries in connection with its business, and have not materially malfunctioned or failed within the past three (3) years; and (ix) the Company and its Subsidiaries have implemented reasonable backup and disaster recover technology consistent with industry practices. Neither the Company nor any of its Subsidiaries has licensed any other Person to use any of the Scheduled Intellectual Property other than the Joint Ventures listed in Section 3.16 of the Disclosure Schedule to the extent (but only to the extent) disclosed therein.

        (b)        As used in this section, the terms appearing below have the following meanings:

            (i)  "Intellectual Property" means all (A) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; and (B) all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues.

           (ii)  "Intellectual Property Contracts" means agreements concerning Intellectual Property or Trade Secrets to which the Company or any of its Subsidiaries is a party, including without limitation agreements granting the Company and the Subsidiaries rights to use licensed Intellectual

  Property or Trade Secrets, non-assertion agreements, settlement agreements, agreements granting others rights to use Scheduled Intellectual Property, trademark coexistence agreements and trademark consent agreements.

          (iii)  "IT Assets" means the Company's and the Subsidiaries' computers, computer software, computer design or engineering software, applications or programs, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

          (iv)  "Trade Secrets" mean any confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

        Section 3.16    Joint Ventures.    Section 3.16 of the Disclosure Schedule sets forth a correct and complete list of each of the Company's Joint Ventures, including for each such entity (i) its name and the Company's interest therein and (ii) a brief description of its principal line or lines of business. With respect to each of the Company's Joint Ventures, the Company has made available to Parent correct and complete copies (or descriptions of oral agreements, if any) of all agreements which (i) are the governing instruments or constituent documents of such Joint Venture, (ii) contain any change of control provisions, put options or call options related to the interests in the Joint Venture, rights of first refusal or other similar provisions or any provisions that are reasonably likely to affect the ability of Parent, together with the remaining co-owners of each such entity, to direct and control its business operations after consummation of the Merger, or (iii) evidence any commitment (whether or not contingent) for future investment of capital or otherwise to be directly or indirectly made by Parent, the Company or any of their respective Subsidiaries therein.

        As used herein, "Joint Venture" of a Person shall mean any other Person that is not a Subsidiary of the first Person and in which the first Person owns directly or indirectly a 25% or greater equity, voting or other ownership interest.

        Section 3.17    Related Party Transactions.    Except for those Contracts disclosed in the Company SEC Documents or any benefits under Company Compensation and Benefit Plans which benefits are available to substantially all the employees of the Company and its Subsidiaries, there are no Contracts currently in effect entered into by the Company or any of its Subsidiaries with any Person who is an officer or director of the Company or any of its Subsidiaries, any relative or spouse living with such a Person, or any affiliate of the Company or any of its Subsidiaries (each, a "Company Related Person"). Except for ordinary course business expense reimbursement or as disclosed in the Company SEC Documents, there are no amounts owed to the Company or any of its Subsidiaries by any Company Related Person.

        Section 3.18    State Takeover Statutes.    Assuming the accuracy of Parent's representations and warranties in Section 2.7 hereof, the Board of Directors has taken all actions necessary so that no "fair price," "moratorium," "control share acquisition" or other anti-takeover statute or regulation, is, or at the Effective Time will be, applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement. Assuming the accuracy of Parent's representations and warranties in Section 2.7 hereof, the Board of Directors has taken all necessary action so that Parent will not be (i) subject to any anti-takeover provision of the Company's certificate of incorporation or by-laws or (ii) prohibited from entering into a "business combination" with the Company as an "interested stockholder" (in each case as such term is used in Section 203 of the Delaware Law) as a result of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

        Section 3.19    Required Vote of Company Stockholders.    The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of any class of capital stock of the Company required by Delaware Law or the certificate of incorporation or the by-laws of the Company to adopt this Agreement.

        Section 3.20    The Rights Agreement.    The Board of Directors has taken all necessary action to amend the Rights Agreement so that, (i) neither Parent nor Purchaser shall become an "Acquiring Person", (ii) no "Shares Acquisition Date" or "Distribution Date" shall occur and (iii) the "Rights" will not separate from the "Common Shares" or become exercisable, in each case as a result of the announcement, execution, delivery or performance of this Agreement or the consummation of the Merger or any other action or transaction contemplated hereby or thereby or in connection herewith or therewith. The "Rights" will expire immediately prior to the Effective Time and no Person will thereafter have any rights under the "Rights" or the Rights Agreement. The Board is authorized to make the foregoing amendments under the Rights Agreement without the need for any consent or other authorization by any holders of "Rights" and such amendments are valid and legally binding on, and enforceable against, all holders of "Rights". All capitalized terms in quotation marks in this Section 3.20 shall have the meanings assigned to such terms in the Rights Agreement.

        Section 3.21    Opinion of Financial Advisor.    George K. Baum Advisors LLC has rendered an opinion to the Board of Directors, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Shares.

        Section 3.22    Brokers.    Except for a fee of $2.95 million payable to George K. Baum Advisors LLC, no broker, finder or investment banker is entitled to any brokerage, finder's, financial advisor's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Parent true and correct information concerning the arrangements between the Company and George K. Baum Advisors LLC pursuant to which such firm would be entitled to any payment as a result of the transactions contemplated by this Agreement.

        Section 3.23    China Business.    Butler (Shanghai) Inc. has at all times been and is in compliance with all obligations it has had or has to obtain re-approval and re-accreditation of any of its material licenses, consents and approvals pursuant to the applicable Laws in the People's Republic of China (the "PRC") including seeking re-accreditation of its business license under the (i) Rules for the Administration of Foreign-Funded Construction Enterprises (promulgated by Decree 113 on September 27, 2002), (ii) Rules for the Administration of Foreign-Funded Construction Engineering Design Enterprises (promulgated by Decree 114 on September 27, 2002), and (iii) the corresponding implementation regulations (effective on April 8, 2003). Butler (Tianjin) Inc. has at all times been and is in compliance with all obligations it has had or has to obtain any re-approval and re-accreditation of any of its material licenses, consents and approvals pursuant to the applicable Laws in the PRC. Butler (Tianjin) Inc. is in the process of obtaining a national Steel Structure Design Certificate and a national Special Contractor Certificate for Metal Building projects and (i) to the Company's Knowledge there is no reason why these certificates will not be granted to Butler (Tianjin) Inc. on favorable terms within a reasonable period, and (ii) the Company warrants that Butler (Tianjin) Inc. is in the process of preparing complete and accurate applications to obtain the certificates in compliance with the applicable Laws in the PRC. The Intellectual Property and Trade Secrets licensed by the Company or any of its Subsidiaries to Butler (Shanghai) Inc. and Butler (Tianjin) Inc. have been or are in the process of being registered in the PRC and all royalties payable under such licenses have been or are in the process of being fully paid. All the registered capital of Butler (Shanghai) Inc. and Butler (Tianjin) Inc. has been fully paid. Butler (Shanghai) Inc. and Butler (Tianjin) Inc. are wholly owned foreign enterprises and are duly established and validly existing under the laws and regulations of the PRC.

        Section 3.24    Change of Control Agreements.    The Company has entered into agreements in the form attached as Exhibit A hereto (the "Change of Control Termination Agreements") with each of John Holland, Ronald Rutledge, John Huey, Larry Miller and Barbara Bridger pursuant to which the Company will pay prior to Closing an aggregate of $5,293,716 (collectively, the "Change of Control Termination Payments").

ARTICLE IV
CONDUCT OF BUSINESS PENDING THE MERGER

        Section 4.1.    Conduct of Business Pending the Merger.    The Company agrees that, during the period between the date of this Agreement and the Effective Time or earlier termination of this Agreement, unless Parent shall otherwise consent in writing or as expressly contemplated by this Agreement:

        (a)        the business of the Company and its Subsidiaries will be conducted only in, and the Company shall not take, or permit any Subsidiary to take, any action except in the ordinary course of business and in a manner consistent with past practices; and, to the extent consistent with the foregoing, the Company and its Subsidiaries will use their commercially reasonable efforts to preserve intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers and employees of the Company and its Subsidiaries, to preserve the present relationships and goodwill of the Company and its Subsidiaries with customers, suppliers, distributors, creditors, lessors, unions, employees, business associates and other Persons with which the Company or any Subsidiary has significant business relations, maintain and keep material properties and assets in as good repair and condition as such are in as of the date hereof, subject to ordinary wear and tear, and maintain in effect all material Permits;

        (b)        the Company and its Subsidiaries will not amend their respective certificates of incorporation or by-laws (or comparable organizational documents);

        (c)        neither the Company nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries (collectively, "Capital Stock") owned by it other than to the Company or one of its direct or indirect wholly owned Subsidiaries (collectively, "Wholly Owned Subsidiaries"); (ii) split, combine, subdivide or reclassify any of its outstanding Capital Stock; (iii) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any Capital Stock other than dividends and distributions by Wholly Owned Subsidiaries, provided that no such dividends or distributions shall be made by any Wholly Owned Subsidiary incorporated or operating in the PRC or Mauritius (A) at any time on or prior to April 30, 2004 or (B) at any time after such date without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed; or (iv) repurchase, redeem or otherwise acquire, directly or indirectly, any Capital Stock or any securities convertible into, or exchangeable or exercisable for, any Capital Stock;

        (d)        neither the Company nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any Capital Stock or securities convertible into, or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any Capital Stock or any other property or assets (other than (A) Shares issuable pursuant to stock options outstanding on the date hereof and (B) securities issuable under the Rights Agreement if required by the terms thereof); (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber (including without limitation by merger, consolidation, spin off or otherwise) any properties or assets other than (A) any sales of inventory in the ordinary course of business consistent with past practice, (B) any sale of any asset listed in Section 4.1(d)(ii)(B) of the Disclosure Schedule for cash in an amount equal to or greater than the minimum sale price set forth for such asset in such Section of the Disclosure Schedule and (C) any sales of other assets or properties at fair market value for a purchase price of less than

$1 million in any single transaction or series of related transactions or an aggregate purchase price of less than $3 million for all such sales; (iii) make or authorize or commit for any capital expenditures other than capital expenditures for maintenance purposes or knowledge-based engineering technology in amounts not in excess of, or incurred earlier than, those set forth in the budget set forth in Section 4.1(d)(iii) of the Disclosure Schedule; or (iv) amend any of the terms of its outstanding securities;

        (e)        neither the Company nor any of its Subsidiaries shall (i) incur, assume or modify in any material respect any indebtedness for borrowed money (other than Non-Recourse Borrowings incurred in the ordinary course of business consistent with past practice) (A) at any time on or prior to April 29, 2004 or (B) at any time after such date without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed; (ii) incur, assume or modify in any material respect any liability other than in the ordinary and usual course of business in amounts and for purposes consistent with past practice; (iii) prepay any such indebtedness except as may be required by the lenders pursuant to the terms of such indebtedness; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third party, including by means of any "keep well" or other agreement to support or maintain any financial statement condition of another Person, except in the ordinary and usual course of business consistent with past practice; or (v) change any accounting principle, practice or method except as required by changes in GAAP;

        (f)        neither the Company nor any of its Subsidiaries shall enter into any Contract other than in the ordinary course of business consistent with past practice or, without limiting the foregoing, any Contract pursuant to which the Company or any of its Subsidiaries could be obligated to purchase goods or services which does not terminate or can not be terminated by the Company or such Subsidiary in each case within 6 months from the effective date of the Contract without the payment of any penalty or other consideration (other than Contracts with subcontractors entered into in the ordinary course of business consistent with past practice in respect of construction Contracts otherwise permitted by this Agreement), or any Contract pursuant to which the Company or any of its Subsidiaries could be obligated to pay or receive consideration with a fair market value of exceeding (i) in the case of any lease, $250,000 in any year or (ii) in the case of any Contract to sell goods or services relating to (A) the BUCON businesses conducted by the Company and its Subsidiaries, $7 million, (B) the PRC businesses conducted by the Company and its Subsidiaries, $5 million, (C) the Lester business conducted by the Company and its Subsidiaries, $1.0 million, (D) the Vistawall businesses conducted by the Company and its Subsidiaries, $1.5 million, or (E) the domestic metal building businesses conducted by the Company and its Subsidiaries, $2.5 million (each, a "Material Contract"), or modify, amend, or terminate any existing Material Contract or customer discount;

        (g)        neither the Company nor any of its Subsidiaries shall undertake any new real estate development projects other than, with the prior written consent of Parent (such consent not to be unreasonably withheld or delayed), fee-based real estate development projects with respect to which neither the Company nor any of its Subsidiaries invests or has at risk any capital;

        (h)        neither the Company nor any of its Subsidiaries shall settle, compromise, waive, terminate, release or assign any material rights or claims of any nature whatsoever other than in the ordinary course of business consistent with past practice;

        (i)        neither the Company nor any of its Subsidiaries shall merge or consolidate with any Person (other than those involving only the Company and/or one or more Wholly Owned Subsidiaries) or acquire by any manner any equity interest in, or assets or liabilities of, any other Person;

        (j)        neither the Company nor any of its Subsidiaries shall (i) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Company Compensation and Benefit Plans or (ii) except for normal increases in salary for employees (other than officers) which are made in the ordinary course of business and consistent with its existing policies and practices, increase the salary, wage, bonus or other compensation of any of its directors, officers or employees;

        (k)        neither the Company nor any of its Subsidiaries shall grant any severance or termination pay to, or enter into any employment or severance agreement with, any existing or prospective director, officer or other employee of the Company or its Subsidiaries;

        (l)        neither the Company nor any of its Subsidiaries shall make any Tax election, file any material income Tax Return, settle any Tax audit or proceeding, request any Tax private letter ruling, enter into any Tax closing agreement or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business;

        (m)        neither the Company nor any of its Subsidiaries shall fail to use its commercially reasonable efforts to keep in full force and effect all material insurance policies covering it, its directors, officers and employees and its assets existing as of the date hereof and, for any such policy it is unable to keep in force, to replace it with a substantially similar policy with a substantially similar cost and no lapse in coverage; and

        (n)        neither the Company nor any of its Subsidiaries will authorize or enter into any Contract to do any of the foregoing.

Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall limit the Company's ability to make the Change of Control Termination Payments.

        Section 4.2    No Shopping.

        (a)        During the period between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, the Company and its Subsidiaries shall not, and shall direct and cause each of their officers, directors, employees, financial advisors, attorneys, accountants or other agents or representatives (collectively, the "Company Representatives") not to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or knowingly encourage any inquiries, or the making of a proposal or offer from any Person relating to, or that could reasonably be expected to lead to, an Acquisition Transaction (each, an "Acquisition Proposal"); (ii) enter into or participate in any discussions or negotiations with, furnish any confidential non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, personnel, properties, assets, books or records of the Company or any of its Subsidiaries to, any third party relating to an Acquisition Proposal or otherwise knowingly facilitate or knowingly encourage any effort or attempt to make or implement an Acquisition Proposal with respect to an Acquisition Transaction; or (iii) enter into any Contract with respect to an Acquisition Transaction.

        (b)        Notwithstanding the provisions of Section 4.2(a) or any other provision of this Agreement, at any time prior to (but not after) this Agreement is submitted for a vote at the Company Stockholder Meeting, (A) the Company may furnish confidential or non-public information to any third party that has made an unsolicited bona fide written Acquisition Proposal which did not result from a breach of Section 4.2(a), (B) the Company may engage in discussions and negotiations with any such third party, and (C) the Board of Directors may recommend any such Acquisition Proposal to the stockholders of the Company and withdraw or adversely amend or modify its recommendation of this Agreement and the Merger if and only to the extent that before taking any such action (i) in the case of the actions referred to in clause (A), (B) or (C), the Company has complied with Section 4.2(c) with respect to such Acquisition Proposal and the Board of Directors has determined, in good faith and after consultation with its outside legal counsel, that failing to take such action would constitute a breach of their fiduciary duties under applicable Law, (ii) in the case of the actions referred to in clause (A), such Acquisition Proposal constitutes a Superior Proposal or the Board of Directors determines, in good faith after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal, (iii) in the case of the actions referred to in clause (A) or (B), the Company and such third party have entered into a confidentiality agreement with terms no more favorable to such third party than the Confidentiality Agreement, dated as of November 17, 2003 (the "Confidentiality Agreement"), between Parent and the Company, and (iv) in the case of the actions referred to in clause (B) or (C), such Acquisition Proposal constitutes a Superior Proposal and the Company shall have given Parent written notice of its intent to take such actions at least five Business Days before doing so and negotiated in good faith any improvements in the terms of this Agreement which Parent seeks to make during this notice period (any improved terms which Parent offers, and Buyer can accept, in a legally binding manner, "Improved Terms"). Nothing in this Agreement shall prevent the Company or its Board of Directors from complying with its disclosure obligations under Rule 14e-2 promulgated under the Exchange Act with respect to an Acquisition Proposal; provided, however, that if such disclosure constitutes a withdrawal or adverse amendment or modification by the Board of Directors of its approval or recommendation of this Agreement and the Merger, then Parent shall be entitled to the rights afforded to it in Sections 7.1(g) and 7.2(b).

        (c)        The Company shall notify Parent as soon as practicable in writing if it receives any Acquisition Proposal or any requests for information, discussions or negotiations from any third party relating to an Acquisition Transaction. Such notice to Parent shall include the identity of such third party and the material terms and conditions of any such Acquisition Proposal or request, to the extent known. The Company shall thereafter keep Parent informed, on a current basis, of the status and terms of any such Acquisition Proposal or request and the status of any discussions or negotiations with such third party related thereto. The Company will concurrently provide to Parent any information that it provides or makes available to any third party pursuant to this Section 4.2.

        (d)        The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Transaction. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 4.2(d) of the obligations undertaken in Section 4.2(a) and in the Confidentiality Agreement. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of its Subsidiaries to return all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

        (e)        As used in this Agreement, the term (i) "Acquisition Transaction" means (other than the Merger) (A) a merger, consolidation, share exchange or other business combination, reorganization, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or any of its Subsidiaries; (B) acquisition in any manner, directly or indirectly, of more than 15% of the outstanding voting securities of, or other equity interests in, or more than 15% of the assets of, the Company or any of its Subsidiaries, in any single or multi-step transaction or series of related transactions; or (C) the acquisition in any manner, directly or indirectly, of any material portion of the business or assets of the Company and its Subsidiaries, and (ii) "Superior Proposal" means any Acquisition Proposal which involves or affects at least a majority of the shares of capital stock of the Company by voting power or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, and which, in any such case, the Board of Directors shall have determined, in good faith and after consultation with its financial advisor (whose advice shall be communicated to Parent in reasonable detail) and outside legal counsel, (i) is reasonably likely to be consummated on the terms proposed, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and (ii) if consummated, would result in a transaction more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated by this Agreement taking into account the proposed timing and any Improved Terms.

ARTICLE V
ADDITIONAL AGREEMENTS

        Section 5.1    Proxy Statement.    As promptly as practicable after the date of this Agreement, the Company shall prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC, and promptly thereafter mail to its stockholders, a proxy statement soliciting votes for the approval and adoption of this Agreement and the Merger at a special meeting of stockholders of the Company to be held for such purpose (such proxy statement, as amended or supplemented, is referred to herein as the "Proxy Statement" and such meeting is referred to herein as the "Company Stockholders Meeting"). The parties agree to cooperate with each other in the preparation of the Proxy Statement and other proxy solicitation materials of the Company. Parent and its counsel shall be given reasonable opportunity to review and comment on the draft Proxy Statement each time before it is filed with the SEC. The Proxy Statement shall contain the recommendation of the Board of Directors that the Company's stockholders approve and adopt this Agreement, subject to any withdrawal, modification or amendment thereof made in accordance with this Agreement. The Company shall provide Parent and its counsel in writing with any written comments (and orally, any oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments and shall consult with Parent and its counsel prior to responding to such comments and shall give due regard to any comments made by such Persons. The Company agrees that the Proxy Statement will, when filed by the Company with the SEC, comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence shall not apply to any information contained in the Proxy Statement which has been supplied by or on behalf of Parent or Purchaser for inclusion therein and Parent agrees that it will provide as promptly as reasonably practicable any information with respect to itself and its Subsidiaries which is required to be included in the Proxy Statement and that such information shall not, on the date the Proxy Statement is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        Section 5.2    Company Stockholders Meeting.    As promptly as practicable after the date of this Agreement and clearance by the SEC of the Proxy Statement, the Company shall promptly take all action necessary in accordance with Delaware Law and its certificate of incorporation and by-laws to convene the Company Stockholders Meeting. The Company's Board of Directors shall recommend that the stockholders of the Company approve and adopt this Agreement and shall not withdraw or adversely modify or amend such recommendation except as permitted by Section 4.2(b). Unless and until the Board of Directors shall have withdrawn such recommendation in accordance with Section 4.2(b), the Company shall take all lawful action to solicit proxies for the approval and adoption of this Agreement and the Merger. The Company shall submit this Agreement and the Merger for adoption and approval by its stockholders at the Company Stockholder Meeting even if subsequent to the date hereof the Board of Directors determines that this Agreement is no longer advisable and withdraws or adversely modifies or amends its recommendation of this Agreement and the Merger or recommends that its stockholders vote against such adoption and approval.

        Section 5.3    Notification of Certain Matters.    Promptly after becoming aware of such facts, each of the Company and Parent shall promptly notify the other of: (a) the occurrence or non-occurrence of any event that could reasonably be expected to cause any condition relating to its representation or warranty contained in this Agreement not to be satisfied on and as of any date after the date of this

Agreement, and (b) any failure by it or any of its Subsidiaries to comply with or satisfy, in any material respect, any covenant or agreement to be complied with or satisfied by it hereunder.

        Section 5.4    Access to Information.    From the date hereof to the Effective Time, subject to applicable Laws, including applicable Competition Laws relating to the exchange of information, the Company shall, and shall cause its Subsidiaries to, afford Parent and its officers, directors, employees, financial advisors and other authorized representatives reasonable access upon reasonable notice and during normal business hours to the properties, books, records and personnel of the Company and its Subsidiaries to obtain information concerning the business, properties, results of operations and personnel of the Company and its Subsidiaries, as Parent may reasonably request, in a manner that does not unreasonably disrupt the Company's business and subject to the Confidentiality Agreement. From the date hereof to the Effective Time upon reasonable notice, if Parent or Purchaser becomes aware of any facts or circumstances of which they were not aware prior to the execution and delivery of this Agreement and after taking into account such new facts or circumstances it would be reasonable for Parent as the prospective purchaser of the Company to conduct any environmental assessments or sampling, then Parent and its agents and representatives shall be given access to the properties of the Company and its Subsidiaries for the purpose of conducting such environmental assessments and sampling according to a scope of work to be determined by Parent in its sole discretion. The Company shall cooperate and assist Parent and its agents in conducting these investigations by affording access to the environmental files, personnel and outside environmental consultants of the Company and its Subsidiaries during regular business hours or at such other time as the parties mutually agree. No investigation by or on behalf of Parent pursuant to this Section 5.4 shall affect or modify in any respect any of the Company's representations and warranties or the parties' obligations hereunder.

        Section 5.5    Commercially Reasonable Efforts.

        (a)        On the terms and subject to the conditions set forth herein, each of the parties agrees to use (and cause each of its Subsidiaries to use) its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable, subject to applicable Laws, to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to consummation of the Merger, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to carry out the purposes of, this Agreement; provided, that nothing in this Section 5.5 shall require or be construed to require Parent or any of its Subsidiaries to offer or agree to sell or hold separate (before or after the Effective Time) any assets, business or interest in any assets or businesses of Parent, the Company or any of their respective Subsidiaries or any Joint Venture (or to consent to the sale, or agreement to sell, by the Company, any of its Subsidiaries or any Joint Venture of any of their respective assets or businesses) or to agree to any material changes, restrictions, conditions or limitations on or in the operations of any such assets or businesses.

        (b)        In connection with and without limiting the foregoing, the Company and Parent will, in compliance with applicable Laws: (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement, and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

        (c)        Each of Parent and the Company will (i) make the filings required of such party under Competition Laws with respect to the Merger and the other transactions contemplated by this Agreement as soon as practicable or as otherwise required after the date of this Agreement, but in no event later than ten Business Days after the date hereof; (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party from the Federal Trade Commission (the "FTC") or the Department of Justice (the "DOJ") or any other Governmental Entity in respect of such filings or the Merger and the other transactions contemplated by this Agreement; (iii) promptly notify the other of (A) the receipt of any comments on, or any request of amendments or supplements to, any such filings or information, documents, or other materials by any Governmental Entity or official, and (B) any other communications from or with any Governmental Entity with respect to the Merger; and (iv) cooperate with the other party in connection with making any filing under Competition Laws and in connection with any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity under Competition Laws with respect to the Merger and the other transactions contemplated by this Agreement, including (A) supplying the other party with information which may be required to effectuate any such filings or applications, (B) keeping the other party apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and working cooperatively in connection with obtaining any consents from any Governmental Entity, (C) not participating in any meeting with any Governmental Entity unless it consults with the other party in advance, to the extent permitted by such Governmental Entity and subject to the Confidentiality Agreement, and (D) providing copies of all such documents and correspondence to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith.

        Section 5.6    Public Announcements.    Parent and the Company will consult with each other before holding any press conferences, analysts calls or other meetings or discussions and before issuing any press releases or other public announcements with respect to the transactions contemplated by this Agreement. The parties will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the transactions contemplated by this Agreement and will not issue any such press release or other public announcement or statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to the rules of, or any listing agreement with, any securities exchange on which their securities are listed. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement will be mutually agreed upon prior to the issuance thereof.

        Section 5.7    Agreement to Defend and Indemnify.

        (a)        From and after the Effective Time, Parent shall indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity), determined as of the Effective Time (each, together with such Person's heirs, executors or administrators, an "Indemnified Person"), against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages and liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission occurring or alleged to occur prior to the Effective Time or the Merger or the other transactions contemplated by this Agreement, in each case to the fullest extent that the Company would have been permitted under Delaware Law and the Company's certificate of incorporation and by-laws in effect on the date of this Agreement to indemnify such Indemnified

Person (and Parent shall also advance expenses as incurred to the fullest extent that the Company would have been permitted to do so thereunder; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to such indemnification).

        (b)        Any Indemnified Person wishing to claim indemnification under paragraph (a) of this Section 5.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Person except to the extent such failure prejudices Parent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume and control the defense thereof (with counsel reasonably satisfactory to the Indemnified Person) and Parent shall not be liable to such Indemnified Persons for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Persons in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or has done so but is not pursuing such defense in good faith or counsel for the Indemnified Persons advises in writing that there are issues which raise or are likely to raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Persons, the Indemnified Persons may retain counsel reasonably satisfactory to Parent, and Parent shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons promptly as statements setting forth such fees and expenses in reasonable detail are received; provided, however, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Persons in any jurisdiction, (ii) the Indemnified Persons shall cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Person if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Person in the manner contemplated hereby is prohibited by applicable Law. In any claim, action, suit, proceeding or investigation of which the Surviving Corporation or Parent shall have assumed the defense, the Surviving Corporation or Parent shall not settle such matter unless such settlement (x) includes an unconditional release of such Indemnified Person from all liability arising out of or in connection with such matter, (y) does not include any admission of fault or culpability by, or on behalf of, such Indemnified Person or payment of any money by such Indemnified person and (z) does not result in the imposition against such Indemnified Person of injunctive or other equitable relief.

        (c)        Prior to the Effective Time, the Company will purchase "tail" policies under its existing directors' and officers' liability insurance policies with Federal Insurance Company (of the Chubb Group) and Liberty Mutual Insurance Company, effective for a period of six years commencing on the Closing Date. In addition, the Company will purchase "tail" policies under its existing fiduciary liability insurance policy with Federal Insurance Company (of the Chubb Group) and under its existing directors' and officers' liability insurance policy with Arch Specialty Insurance Company, in each case effective for a period of three years commencing on the Closing Date. The total cost of all such tail policies purchased in accordance with the provisions of this Section 5.7 shall not exceed $1,760,000. Neither Parent nor the Surviving Corporation shall take any action to cause the foregoing "tail" policies to be modified, terminated or cancelled prior to the end of such six-and three-year periods, as applicable. This Section 5.7 shall survive the consummation of the Merger. Notwithstanding Section 8.7, this Section 5.7 is intended to be for the benefit of and to grant third party rights to Indemnified Persons whether or not parties to this Agreement and each of the Indemnified Persons shall be entitled to enforce the covenants contained herein. The covenants contained in this Section 5.7 shall not be deemed exclusive of other rights to which an Indemnified Person is entitled, whether pursuant to Law, contract or otherwise.

        (d)        If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Parent assume the obligations set forth in this Section 5.7.

        Section 5.8    Stockholder Litigation.    The Company will consult with Parent and keep Parent informed about the defense of any stockholder litigation against the Company and/or its officers or directors relating to the transactions contemplated by this Agreement. The Company shall not settle any such litigation without Parent's prior written consent.

        Section 5.9    Delisting.    Each of the parties hereto agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from The New York Stock Exchange and to de-register the Company Common Stock under the Exchange Act, provided that such delisting and de-registering shall not be effective until after the Effective Time.

        Section 5.10    Employee and Termination Benefits.

        (a)        Parent shall cause the Surviving Corporation and its Subsidiaries through at least December 31, 2004 to provide benefits under employee benefit plans (other than any such plans which involve issuing securities of the Company or other equity based compensation) to the employees of the Company and its Subsidiaries as of the Effective Time ("Company Employees") that are, in the aggregate, substantially similar to those provided to them as of the Effective Time; provided, however, notwithstanding the foregoing, that Parent may cause the Company to discontinue its supplemental retirement pension and deferred compensation plans after the Effective Time. With respect to any compensation and benefits plans in which Company Employees first become eligible to participate on or after the Effective Time (the "New Company Plans"), the Surviving Corporation shall: (i) waive any pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements contained in any health and welfare New Company Plans as they apply to Company Employees and their dependents to the extent such conditions, exclusions and waiting periods have been satisfied under comparable plans of the Company or its Subsidiaries as of the Effective Time, (ii) cause any deductibles, coinsurance or maximum out-of-pocket payments made by a Company Employee under any Company Compensation and Benefit Plan during the applicable plan year in which such Company Employee first participates in a comparable New Company Plan to reduce the amount of deductibles, coinsurance and maximum out-of-pocket payments under such New Company Plan if such Company Employee was enrolled under such Company Compensation and Benefit Plan immediately prior to the effective time of coverage in such New Company Plans, and (iii) except for purposes of qualifying for subsidized early retirement benefits, recognize service of Company Employees accrued prior to the Effective Time for purposes of eligibility to participate and vesting credit in any New Company Plan in which such Company Employee may be eligible to participate after the Effective Time, to the extent such service would have been taken into account under the comparable Company Compensation and Benefit Plans.

        (b)        From and after the Effective Time, the Surviving Corporation shall, and shall cause its Subsidiaries to, honor and assume, in accordance with their terms, all written employment and severance agreements between the Company or any of its Subsidiaries and any Company Employees which are listed in Section 5.10(b) of the Disclosure Schedule and all benefits or other amounts earned or accrued to the extent vested or which become vested in the ordinary course, through the Effective Time, under all Company Compensation and Benefit Plans.

        (c)        In the event of any termination of any Company Compensation and Benefit Plan, terminated Company or Surviving Corporation employees and qualified beneficiaries will have the right to continued coverage under group health plans of the Surviving Corporation or Parent, as the case may be, as required by Code Section 4980B(f) and ERISA Sections 601 through 609.

        Section 5.11    Purchaser.    Parent will take all action necessary (a) to cause Purchaser to perform its obligations under this Agreement and (b) to ensure that, prior to the Effective Time, Purchaser shall not conduct any business or make any investments other than as specifically contemplated by or in furtherance of this Agreement, or incur or guarantee any indebtedness other than as necessary for the consummation of the transactions contemplated hereby.

        Section 5.12    Section 16 Matters.    Prior to the Effective Time, the Company may take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect of Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.13    Third Party Standstill Agreements.    During the period from the date of this Agreement through the Effective Time, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of or release any of its rights under any confidentiality or standstill agreement to which it is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

        Section 5.14    Director Resignations.    The Company shall procure the resignation or removal of each of the members of the Board of Directors as of the Effective Time.

        Section 5.15    Sale of Lester.    The Company will use its commercially reasonable efforts prior to the Closing to enter into an agreement to sell such of the assets used or held for use by the Company or any of its Subsidiaries in connection with the operation of the Lester Building Systems business (including without limitation all of the capital stock of any of the Company's Subsidiaries which have conducted all or any part of such business) as Parent shall determine, and to have the buyer assume and indemnify the Company and its Subsidiaries against all liabilities relating to or arising out of such business and assets, in each case on terms acceptable to Parent.

        Section 5.16    First Quarter Financial Statements.    As soon as practicable after March 31, 2004 but in no event later than April 19, 2004, the Company shall deliver to Parent unaudited consolidated financial statements of the Company for the three months ended March 31, 2004 which would satisfy the standards set forth in Section 3.5(b) if such provision applied to such financial statements and which, among other things, sets forth the Company's consolidated earnings before interest and taxes and net cash flow for such three-month period and its backlog as of March 31, 2004 of firm orders with profit margins consistent with past practice, in each case prepared in accordance with GAAP on a consistent basis (but excluding notes and year end accruals) and on a basis consistent with the forecasts for such period previously provided by the Company to Parent (such amounts, determined as provided above, "EBIT", "Net Cash Flow" and "Backlog", respectively). Prior to Closing, the Company shall provide Parent and its advisors access to the books, records, employees and external advisors of the Company and its Subsidiaries as Parent shall reasonably request in order to preview, review and confirm the accuracy of the unaudited financial statements and EBIT, Net Cash Flow and Backlog provided pursuant to this Section 5.16.

ARTICLE VI
CONDITIONS OF MERGER

        Section 6.1    Conditions to Each Party's Obligations to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable Law):

        (a)        Stockholder Approval.    This Agreement shall have been duly adopted by the Requisite Vote at the Company Stockholders Meeting.

        (b)        No Challenge. No Law, court order, judgment, decree or injunction (whether temporary, preliminary or permanent) shall be in effect or shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity or by any court of competent jurisdiction, that in any of the foregoing cases has the effect of making illegal, or directly or indirectly restraining, prohibiting or restricting, the consummation of the Merger (collectively, an "Order"), no Governmental Entity shall have instituted any proceeding or taken any other action, or threatened to institute any proceeding or take any other action, to obtain any such Order and no other Person shall have instituted any proceeding or taken any other action seeking any such Order which is reasonably likely to be successful.

        (c)        Governmental and Regulatory Approvals. All consents, approvals, authorizations and actions of, filings with and notices to, any Governmental Entity required of Parent, Purchaser, the Company or any of its Subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement (other than those provided for in Section 1.2), shall have been obtained or made other than those the failure of which to obtain or make, individually or in the aggregate, is not reasonably likely to (i) have or result in a Company Material Adverse Effect (without giving effect to clauses (ii) and (iii)    of the definition thereof), (ii) restrict or impair in any material way Parent's ability to own or transact business with, or to operate the businesses of, the Company and its Subsidiaries or (iii) expose the parties hereto or any of their respective officers, directors, employees, advisors, agents or affiliates to the risk of criminal or material financial liability.

        (d)        Competition Laws.    The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act (or under any other Competition Laws), if any, shall have expired or been earlier terminated.

        Section 6.2    Additional Conditions to Obligations of Parent and Purchaser to Effect the Merger.    The obligations of Parent and Purchaser to effect the Merger shall be further subject to the satisfaction or waiver by Parent of the following conditions on or prior to the Closing Date:

        (a)        Representations and Warranties.    Those representations and warranties of the Company set forth in this Agreement which are qualified by materiality or a Company Material Adverse Effect or words of similar effect shall be true and correct without regard to any such qualifications as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); provided, however, that notwithstanding the foregoing, this condition shall be deemed to be satisfied unless the failures of such representations and warranties to be so true and correct, individually or in the aggregate, has, or is reasonably likely to have or result in, a Company Material Adverse Effect. Those representations and warranties of the Company set forth in this Agreement which are not so qualified by materiality or a Company Material Adverse Effect or words of similar effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). Notwithstanding the foregoing, (i) the representation and warranties set forth in Section 3.9(f) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (ii) solely to the extent they relate to the PRC business of the Company and its Subsidiaries, the representations and warranties in Sections 3.9, 3.10 and 3.23 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date in all respects other than those which, individually or in the aggregate, do not, and are not reasonably likely to, have or result in a material adverse effect on the financial condition, results of operations, assets, liabilities or business of such PRC business, taken as a whole. Purchaser shall have received a certificate of the chief executive officer and the chief financial officer of the Company, dated the Closing Date, certifying the satisfaction of this condition.

        (b)        Agreements and Covenants.    The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company required to be performed or complied with by it under this Agreement; provided, however, that notwithstanding the foregoing the Company shall have performed and complied with all of its obligations, agreements and covenants under Section 1.8 hereof. Purchaser shall have received a certificate of the chief executive officer and the chief financial officer of the Company, dated the Closing Date, certifying the satisfaction of this condition.

        (c)        Consents, etc.    Any consent, authorization, order or approval of (or filing or registration with) any third party identified in Section 6.2(c) of the Disclosure Schedule shall have been obtained.

        (d)        Environmental Remediation.    There shall not exist any facts, circumstances or conditions of the type described in Section 3.13(b) (without giving effect to the Company Material Adverse Effect qualification thereof or any exceptions thereto contained in the Disclosure Schedule) which, individually or in the aggregate are reasonably likely to cost more than $5 million to correct or remediate.

        (e)        Resignations.    Each of the members of the Board of Directors shall have resigned and Purchaser shall have received evidence of such resignations reasonably satisfactory to it.

        (f)        Company Material Adverse Change.    No Company Material Adverse Change shall have occurred since the date of this Agreement.

        (g)        Rights Agreement.    The Rights Agreement shall have been terminated and shall have no further legal force or effect.

        (h)        Change of Control Termination Payments.    The Company shall have paid the Change of Control Termination Payments in full.

        (i)        Section 1445.    At the Closing, the Company shall deliver to Purchaser an affidavit of the Company, in a form reasonably satisfactory to Parent and Purchaser, stating that an interest in the Company does not constitute a "United States real property interest" within the meaning of Section 897(c) of the Code. The affidavit shall be dated and signed by a responsible officer of the Company who verifies under penalties of perjury that the affidavit is correct to the officer's knowledge and belief.

        Section 6.3    Additional Conditions to Obligations of the Company to Effect the Merger.    The obligations of the Company to effect the Merger shall be further subject to the satisfaction or waiver by the Company of the following conditions on or prior to the Closing Date:

        (a)        Representations and Warranties.    Those representations and warranties of Parent set forth in this Agreement which are qualified by materiality or a Parent Material Adverse Effect or words of similar effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations shall be true and correct as of such earlier date). Those representations and warranties of Parent set forth in this Agreement which are not so qualified by materiality or a Parent Material Adverse Effect or words of similar effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). The Company shall have received a certificate of an executive officer of Parent, dated the Closing Date, certifying the satisfaction of this condition.

        (b)        Agreements and Covenants.    Parent and Purchaser shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of Parent and Purchaser required to be performed or complied with by them under this Agreement. The Company shall have received a certificate of an executive officer of Parent, dated the Closing Date, certifying the satisfaction of this condition.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

        Section 7.1    Termination.    This Agreement may be terminated and the Merger contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company:

        (a)        by mutual written consent of Parent and the Company;

        (b)        by either Parent or the Company, if the Merger has not been consummated by August 1, 2004 (the "Termination Date"); provided, however, that no party may terminate this Agreement pursuant to this paragraph (b) if such party's failure to fulfill any of its obligations under this Agreement shall have caused or materially contributed to the failure of the Merger to occur on or before the Termination Date;

        (c)        by either Parent or the Company, if the vote on the adoption and approval of this Agreement and the Merger is taken at the Company Stockholders Meeting and the Requisite Vote is not obtained;

        (d)        by either Parent or the Company, if a court of competent jurisdiction or Governmental Entity shall have enacted any Law or issued any order, decree, injunction or ruling or taken any other action (which order, decree, injunction, ruling or actions the parties hereto shall use their reasonable best efforts to lift), in each case which has become final and non-appealable and which permanently restrains, enjoins or otherwise prohibits or makes illegal the transactions contemplated by this Agreement;

        (e)        by the Company by action of the Board of Directors, if Parent or Purchaser shall have breached any of their respective representations, warranties, covenants or other agreements contained in this Agreement, or any such representation or warranty shall have become untrue as of, and as if made on, any day after the date of this Agreement, in each case such that any of the conditions set forth in Section 6.3 would not be satisfied and such breach or failure of condition is not reasonably capable of being cured or, if it is, is not cured within 20 Business Days after written notice of such breach or failure of condition is given to Parent by the Company;

        (f)        by Parent, if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, or any such representation or warranty shall have become untrue as of, and as if made on, any day after the date of this Agreement, in each case such that any of the conditions set forth in Section 6.2 would not be satisfied and such breach or failure of condition is not reasonably capable of being cured or, if it is, is not cured within 20 Business Days after written notice of such breach or failure of condition is given to the Company by Parent; or

        (g)        by Parent, if (i) the Board of Directors shall have failed to recommend, or shall have withdrawn, adversely modified or adversely amended its approval or recommendation of this Agreement or the Merger to the stockholders of the Company or failed to reconfirm such approval or recommendation within ten days after a written request by Parent to do so, it being understood that any disclosure by the Company that is limited solely to a factual description of any Acquisition Proposal and the material terms and conditions thereof shall not, by itself, be deemed to be a withdrawal, adverse modification or adverse amendment of such approval or recommendation, or

(ii) there shall have been any breach of Section 4.2 by the Company, any of its Subsidiaries or any Company Representative.

        Section 7.2    Effect of Termination.

        (a)        In the event of termination of this Agreement as provided in Section 7.1, the terminating party shall provide prompt written notice to the other party of such termination and the applicable grounds therefor under Section 7.1 (except in the case of a termination pursuant to Section 7.1(a)), and this Agreement shall forthwith become void and of no further force and effect, and there shall be no liability or obligation on the part of the Parent, Purchaser or the Company (or any of their respective officers, directors, agents, advisors or representatives) under this Agreement, except as otherwise provided in Section 8.1 hereof; provided, however, that the termination of this Agreement shall not relieve any party from any liability for any breach of this Agreement occurring prior to termination.

        (b)        In the event that this Agreement is terminated by Parent pursuant to Section 7.1(g), then the Company shall promptly, but in any event no later than two Business Days after the date of termination, pay Parent a termination fee of $5.5 million (the "Termination Fee") and the Company shall promptly, but in no event later than two days after being notified of such by Parent, pay all of the charges and expenses incurred by Parent and Purchaser in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $1.5 million (the "Expense Reimbursement"), in each case payable by wire transfer of same day funds.

        (c)        If this Agreement is terminated pursuant to Section 7.1(b) or 7.1(c) and prior to any such termination any Person shall have proposed or offered to enter into an Acquisition Transaction and such proposal or offer shall have become publicly known, or shall have publicly announced a bona fide intention to pursue an Acquisition Transaction (in each case whether or not conditional), to enter into an Acquisition Transaction, then (i) the Company shall promptly, but in no event later than two days after being notified of the amount thereof by Parent, pay the Expense Reimbursement to Parent by wire transfer of same day funds and (ii) if within 12 months after the date of any such termination the Company or any of its Subsidiaries enters into a definitive agreement providing for, or consummates, any transaction that would fall within the definition of an Acquisition Transaction if the phrase "more than 15%" was deleted and replaced with the phrase "a majority" each time it appears in such definition and if clause (A) of such definition applied to mergers or consolidations only if immediately after consummation thereof the holders of the Company's shares immediately prior to such consummation own less than a majority of the outstanding shares of the surviving company, then the Company shall promptly, but in no event later than two Business Days after the date on which one of those events first occurs, pay Parent the Termination Fee by wire transfer of same day funds.

ARTICLE VIII
GENERAL PROVISIONS

        Section 8.1    Non-Survival of Representations, Warranties and Agreements.    The representations, warranties and agreements in this Agreement shall not survive the Effective Time or termination of this Agreement, except that the agreements set forth in (i) Article I, this Article VIII and Section 5.7 shall survive the Effective Time indefinitely and (ii) this Article VIII and Sections 5.6 and 7.2 shall survive any such termination indefinitely.

        Section 8.2    Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered, if delivered personally or by overnight courier, or (ii) when receipt is confirmed by return facsimile, if transmitted by facsimile (with a confirming copy of such communication to be sent as provided in clause (i) above), and, in each case to the parties at the following addresses or facsimile number (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)	if to Parent or Purchaser:
BlueScope Steel Limited Level 11 120 Collins Street Melbourne VIC 3000 Australia Attention: Michael Barron Facsimile: +61 3 9666 4118
With a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004-2498 Attention: Duncan C. McCurrach Facsimile: (212) 558-3588
(b)
if to the Company:
Butler Manufacturing Company 1540 Genessee Street Kansas City, MO 64102 Attention: John W. Huey Facsimile: +1 (816) 968-3211
With a copy (which shall not constitute notice) to:
Katten Muchin Zavis Rosenman 525 West Monroe Street, Ste. 1600 Chicago, Illinois 60661-3693 Attention: Herbert S. Wander Matthew S. Brown
Facsimile: (312) 902-1061

        Section 8.3    Expenses.    Except as otherwise provided in Section 7.2, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees, costs and expenses, whether or not the Merger is consummated. In connection with any claim, dispute, disagreement or other conflict involving the enforcement of this Article VIII or Section 7.2(b) or (c), the parties agree that the prevailing party shall be reimbursed by the other party for all reasonable attorneys' fees and costs and expenses associated with such conflict.

        Section 8.4    Certain Definitions.    As used in this Agreement, the term:

        (a)        "Affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

        (b)        "Business Day" means any day other than Saturday, Sunday, or day on which banks in The City of New York or Melbourne, Australia are authorized by law or executive order to close;

        (c)        "Change of Control Agreements" means the agreements with John Holland, Ronald Rutledge, John Huey, Larry Miller and Barbara Bridger in the form of the Change of Control

Employment Agreement listed as Exhibit 10.3 in the Company's Form 10-K for the year ended December 31, 1990, as modified by any amendments thereto to date;

        (d)        "Code" means the Internal Revenue Code of 1986, as amended;

        (e)        "Company Material Adverse Change" means any change, event, occurrence or development which has had or is reasonably likely to have or result in a Company Material Adverse Effect; provided, however, that notwithstanding and without limiting the foregoing, each of the following shall be conclusively deemed to constitute a Company Material Adverse Change since the date of this Agreement for purposes of Section 6.2(f): (i) any material adverse difference between the Company's audited consolidated financial statements and the annual results announced by the Company on February 15, 2004, (ii) any default in payment or acceleration of any amounts owed by the Company or any of its Subsidiaries under the Notes or the Credit Agreement, dated as of June 20, 2001, by and among the Company, Certain Lenders named therein and Bank of America, N.A., (iii) the commencement of any reorganization, bankruptcy, insolvency, dissolution, liquidation or similar proceeding involving the Company or any of its significant Subsidiaries (as defined in Regulation S-X under the Securities Act); or (iv) EBIT is less than $(8.30) million, Net Cash Flow is less than $(8.25) million or Backlog is less than $305 million; or (v) any two of the following are true: EBIT is less than $(7.25) million, Net Cash Flow is less than $(7.10) million and Backlog is less than $317 million (it being agreed that in the case of two negative numbers the one with the larger absolute value shall be considered less than the other one for such purposes);

        (f)        "Company Material Adverse Effect" means a material adverse effect on (i) the financial condition, results of operations, assets, liabilities or business of the Company and its Subsidiaries, taken as a whole, (ii) the ability of the Company to perform without delay or restrictions its obligations under this Agreement or the transactions contemplated on its part hereby or (iii) the consummation or implementation of the transactions contemplated by this Agreement;

        (g)        "Competition Laws" means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, and includes the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and, to the extent applicable, equivalent Laws of the European Union or the Member States thereof, Canada and any other country in which the Company or any of its Subsidiaries has operations or derives revenue;

        (h)        "Control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

        (i)        "Delaware Law" means the General Corporation Law of the State of Delaware, as amended;

        (j)        "Exchange Act" means the Securities Exchange Act of 1934, as amended;

        (k)        "Executive Officer" shall have the meaning assigned to such term in Rule 3b-7 under the Exchange Act;

        (l)        "Governmental Entity" means a federal, state or local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal;

        (m)        "Knowledge" or words of similar import means (i) with respect to the Company or any of its Subsidiaries, the actual knowledge of any Executive Officer of the Company, and any other knowledge they would have gained by making a reasonable investigation and inquiry of the matter in question; and (ii) with the respect to Parent and/or Purchaser, the actual knowledge of any Executive Officer of Parent and any other knowledge they would have gained by making a reasonable investigation and inquiry of the matter in question;

        (n)        "Law" means any foreign, federal, state, local, municipal or provincial law, statute, code, ordinance, regulation, rule, franchise, license, permit, principle of common law or other legally enforceable obligation imposed by a court or other Governmental Entity in the applicable jurisdiction, other than Environmental Laws;

        (o)        "Lien" means a lien, encumbrance, pledge, claim, option, charge, easement, restriction, covenant, condition of record, encroachment, encumbrance or security interest;

        (p)        "Notes" means the 8.02% Notes due December 30, 2003 (the "1994 Notes"), 6.57% Notes due March 20, 2013 (the "1998 Notes"), and 7.87% Notes due December 30, 2016 (the "2001 Notes"), in each case issued by the Company and as amended to date;

        (q)        "Parent Material Adverse Effect" means a material adverse effect on (i) the ability of Parent or Purchaser to perform without delay or restrictions its obligations under this Agreement or the transactions contemplated on their part hereby or (ii) the consummation or implementation of the transactions contemplated by this Agreement;

        (r)        "Permitted Liens" means (i) Liens as reflected on the December 31, 2002 balance sheet, including the notes thereto, included in the Company Financial Statements or as reflected on the balance sheet, including the notes thereto, included in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2003, (ii) Liens for Taxes not yet due and payable, (iii) statutory Liens securing payments not yet due, including carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Liens, (iv) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation, (v) Liens set forth in Section 8.4(r) of the Disclosure Schedule, and (vi) other Liens which, individually or in the aggregate, do not, and are not reasonably likely to, have or result in a Company Material Adverse Effect;

        (s)        "Person" means any individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, Governmental Entity or other entity or organization;

        (t)        "SEC" means the United States Securities and Exchange Commission;

        (u)        "Securities Act" means the Securities Act of 1933, as amended;

        (v)        "Subsidiary" means, as to any Person, any other Person more than 50% of the shares of the voting stock or other voting interests of which are owned or controlled, or the ability to select or elect more than 50% of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries.

        Section 8.5    Headings; References.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning, scope, intent or interpretation of this Agreement or any of the provisions hereof. Any references in this Agreement (including in any Exhibit or Schedule hereto) to a "Section," "Article," or "Exhibit" shall mean a Section, Article or Exhibit of or to this Agreement unless expressly stated otherwise.

        Section 8.6    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        Section 8.7    Entire Agreement; No Third-Party Beneficiaries.    This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof including without limitation each of the exclusivity letters dated December 16, 2003 and February 3, 2004 between the Company and Parent. Except as expressly provided in Section 5.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons only following the Effective Time), this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

        Section 8.8    Assignment.    This Agreement shall not be assigned by operation of Law or otherwise, except that Parent and Purchaser may assign all or any of their rights hereunder to any affiliate of Parent or to or for the account of any financing sources solely and specifically for the purposes of securing any debt; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of the parties hereto and their respective successors and assigns.

        Section 8.9    GOVERNING LAW.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

        Section 8.10    Amendment.    This Agreement may be amended by agreement of the parties hereto in writing by action taken by (i) Parent and Purchaser, and (ii) by or on behalf of the Board of Directors at any time before the Effective Time notwithstanding the adoption of this Agreement by the stockholders of the Company; provided, however, that, after the adoption of this Agreement by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of Shares. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        Section 8.11    Waiver.    At any time before the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Nothing any party or any of its affiliates or representatives knew or should have known shall act as a waiver of any breach, default or inaccuracy of a representation and warranty by any other party under this Agreement or limit the scope of any representation, warranty, covenant or condition or heighten any materiality threshold contained herein. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at Law or in equity.

        Section 8.12    Consent to Jurisdiction; Waiver of Jury Trial.    (a) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of

Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

        (b)        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

        Section 8.13    Interpretation.    In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

        Section 8.14    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

        Section 8.15    Obligations of Parent and of the Company.    Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

        [THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BLUESCOPE STEEL LIMITED
By:	/s/ KIRBY C. ADAMS Name: Kirby C. Adams Title: Managing Director
BSL ACQUISITION CORPORATION
By:	/s/ BRIAN KRUGER Name: Brian Kruger Title: Director
BUTLER MANUFACTURING COMPANY
By:	/s/ JOHN J. HOLLAND Name: John J. Holland Title: Chairman

APPENDIX B

DELAWARE GENERAL CORPORATION LAW
SECTION 262—APPRAISAL RIGHTS

262.    APPRAISAL RIGHTS.

        (a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

                (1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

                (2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                        a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                        b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                        c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                        d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                (3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)    Appraisal rights shall be perfected as follows:

                (1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                (2)    If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

APPENDIX C

George K. Baum Advisors LLC
Investment Bankers Since 1928

        February 15, 2004

PERSONAL AND CONFIDENTIAL

Board of Directors
Butler Manufacturing Company
1540 Genessee Street
Kansas City, Missouri 64102

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, no par value ("Company Common Stock"), of Butler Manufacturing Company (the "Company"), of the Merger Consideration (as defined below) set forth in the Agreement and Plan of Merger, dated as of February 15, 2004 (the "Merger Agreement"), by and among BlueScope Steel Limited ("BlueScope"), BSL Acquisition Corporation, a wholly owned subsidiary of BlueScope, and the Company. The Merger Agreement provides for the merger of BSL Acquisition Corporation with and into the Company (the "Merger"), pursuant to which the Company will become a wholly owned subsidiary of BlueScope, and each outstanding share of Company Common Stock will be converted into the right to receive $22.50 in cash payable to the holder thereof, without interest (the "Merger Consideration").

George K. Baum Advisors LLC, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. We acted as a financial advisor to the Board of Directors of the Company in connection with the Merger and will receive customary fees for our services, a significant portion of which are contingent upon the consummation of the Merger. In rendering our opinion, we will receive a separate fee that is not contingent upon the consummation of the Merger or the substance of the opinion. In addition, the Company has agreed to reimburse us with respect to certain reasonable out-of-pocket expenses, including without limitation, fees and disbursements of legal counsel, and to indemnify us and certain affiliates against certain liabilities relating to, or arising out of, our engagement, including without limitation, certain liabilities under federal securities laws. We or our affiliates have previously rendered investment banking services to the Company for which customary compensation was received.

In connection with our engagement, we held preliminary discussions with third parties relating to their effecting a possible transaction with the Company and certain of these parties submitted indications of interest in a possible acquisition of the Company. Our opinion addresses only the fairness of the Merger Consideration from a financial point of view to the holders of Company Common Stock and does not address the other terms and conditions of the Merger or any other aspect of the Merger, including the merits of the Merger as compared to other transactions or business strategies that may be available to the Company, the Company's underlying business decision to effect the Merger, or tax consequences. Our opinion does not constitute a recommendation to any holder of Company Common Stock as to how to vote with respect to the Merger.

A Subsidiary of George K. Baum Holdings, Inc.
Twelve Wyandotte Plaza    •    120 West 12th Street    •    Kansas City, Missouri 64105
Phone 816-474-1100

In connection with our opinion, we have, among other things:

(i)	Reviewed the terms and conditions describing or otherwise directly relating to the Merger Consideration set forth in the Merger Agreement;
(ii)	Reviewed certain publicly available business and historical financial information relating to the Company, including without limitation, Annual Reports, Forms 10-K, Forms 10-Q and other filings with the SEC;
(iii)	Reviewed current and historical market prices and trading volumes of Company Common Stock;
(iv)	Reviewed certain internal financial information and other data relating to the businesses and financial prospects of the Company, as well as estimates, financial forecasts and analyses prepared by the management of the Company that are not publicly available;
(v)	Conducted discussions with members of the senior management of the Company;
(vi)	Reviewed publicly available financial and stock market data with respect to certain companies that we believe to be comparable in certain respects to the Company;
(vii)	Reviewed the financial terms of certain business combinations that we deemed to be comparable in certain respects to the Merger;
(viii)	Reviewed certain historical data relating to premiums paid in mergers and acquisitions of publicly traded companies;
(ix)	Reviewed the process and background that led to the Merger;
(x)	Reviewed the facts and circumstances relating to the events of default that exist under certain of the Company's outstanding debt obligations;
(xi)	Reviewed the Noteholder Amendment Agreement, dated as of December 30, 2003, by and among the Company and the holders of the Company's outstanding 8.02% Notes due December 30, 2003, 6.57% Notes due March 20, 2013, and 7.87% Notes due December 30, 2016 (collectively, the "Notes");
(xii)	Reviewed the Noteholder Acknowledgement Agreement, dated as of February 15, 2004, by and among the Company and the Notes;
(xiii)	Reviewed the Payout Arrangements Agreement, dated as of February 15, 2004, by and among the Company, BlueScope, the Notes and others; and
(xiv)	Conducted such other financial studies, analyses and investigations, and considered such other information that we deemed necessary or appropriate.

For purposes of our opinion, we relied upon and assumed, without independent verification of the same, the accuracy and completeness of the financial and other information made available to us. We relied upon and assumed, without independent verification, that the information provided by the Company, including projections and related analyses and judgments thereto, reflected the best currently available estimates and judgments of management as to recent and likely future performance or otherwise as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections or the assumptions and judgments on which they are based. We also relied upon the assurances of the management of the Company that they were not aware of any information or fact that would make the information provided to us incomplete or misleading. We have not undertaken nor obtained any independent evaluations or appraisals of any of the assets, properties or liabilities of the Company, nor made any physical inspection of the properties or assets of the Company for such purposes. We have not been engaged to independently verify any legal or accounting matters relative to the Merger Agreement, advice with respect to such matters having been provided by the Company's legal and accounting advisors. In rendering our opinion, we have assumed the Merger will be validly consummated in accordance with the terms of the Merger Agreement, without waiver, amendment or modification of any material term, condition or agreement therein and that in the course of obtaining any necessary regulatory and third party approvals and

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consents for the Merger, no delay, limitation, restriction or condition will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

Our opinion is based upon the information available to us and the facts and circumstances as they exist, including economic, market and other conditions as in effect on the date of the opinion. Events occurring after such date could materially affect the assumptions used in preparing our opinion, and we undertake no duty or obligation and have no duty or obligation to update or amend our opinion or otherwise advise the Company, or any other party or person of the occurrence of any such events. The description of the analyses set forth herein does not purport to be a complete description of the analyses underlying our opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at our opinion, we do not attribute any particular weight to any analysis or factor we considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, our analysis must be considered as a whole. Selecting portions of our opinion and factors considered by us, without considering all the analysis and factors, could create a misleading or incomplete view of the processes underlying such analyses and our opinion.

It is understood that the opinion expressed herein is for the benefit and use of the Board of Directors of the Company in connection with, and for purposes of, its evaluation of the Merger. This opinion may not be disclosed, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our written consent in each instance; provided, however, that this opinion may be referred to in any proxy or information statement, offer to purchase or similar communications with holders of Company Common Stock relating to the Merger pursuant to the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act") so long as any such reference to the opinion or us is in form and substance reasonably acceptable to us. This opinion may be included in its entirety in any filing made by the Company in respect of the Merger with the SEC and any proxy or information statement, offer to purchase or similar communications with holders of Company Common Stock pursuant to the Securities Act or the Exchange Act, so long as this opinion is reproduced in full in such filing, and any description of, or reference to, us or a summary of this opinion or the related analysis in such filing is in a form reasonably acceptable to us.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the proposed Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,
George K. Baum Advisors LLC
/s/ CHRISTOPHER R. HANSON
By:	Christopher R. Hanson Vice President

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[BUTLER MANUFACTURING COMPANY LOGO]
1540 GENESSEE STREET
P. O. BOX 419917
KANSAS CITY, MISSOURI 64141-6917

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                        , 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned appoints C. L. William Haw, John J. Holland, and Ronald E. Rutledge, or any of them, each with full power of substitution and revocation, to vote, in the manner specified below, all of the shares of common stock of Butler Manufacturing Company, held by the undersigned, with all powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders to be held on                        , 2004 or any adjournment thereof. The Board of Directors recommends a vote FOR approval and adoption of the Merger Agreement and the Merger.

1.
To approve and adopt the Agreement and Plan of Merger, dated as of February 15, 2004 (the "Merger Agreement"), among Butler Manufacturing Company ("Butler"), BlueScope Steel Limited and BSL Acquisition Corporation (the "BlueScope Subsidiary") providing for the merger (the "Merger") of the BlueScope Subsidiary with and into Butler, and to authorize the Merger and the other transactions contemplated by the Merger Agreement.

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

2.
To vote to adjourn the Special Meeting to solicit additional proxies in the event that the number of proxies sufficient to approve and adopt the Merger Agreement has not been received by the date of the Special Meeting.

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

3.
In your discretion, you are authorized to vote upon such other business as may properly come before the meeting.

(continued and to be signed on reverse side)	SEE REVERSE SIDE

        This Proxy is revocable and it will not be voted if the undersigned is present and voting in person. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, THE SHARES WILL BE VOTED FOR THE PROPOSALS SET FORTH IN ITEMS 1 AND 2, AND WITH REGARD TO OTHER MATTERS THAT MAY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF, IN THE DISCRETION OF THE PROXY HOLDERS AS DESCRIBED IN THE PROXY STATEMENT.

Date , 2004
Signature
Signature (if held jointly)
Title (if held by an entity)

        (Please sign exactly as your name(s) appear. All joint owners must sign; executors, trustees, custodians, etc. should indicate the capacity in which they are signing.)

PLEASE RETURN THE PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.

QuickLinks

Table of Contents
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
THE PARTIES TO THE MERGER
THE SPECIAL MEETING OF BUTLER STOCKHOLDERS
THE MERGER
THE MERGER AGREEMENT
RECENT MARKET PRICES OF, AND DIVIDEND ON, BUTLER COMMON STOCK
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
HOUSEHOLDING
  APPENDIX A
TABLE OF DEFINITIONS
  APPENDIX B
  APPENDIX C